                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12


                             THE DWYER GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                    Common Stock, ($0.10 par value)

     (2) Aggregate number of securities to which transaction applies:
                    6,546,574 shares, 838,250 options and 337,920 warrants

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                    $6.75

     (4) Proposed maximum aggregate value of transactions:
                    $48,868,615.50

     (5) Total fee paid:
                    $3,953.47

      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:______________________________________________

     (2) Form, Schedule or Registration Statement No.:________________________

     (3) Filing Party:________________________________________________________

     (4) Date Filed:__________________________________________________________

                                  (DWYER LOGO)

                             THE DWYER GROUP, INC.
                       1010 NORTH UNIVERSITY PARKS DRIVE
                               WACO, TEXAS 76707

                                                                          , 2003
Dear Stockholders:

     You are cordially invited to attend a special meeting of stockholders of
The Dwyer Group, Inc. to be held on                               , 2003, at
                              , local time, at Dwyer's corporate offices located
at 1010 North University Parks Drive, Waco, Texas 76707.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 11, 2003, among Dwyer, TDG Holding Company and TDG Merger Co. and approve the merger contemplated by the merger agreement. TDG Merger Co. is a wholly owned subsidiary of TDG Holding Company and was formed by TDG Holding Company solely for the purpose of acquiring all of the outstanding shares of Dwyer common stock. Both TDG Holding Company and TDG Merger Co. are affiliates of The Riverside Company.

     If the merger is completed as proposed, TDG Merger Co. will be merged with and into Dwyer with Dwyer continuing as the surviving corporation. Upon completion of the merger, you will be entitled to receive $6.75 in cash for each share of Dwyer common stock that you own. This represents a premium of approximately 59% over the closing price per share of $4.25 on May 9, 2003, the last trading day prior to the public announcement of the merger agreement and a premium of approximately 61% over the average closing price per share of Dwyer common stock for the week prior to the public announcement of the merger agreement.

     Details of the merger and the merger agreement are discussed in the enclosed proxy statement, which includes a copy of the merger agreement, attached as Exhibit A. We encourage you to read the proxy statement and the merger agreement carefully.

     The board of directors, acting on the recommendation of the special committee, has determined that the merger and the terms of the merger agreement are advisable and in the best interest of the Dwyer stockholders and recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

     In considering the recommendation of the board of directors, you should be aware that members of the board of directors and certain key members of Dwyer's management have interests in the merger that may be different from your interests as a Dwyer stockholder. These interests are summarized in the accompanying proxy statement in the section entitled "SPECIAL
FACTORS -- Interests of Certain Officers and Directors and the Rollover Stockholders in the Merger."

     The affirmative vote of a majority of the outstanding shares of Dwyer common stock is required to adopt the merger agreement and approve the merger.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

                                          Sincerely yours,

                                          -s- Dina Dwyer-Owens
                                          Dina Dwyer-Owens,
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 This proxy statement is dated        , 2003 and is first being mailed to Dwyer
                    stockholders on or about        , 2003.

                                  (DWYER LOGO)

                             THE DWYER GROUP, INC.
                       1010 NORTH UNIVERSITY PARKS DRIVE
                               WACO, TEXAS 76707
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
            TO BE HELD ON                                     , 2003
                             ---------------------

To Our Stockholders:

     Notice is hereby given that a special meeting of the stockholders of The
Dwyer Group, Inc. will be held on                               , 2003 at
                              , local time, at Dwyer's corporate offices located
at 1010 North University Parks Drive, Waco, Texas 76707 for the following purposes:

     - to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 11, 2003, by and among Dwyer, TDG Holding Company and TDG Merger Co., and to approve the merger contemplated by the merger agreement pursuant to which TDG Merger Co. will be merged with and into Dwyer, with Dwyer being the surviving corporation. The merger agreement is described in the accompanying proxy statement, which includes a copy of the merger agreement attached as Exhibit A; and

     - to consider, act upon and transact such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     The board of directors has fixed the close of business on
                              , 2003 as the record date for determining the
stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only holders of record of shares of Dwyer common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

     You have the right to dissent from the proposed merger and, upon compliance with the procedural requirements of the Delaware General Corporation Law, to receive the "fair value" of your shares if the merger is completed. See "SPECIAL FACTORS -- Appraisal Rights" in the attached proxy statement, which includes a copy of the relevant sections of the Delaware General Corporation Law regarding appraisal rights.

     YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING COMMON STOCK WITH YOUR PROXY CARD. IF THE PROPOSED MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          -s- Deborah Wright-Hood

                                          DEBORAH WRIGHT-HOOD
                                          Secretary

Waco, Texas
               , 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................    12
DWYER SELECTED HISTORICAL FINANCIAL DATA....................    13
DWYER PRO FORMA FINANCIAL DATA..............................    15
MARKET AND MARKET PRICE.....................................    16
  Market Information........................................    16
  Number of Stockholders....................................    16
  Dividends.................................................    16

THE SPECIAL MEETING.........................................    17
  General...................................................    17
  Matters to be Considered at the Special Meeting...........    17
  Record Date and Voting Information........................    18
  Quorum....................................................    18
  Proxies; Revocation.......................................    18
  Expenses of Proxy Solicitation............................    19
  Adjournments..............................................    19
  Appraisal Rights..........................................    19

THE PARTICIPANTS............................................    20
  The Dwyer Group, Inc......................................    20
  TDG Holding Company.......................................    20
  TDG Merger Co.............................................    21

SPECIAL FACTORS.............................................    22
  Background of the Merger..................................    22
  Recommendation of the Board of Directors; Fairness of the
     Merger.................................................    24
  Position of the Rollover Stockholders, Riverside, RCAF
     2000, TDG Holding Company and TDG Merger Co. as to the
     Fairness of the Merger.................................    25
  Reasons for the Special Committee's Determination.........    27
  Reasons for the Board of Directors' Determination.........    29
  Fairness of the Merger to the Dwyer Unaffiliated Public
     Stockholders...........................................    30
  Forward Looking Information; Certain Projections..........    30
  Opinion of Financial Advisor to the Board of Directors and
     the Special Committee..................................    32
  Purpose and Structure of the Merger.......................    37
  Alternatives to the Merger................................    38
  Effects of the Merger.....................................    38
  Risks that the Merger will not be Completed...............    39
  Interests of Certain Officers and Directors of Dwyer and
     the Rollover Stockholders in the Merger................    39
  Transactions with Affiliates..............................    46

                                                              PAGE
                                                              ----
  Indemnification...........................................    47
  Certain Risks in the Event of Bankruptcy..................    48
  Merger Financing..........................................    48
  Estimated Fees and Expenses of the Merger.................    50
  Litigation Challenging the Merger.........................    51
  Federal Income Tax Consequences...........................    51
  Anticipated Accounting Treatment of Merger................    52
  Certain Regulatory Matters................................    52
  Appraisal Rights..........................................    52

THE MERGER AGREEMENT........................................    56
  The Merger................................................    56
  Effective Time of Merger..................................    56
  Certificate of Incorporation, Bylaws and Directors and
     Officers of Dwyer as the Surviving Corporation.........    56
  Conversion of Common Stock................................    56
  Payment for Shares........................................    56
  Transfer of Shares........................................    57
  Treatment of Stock Options................................    57
  Indemnification and Insurance.............................    57
  Representations and Warranties............................    58
  Conduct of Business Pending the Merger....................    59
  No Shopping...............................................    60
  Access to Information.....................................    60
  Conditions to the Merger..................................    60
  Termination of the Merger Agreement.......................    62
  Termination Fees and Expenses.............................    62
  Expense Reimbursement.....................................    63
  Amendments................................................    63

RECENT TRANSACTIONS.........................................    63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............    64

INDEPENDENT AUDITORS........................................    66

FUTURE STOCKHOLDER PROPOSALS................................    66

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION................    66

Exhibit A Agreement and Plan of Merger, dated as of May 11,
          2003, among The Dwyer Group, Inc., TDG Holding
          Company and TDG Merger Co. .......................   A-1
Exhibit B Section 262 of the Delaware General Corporation
          Law...............................................   B-1
Exhibit C Fairness Opinion of William Blair & Company.......   C-1
Exhibit D Information Relating to Dwyer and TDG Holding
          Company Parties ..................................   D-1

                               SUMMARY TERM SHEET

     This summary term sheet briefly describes the material terms of the proposed merger of The Dwyer Group, Inc. with TDG Merger Co. and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transactions, you should carefully read this entire document and the additional documents to which you are referred, including the Agreement and Plan of Merger attached as Exhibit A to this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where Stockholders Can Find More Information."

THE PARTICIPANTS (PAGES 20-21)

     THE DWYER GROUP, INC. and its wholly owned subsidiaries provide a diverse array of specialty services internationally through its service-based, brand name franchising businesses. Dwyer currently owns six such businesses, which service an aggregate of approximately 800 franchisees located in the United States and Canada, and through their master licensees, approximately 275 additional franchisees in 15 other countries.

     THE RIVERSIDE COMPANY is one of the leading private equity firms investing in premier companies at the smaller end of the middle market, focusing on industry-leading companies valued at $10 million to $100 million. The firm has more than half a billion dollars of capital under management. Since its inception in 1988, Riverside has invested in 69 acquisitions, including 34 platform companies and 35 add-on acquisitions across a variety of industries through its three funds and other investment vehicles. Riverside has offices in New York, Cleveland, Dallas and San Francisco.

     TDG HOLDING COMPANY is a newly organized Delaware corporation formed by Riverside solely for the purpose of holding the common stock of TDG Merger Co. and, following the merger, of Dwyer. The stockholders of TDG Holding Company following the merger will be 2000 Riverside Capital Appreciation Fund, L.P., an affiliate of Riverside ("RCAF 2000 "), certain co-investors with RCAF 2000, including affiliates of Madison Capital Funding LLC and Massachusetts Mutual Life Insurance Company, and the Rollover Stockholders.

     TDG MERGER CO. is a newly organized Delaware corporation formed and wholly owned by TDG Holding Company. TDG Merger Co. was formed solely for the purpose of effecting the merger.

     THE ROLLOVER STOCKHOLDERS are the senior management of Dwyer and affiliates of the Dwyer family, including Dina Dwyer-Owens (President, Chief Executive Officer and Director), Theresa Dwyer (Chairperson of the Board of Directors and Director), Darren Dwyer, Robert Tunmire (Executive Vice President and Director), Thomas J. Buckley (Vice President, Treasurer and Chief Financial Officer), Deborah Wright-Hood (Vice President of Administration, Secretary and Assistant Treasurer), Michael Bidwell (Chief Operating Officer), Donald J. Dwyer, Jr. (Director of International Operations and Director), David Bethea (President, Rainbow), Michael Hawkins (Vice President, Franchise Sales), James Johnston, Jr. (Vice President, General Counsel) and Dwyer Investments, Ltd. (a limited partnership controlled by members of the Dwyer family). The Rollover Stockholders will own shares of common stock of TDG Holding Company and may be granted options to purchase shares of common stock of TDG Holding Company if the merger is consummated as described herein.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE (PAGE 17)

     The special meeting will be held on [          ], 2003 at [  :  ], local
time, at Dwyer's corporate offices located at 1010 North University Parks Drive, Waco, Texas 76707. At the special meeting, you will be asked to consider and vote upon the proposal to adopt the merger agreement and approve the merger.

RECORD DATE, QUORUM AND VOTE REQUIRED (PAGE 18)

     The board of directors has set the close of business on [          ], 2003,
as the record date for determining the holders of shares of Dwyer common stock entitled to notice of, and to vote at, the special meeting. On the record date,
there were [          ] shares of common stock outstanding.

     The holders of a majority of the outstanding shares of Dwyer common stock
as of the close of business on [          ], 2003, and entitled to vote at the
special meeting must be present in person or by proxy in order for a quorum to exist at the special meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum and will have the effect of a vote against the merger.

     The merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Dwyer common stock. The Rollover Stockholders, together with Donna Dwyer-VanZandt, Douglas Dwyer and the Donald
J. Dwyer Family Trust, have entered into a voting agreement pursuant to which they have agreed to vote all of their shares of Dwyer common stock in favor of approving the merger. These stockholders hold 4,421,514 shares of Dwyer common stock, constituting approximately 62% of the total number of issued and outstanding shares. The affirmative vote of the shares held by the parties to the voting agreement is sufficient under Delaware law to adopt the merger agreement and approve the merger.

REVOCATION OF PROXIES (PAGE 18)

     You may revoke your proxy at any time before the special meeting by delivering a written notice of revocation to Dwyer's Secretary, by executing and delivering a later-dated proxy or by attending the meeting and voting in person. Your attendance at the meeting will not by itself constitute a revocation of your proxy. You must also vote your shares in person at the meeting. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

     Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted FOR the adoption of the merger agreement and approval of the merger.

                                   THE MERGER

WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 56-57)

     You will receive $6.75 per share in cash, without interest, in exchange for each share of Dwyer common stock that you own. The per share cash price represents a premium of approximately 59% over the $4.25 per share closing price of Dwyer common stock on May 9, 2003, the last trading day before Dwyer announced the merger.

TREATMENT OF STOCK OPTIONS AND WARRANTS (PAGE 57)

     All holders of outstanding options and warrants to purchase shares of Dwyer common stock, including those options held by the Rollover Stockholders, will receive, for each share of Dwyer common stock subject to the options and warrants, an amount equal to the positive difference between the exercise price of such options and warrants and the per share merger consideration.

BACKGROUND OF THE MERGER; REASONS FOR THE MERGER (PAGES 22-24)

     For a description of the events leading to the approval of the merger by the board of directors, you should refer to "SPECIAL FACTORS -- Background of the Merger," "-- Recommendation of the Board of Directors; Fairness of the Merger" and "-- Reasons for the Special Committee's Determination."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (PAGE 24)

     A special committee of the Dwyer board of directors has unanimously determined that the terms of the merger as contemplated by the merger agreement are fair to, and in the best interests of, the Dwyer unaffiliated public stockholders. Consequently, the special committee has recommended that the Dwyer board of directors adopt the merger agreement, submit the merger agreement to Dwyer stockholders and recommend that the Dwyer stockholders adopt the merger agreement and approve the merger. The special committee consists solely of directors who are not officers or employees of Dwyer, who are not Rollover Stockholders, who will not be stockholders, directors, officers or employees of Dwyer or TDG Holding Company following the merger and who have no financial interest in the proposed merger different from the Dwyer unaffiliated public stockholders, other than the receipt of board of directors and special committee fees.

     The board of directors, taking into account the analyses and recommendation of the special committee and the opinion of William Blair & Company, the special committee's independent financial advisor, has unanimously determined that the merger is fair to, and in the best interests of, Dwyer and the Dwyer unaffiliated public stockholders and recommends that you vote FOR adoption of the merger agreement and approval of the merger.

OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR (PAGES 32-37)

     William Blair delivered an opinion to the Dwyer board of directors and the special committee to the effect that, as of the date of its opinion, the price per share to be received by the holders of Dwyer common stock in the merger was fair to the unaffiliated public stockholders from a financial point of view. A copy of this opinion is attached as Exhibit C to this proxy statement. The opinion of William Blair is addressed to the board of directors and the special committee and does not constitute a recommendation as to how you should vote at the special meeting.

PURPOSE AND STRUCTURE OF THE MERGER (PAGES 37-38)

     For Dwyer, the purpose of the merger is to allow Dwyer stockholders the opportunity to receive cash for their shares at a price that represents a substantial premium over the market prices at which the common stock traded before the public announcement of the merger.

     TDG Holding Company's purpose for the merger is to acquire 100% ownership of Dwyer.

CERTAIN EFFECTS OF THE MERGER (PAGES 38-39)

     This is a "going private" transaction. The merger will extinguish all equity interests in Dwyer held by its stockholders and will result in Dwyer being a wholly owned subsidiary of TDG Holding Company. RCAF 2000, its co-investors and the Rollover Stockholders will, as stockholders of TDG Holding Company, be the principal beneficiaries of any earnings and growth of Dwyer following the merger and will bear the risks of any decrease in the value of Dwyer following the merger.

     Following the merger, Dwyer common stock will no longer be publicly traded, and Dwyer will no longer file periodic reports with the SEC.

INTERESTS IN THE MERGER OF MANAGEMENT AND THE ROLLOVER STOCKHOLDERS (PAGES
39-46)

     In considering the board of directors' recommendation that you vote in favor of the merger, you should be aware that the Rollover Stockholders and some of the directors and officers of Dwyer have interests in the merger that are different from your interests as a stockholder, including the following:

     - the Rollover Stockholders, together with Donna Dwyer-VanZandt, Douglas Dwyer and the Donald J. Dwyer Family Trust, have entered into a voting agreement pursuant to which they have agreed to vote all of their shares of Dwyer common stock in favor of the merger.

     - immediately prior to the merger, the Rollover Stockholders will, pursuant to the terms of a contribution agreement, contribute a portion of their common stock of Dwyer and/or cash having an aggregate value of $4,190,000 to TDG Holding Company in exchange for shares of common stock of TDG Holding Company. Through their ownership interest in TDG Holding Company, the Rollover Stockholders will continue to participate in the earnings and growth of Dwyer following the merger.

     - the Rollover Stockholders have entered into a stockholders agreement with RCAF 2000 and TDG Holding Company, pursuant to which the Rollover Stockholders have agreed to certain voting arrangements and restrictions on the transfer of their shares of TDG Holding Company common stock.

     - certain Rollover Stockholders, who are also members of management of Dwyer, have entered into employment agreements, pursuant to which they will continue as management of Dwyer following the merger.

     The special committee and the board of directors were aware of these interests and considered them in making their recommendations.

MERGER FINANCING; SOURCE OF FUNDS (PAGES 48-50)

     The obligation of TDG Holding Company and TDG Merger Co. to complete the merger is not subject to a financing condition. TDG Holding Company estimates that approximately $58 million will be required to complete the merger and pay related fees and expenses. TDG Holding Company expects this amount to be funded through a combination of equity contributions by RCAF 2000, its co-investors and the Rollover Stockholders and new credit facilities with a syndicate of banks. Riverside has received financing commitment letters that, when combined with the equity contributions, will be sufficient to fund these amounts.

CONDITIONS TO THE MERGER (PAGES 60-61)

     Each party's obligation to complete the merger is subject to the following conditions:

     - adoption of the merger agreement by a majority of the Dwyer stockholders;

     - the absence of any order or injunction prohibiting the merger; and

     - the receipt of all required governmental and regulatory approvals.

     Dwyer's obligation to complete the merger is subject to the following additional conditions:

     - TDG Holding Company's and TDG Merger Co.'s representations and warranties in the merger agreement must be accurate in all material respects;

     - TDG Holding Company and TDG Merger Co. must have performed their respective obligations under the merger agreement in all material respects; and

     - TDG Holding Company and RCAF 2000 must have performed their respective obligations under the contribution agreement in all material respects.

     TDG Holding Company's and TDG Merger Co.'s obligations to complete the merger are subject to the following additional conditions:

     - Dwyer's representations and warranties in the merger agreement must be accurate in all material respects;

     - Dwyer must have performed its obligations under the merger agreement in all material respects;

     - there will not have occurred any event that has had a material adverse effect on Dwyer;

     - Dwyer's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the trailing 12 months as of the month end immediately preceding the mailing of this proxy statement must be not less than $6,460,000;

     - holders of not more than 10% of the outstanding shares of Dwyer common stock shall have exercised appraisal rights under Delaware law; and

     - TDG Holding Company, RCAF 2000 and the Rollover Stockholders shall have consummated the transactions contemplated by the contribution agreement.

     TDG Holding Company's and TDG Merger Co.'s obligations to complete the merger are not subject to a financing condition.

LIMITATIONS ON CONSIDERING OTHER TAKEOVER PROPOSALS (PAGE 60)

     Dwyer has agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, at any time prior to the special meeting, the Dwyer board of directors may furnish information to or enter into discussions with a third party in response to an unsolicited takeover proposal if:

     - the board of directors determines in good faith and in its reasonable judgment, after consultation with its financial advisor, that the proposal is a superior proposal, as defined in the merger agreement;

     - the board of directors determines in good faith and in its reasonable judgment, after consultation with its outside legal counsel, that failure to do so would result in a breach of its fiduciary duties; and

     - the third party enters into a confidentiality agreement with Dwyer on terms not substantially more favorable to the third party than the confidentiality agreement Dwyer entered into with Riverside in October 2002.

TERMINATION OF THE MERGER AGREEMENT (PAGE 62)

     Dwyer and TDG Holding Company may terminate the merger agreement at any time by mutual written consent. In addition, either party may terminate the merger agreement if:

     - any final and nonappealable order permanently restrains, enjoins or otherwise prohibits the merger after the parties have used their best efforts to have the order removed;

     - Dwyer does not complete the merger by December 31, 2003, or such later date as Dwyer and TDG Holding Company mutually agree;

     - the other party is in material breach of the merger agreement and fails to cure that breach following written notice; or

     - the Dwyer stockholders do not adopt the merger agreement.

     TDG Holding Company may terminate the merger agreement if the Dwyer board of directors withdraws, or adversely modifies its approval of the merger or its recommendation that the Dwyer stockholders approve the merger.

     In addition, the voting agreement terminates upon termination of the merger agreement or in the event that the board of directors withdraws, modifies or changes its recommendation or approval of the merger agreement or the merger or it recommends any proposal other than by TDG Holding Company or Riverside.

TERMINATION FEES AND EXPENSE REIMBURSEMENT (PAGES 62-63)

     Dwyer will be required to pay certain amounts to TDG Holding Company, as TDG Holding Company's and TDG Merger Co.'s sole and exclusive remedy, if the merger agreement is terminated by TDG Holding Company as a result of a material breach by Dwyer of its representations, warranties, covenants or agreements made in the merger agreement, as follows:

     - if such breach is willful and frustrates the consummation of the merger, then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000;

     - if, at the time of such breach, a third party made an offer with respect to an acquisition transaction that has not been either rejected by Dwyer or withdrawn by the third party, then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000; and if, within two years of termination of the merger agreement, Dwyer consummates an acquisition transaction with such third party, then Dwyer will also be required to pay TDG Holding Company a termination fee of $2,000,000; and

     - if the agreement is terminated as a result of such breach other than as set forth above, then TDG Holding Company may pursue any rights and remedies available to it at law or in equity, subject to a maximum aggregate recovery against Dwyer of $100,000.

     Dwyer will be required to pay certain amounts to TDG Holding Company, as TDG Holding Company's and TDG Merger Co.'s sole and exclusive remedy, if another acquisition transaction has been made known to Dwyer or made directly to the Dwyer stockholders and if the merger agreement is terminated, as follows:

     - if the merger agreement is terminated by Dwyer or TDG Holding Company because the stockholders of Dwyer fail to approve the merger, then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000; and, if such acquisition transaction is consummated, then Dwyer will be required to pay TDG Holding Company a termination fee of $2,000,000; or

     - if the merger agreement is terminated by TDG Holding Company because the board of directors of Dwyer withdraws, modifies or changes its recommendation or recommends any proposal other than by TDG Holding Company or TDG Merger Co., then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000; and, if such acquisition transaction is consummated, then Dwyer will be required to pay TDG Holding Company a termination fee of $2,000,000.

     TDG Holding Company will be required to pay certain amounts to Dwyer, as Dwyer's sole and exclusive remedy, if the merger agreement is terminated by Dwyer as a result of a material breach by TDG Holding Company or TDG Merger Co. of their representations, warranties, covenants or agreements made in the merger agreement, as follows:

     - if such breach is willful and frustrates the consummation of the merger and occurs at such time as all conditions to TDG Holding Company's and TDG Merger Co.'s obligations to consummate the merger have been fulfilled, then TDG Holding Company will be required to pay Dwyer's actual and reasonable documented expenses not to exceed $750,000 and a termination fee of $2,000,000; and

     - if the agreement is terminated as a result of such breach other than as set forth above, then Dwyer may pursue any rights and remedies available to it at law or in equity, subject to a maximum aggregate recovery against TDG Holding Company of $100,000.

APPRAISAL RIGHTS (PAGES 52-55)

     If the merger is to be completed, but you do not wish to exchange your shares of Dwyer common stock for the merger consideration, you have the right under Delaware law to have the "fair value" of your shares determined by the Delaware Court of Chancery. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must:

     - not vote in favor of adoption of the merger agreement and approval of the merger;

     - make a written demand to Dwyer for appraisal before the vote on the merger agreement and the merger; and

     - hold your shares of record continuously from the time of making a written demand for appraisal until the closing date of the merger.

     You will not protect your right of appraisal by merely voting against the merger agreement and the merger. A copy of the relevant sections of the Delaware General Corporation Law (referred to as the "DGCL") is attached to this proxy statement as Exhibit B.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 51)

     You will be taxed on the cash you receive in the merger to the extent that the cash exceeds your tax basis in your shares or, conversely, you will recognize loss to the extent that your tax basis exceeds the cash you receive. You should consult your tax advisor regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHAT AM I BEING ASKED TO VOTE UPON?

     You are being asked to adopt the merger agreement and approve the merger. Under the merger agreement, TDG Merger Co. will be merged with and into Dwyer with Dwyer continuing as the surviving corporation. TDG Merger Co. is a Delaware corporation formed in May 2003 and is wholly owned by TDG Holding Company. TDG Holding Company is a Delaware corporation formed in May 2003 and is wholly owned by RCAF 2000.

WHAT WILL HAPPEN TO DWYER AS A RESULT OF THE MERGER?

     If the merger agreement is adopted by the stockholders and the merger is approved and completed, Dwyer will no longer be a publicly held corporation. Prior to the merger, the Rollover Stockholders will contribute shares of Dwyer common stock and/or cash having an aggregate value of $4,190,000 to TDG Holding Company in exchange for shares of common stock of TDG Holding Company. The Rollover Stockholders will indirectly own an equity interest in Dwyer as the surviving corporation through their ownership of TDG Holding Company common stock.

WHAT WILL I RECEIVE IN THE MERGER?

     If the merger is completed, each of your shares of Dwyer common stock will be converted into the right to receive $6.75 in cash, without interest.

WHAT KIND OF PREMIUM TO THE PRICE OF DWYER COMMON STOCK IS IMPLIED BY THE MERGER CONSIDERATION?

     The merger consideration represents a premium of approximately (i) 59% over the $4.25 closing sale price for Dwyer common stock as traded on The NASDAQ National Market on May 9, 2003, the last trading day before Dwyer announced the merger, (ii) 61% over the average closing sale price per share of $4.20 during the one week preceding the initial announcement of the merger and (iii) a 114% premium over the 52-week low trading price of $3.15.

WHAT WILL HAPPEN TO MY STOCK OPTIONS AND WARRANTS?

     All holders of outstanding options and warrants to purchase shares of Dwyer common stock, including those options held by Rollover Stockholders, will receive, for each share of Dwyer common stock subject to the options and warrants, an amount equal to the positive difference between the exercise price of such options and warrants and the per share merger consideration.

WHY WAS THE SPECIAL COMMITTEE FORMED?

     Four members of the Dwyer board of directors, Theresa Dwyer, Dina Dwyer-Owens, Robert Tunmire and Donald J. Dwyer Jr., are Rollover Stockholders and will be stockholders of TDG Holding Company following the merger. In addition, two members of the Dwyer board of directors, Dina Dwyer-Owens and Robert Tunmire, will remain officers of Dwyer following the merger. As a result of these potential conflicts, the Dwyer board of directors concluded that the formation of a special committee of independent directors who were not officers or employees of Dwyer or Rollover Stockholders and who will not be stockholders, directors, officers or employees of Dwyer or TDG Holding Company following the merger was necessary to evaluate and negotiate the merger and, if appropriate, recommend the adoption of the merger agreement and approval of the merger.

WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT?

     Based in part upon the unanimous recommendation of the special committee, the Dwyer board of directors determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, the Dwyer unaffiliated public stockholders. The board of directors, based in part on the unanimous recommendation of the special committee, recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

WHAT WILL HAPPEN TO PRESENT MEMBERS OF MANAGEMENT AND THE BOARD OF DIRECTORS?

     It is expected that Dwyer's current management will continue as management following the merger. In addition, following the merger, at least four members of the board of directors of Dwyer will be designated by Riverside and at least three members, one of whom will be Dina Dwyer-Owens, will be designated by the Rollover Stockholders. Like all other Dwyer stockholders, members of management and the board of directors will be entitled to receive $6.75 per share in cash, without interest, for each of their shares of Dwyer common stock (other than the shares that the Rollover Stockholders plan to contribute to TDG Holding Company in exchange for common stock of TDG Holding Company). Options held by the Rollover Stockholders will be canceled. In exchange for such cancellation, each Rollover Stockholder will be entitled to receive a cash payment equal to the excess, if any, of the $6.75 per share cash consideration over the exercise price per share of the cancelled options, multiplied by the number of shares of Dwyer common stock subject to the option. The Rollover Stockholders who have entered into employment agreements will receive options to purchase an equity interest in TDG Holding Company. Following the merger, the Rollover Stockholders will own approximately 14% of the common stock of TDG Holding Company, and those Rollover Stockholders that have entered into employment agreements will receive options, which if exercised will constitute an additional 15% of the common stock of TDG Holding Company. TDG Holding Company will own all of the common stock of Dwyer.

IS THE MERGER SUBJECT TO THE SATISFACTION OF ANY CONDITIONS?

     Yes. Before the merger can be completed, a number of conditions must be satisfied or waived. The mutual conditions of each party include (i) the requirement that the merger agreement be adopted by the holders of a majority of the outstanding shares of Dwyer common stock, (ii) obtaining any necessary governmental approvals and (iii) the absence of any order or injunction that would prevent the consummation of the merger. The additional conditions to TDG Holding Company's and TDG Merger Co.'s obligations, which can only be waived by TDG Holding Company and TDG Merger Co., include (i) the accuracy of Dwyer's representations and warranties, (ii) compliance by Dwyer in all material respects with its obligations under the merger agreement, (iii) exercise of appraisal rights by the holders of not more than 10% of the outstanding shares of Dwyer common stock, (iv) absence of a material adverse change in Dwyer's business and (v) the requirement that Dwyer's EBITDA for the 12 months immediately preceding the mailing of this proxy statement must be not less than $6,460,000. The additional conditions to Dwyer's obligations, which may only be waived by Dwyer, include compliance by each of TDG Holding Company and TDG Merger Co. in all material respects with its respective obligations under the merger agreement and the accuracy of TDG Holding Company's and TDG Merger Co.'s representations and warranties.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     Dwyer, TDG Holding Company and TDG Merger Co. are working toward completing the merger as quickly as possible. If the merger agreement is adopted and the merger is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

WHAT WILL HAPPEN TO THE MARKET FOR DWYER COMMON STOCK FOLLOWING THE MERGER?

     Following the merger, listing of Dwyer common stock on The NASDAQ National Market will cease, and there will no longer be a public market for Dwyer common stock. Price quotations for Dwyer common stock will no longer be available and the registration of Dwyer common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

     The receipt of cash for shares of Dwyer common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss equal to the difference between $6.75 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the shares of common stock as a capital asset. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN INDIVIDUAL TAX CONSEQUENCES AS A RESULT OF THE MERGER.

WHEN AND WHERE IS THE SPECIAL MEETING?

     The special meeting of the Dwyer stockholders will be held at
[               ], local time, on [                              ], 2003, at
Dwyer's corporate offices located at 1010 North University Parks Drive, Waco, Texas 76707.

WHO CAN VOTE ON THE MERGER AGREEMENT?

     Holders of Dwyer common stock at the close of business on [
               ], 2003, the record date for the special meeting, may vote in person or by proxy at the special meeting.

WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER?

     The merger agreement must be adopted by the affirmative vote of at least a majority of the outstanding shares of Dwyer common stock. The Rollover Stockholders, together with Donna Dwyer-Van Zandt, Douglas Dwyer and the Donald
J. Dwyer Family Trust, have agreed to vote their shares of Dwyer common stock in favor of the adoption of the merger agreement pursuant to the voting agreement unless the board of directors withdraws its recommendation of the merger or the merger agreement is terminated. These stockholders hold 4,421,514 shares of Dwyer common stock, constituting approximately 62% of the total number of issued and outstanding shares. The affirmative vote of these stockholders is sufficient under Delaware law to adopt the merger agreement and approve the merger.

WHAT DO I NEED TO DO NOW?

     You should read this proxy statement carefully, including the exhibits accompanying this proxy statement and the documents incorporated by reference into this proxy statement, and consider how the merger affects you. Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed postage paid return envelope as soon as possible so that your shares can be voted at the special meeting.

WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

     The failure to return your proxy card will have the same effect as voting against the merger agreement.

MAY I VOTE IN PERSON?

     Yes. You may attend the special meeting of the Dwyer stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a "legal proxy" from the broker, bank or other nominee. You must bring this legal proxy to the meeting in order to vote in person.

MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Dwyer at Dwyer's executive offices located at 1010 North University Parks Drive, Waco, Texas 76707, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card before the special meeting. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided to you by your broker.

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     No. If the merger is completed, you will receive written instructions for exchanging your shares of Dwyer common stock for a cash payment of $6.75 per share.

DO I HAVE A RIGHT TO SEEK AN APPRAISAL OF MY SHARES?

     Yes. If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 52-55 of this proxy statement and in Exhibit B to this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Dwyer common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $6.75 per share to be paid in the merger.

WHO CAN HELP ANSWER MY QUESTIONS?

     The information provided above in question and answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the exhibits and the documents incorporated by reference into this proxy statement. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

    The Dwyer Group, Inc.
    1010 North University Parks Drive
    Waco, Texas 76707
    Telephone: (254) 745-2482
    Attn: Thomas J. Buckley, Chief Financial Officer

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement contains certain forward-looking statements regarding Dwyer within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of Dwyer's management as well as assumptions made by and information currently available to Dwyer's management. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Certain factors that could cause actual results to differ materially from Dwyer's expectations include, but are not limited to, general business conditions, competition, taxes, government regulations and other factors which are described from time to time in Dwyer's public filings with the SEC, news releases and other communications. Also, when Dwyer uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects" or similar words or expressions, Dwyer is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Dwyer assumes no obligation to update any forward-looking statements made herein or elsewhere whether as a result of new information, future events or otherwise.

                    DWYER SELECTED HISTORICAL FINANCIAL DATA

     Dwyer's selected historical financial data presented below as of and for the five fiscal years ended December 31, 2002, are derived from the audited consolidated financial statements of Dwyer and its subsidiaries. Data as of and for the three-month periods ended March 31, 2003, and March 31, 2002, have been derived from unaudited consolidated financial statements of Dwyer. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected historical financial data should be read in conjunction with Dwyer's most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, which are incorporated by reference herein. See "Where Stockholders Can Find More Information."

                                                                                                         FOR THE THREE MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31,                         ENDED MARCH 31,
                                  -------------------------------------------------------------------   -----------------------
                                     1998          1999          2000          2001          2002          2002         2003
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
REVENUES:
  Royalties.....................  $ 8,483,380   $ 9,416,439   $11,392,596   $12,891,657   $14,421,796   $2,956,917   $3,464,068
  Franchise fees................    2,474,579     4,314,885     4,421,977     4,557,359     6,295,992    1,593,587    1,839,498
  Sales of products and
    services....................    1,858,339     1,599,493     2,142,354     3,409,058     3,585,504      948,133      642,257
  Tax services..................      673,234            --            --            --            --           --           --
  Interest......................      594,391       542,944       694,740       748,331       821,867      177,600      222,906
  Gain on sale of investments...           --            --            --       112,270            --           --           --
  Other.........................      727,257       550,376       566,271       645,902       740,825      190,072      210,245
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
    TOTAL REVENUES..............   14,811,180    16,424,137    19,217,938    22,364,577    25,865,984    5,866,309    6,378,974
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
COSTS AND EXPENSES:
  General, administrative and
    selling.....................   13,644,074    11,778,559    13,185,138    14,197,261    16,427,130    3,846,171    4,478,219
  Costs of product and service
    sales.......................    2,034,448     1,359,971     1,821,744     2,832,089     2,979,154      776,341      545,643
  Depreciation and
    amortization................      695,526       811,925     1,369,830     1,461,160     1,350,086      316,833      353,436
  Interest......................       97,134        87,410       310,802       445,152       480,710       51,484       55,777
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
    TOTAL COSTS AND EXPENSES....   16,471,182    14,037,865    16,687,514    18,935,662    21,237,080    4,990,829    5,433,075
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
OPERATING INCOME (LOSS).........   (1,660,002)    2,386,272     2,530,424     3,428,915     4,628,904      875,480      945,899
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
OTHER INCOME:
  Gain on sale of assets........    1,445,563            --            --            --            --           --           --
  Gain on sale of securities....      332,920            --            --            --            --           --           --
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
    TOTAL OTHER INCOME..........    1,778,483            --            --            --            --           --           --
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
Income before income taxes......      118,481     2,386,272     2,530,424     3,428,915     4,628,904      875,480      945,899
Income tax expense..............      (65,221)     (851,323)     (477,159)   (1,090,637)   (1,682,488)    (317,746)    (342,282)
                                  -----------   -----------   -----------   -----------   -----------   ----------   ----------
NET INCOME......................  $    53,260   $ 1,534,949   $ 2,053,265   $ 2,338,278   $ 2,946,416   $  557,734   $  603,617
                                  ===========   ===========   ===========   ===========   ===========   ==========   ==========
EARNINGS PER SHARE -- BASIC.....  $      0.01   $      0.22   $      0.29   $      0.33   $      0.42   $     0.08   $     0.09
                                  ===========   ===========   ===========   ===========   ===========   ==========   ==========
EARNINGS PER SHARE -- DILUTED...  $      0.01   $      0.22   $      0.29   $      0.33   $      0.40   $     0.08   $     0.08
                                  ===========   ===========   ===========   ===========   ===========   ==========   ==========
WEIGHTED AVERAGE COMMON
  SHARES........................    6,910,587     6,968,401     6,999,939     6,997,931     7,030,397    6,997,931    7,063,931
                                  ===========   ===========   ===========   ===========   ===========   ==========   ==========
WEIGHTED AVERAGE COMMON SHARES
  AND POTENTIAL DILUTIVE COMMON
  SHARES........................    7,061,659     7,121,770     7,123,025     7,180,199     7,405,053    7,436,346    7,420,748
                                  ===========   ===========   ===========   ===========   ===========   ==========   ==========
RATIO OF EARNINGS TO FIXED
  CHARGES.......................          1.6          12.7           7.0           8.1          10.3         17.0         16.7
                                  ===========   ===========   ===========   ===========   ===========   ==========   ==========

BALANCE SHEET DATA:

                                                      AS OF DECEMBER 31,
                              -------------------------------------------------------------------
                                 1998          1999          2000          2001          2002
                              -----------   -----------   -----------   -----------   -----------
Working capital.............  $ 2,471,086   $ 1,347,332   $   836,013   $ 2,043,313   $ 2,713,360
Total current assets........  $ 6,037,118   $ 5,105,663   $ 5,569,186   $ 5,904,540   $ 7,036,978
Total assets................  $18,717,300   $19,416,927   $23,575,200   $24,546,462   $27,171,362
Total current liabilities...  $ 3,566,032   $ 3,758,331   $ 4,733,173   $ 3,861,227   $ 4,323,618
Total liabilities...........  $ 6,100,171   $ 5,657,470   $ 7,688,129   $ 7,281,880   $ 7,096,971
Total shareholders'
  equity....................  $12,617,129   $13,759,457   $15,887,071   $17,264,582   $20,074,391

                                                                   AS OF MARCH 31,
                                                              -------------------------
                                                                 2002          2003
                                                              -----------   -----------
Working capital.............................................  $ 1,664,322   $ 2,816,916
Total current assets........................................  $ 5,990,010   $ 6,880,071
Total assets................................................  $25,355,657   $27,401,320
Total current liabilities...................................  $ 4,325,688   $ 4,063,155
Total liabilities...........................................  $ 7,532,894   $ 6,654,496
Total shareholders' equity..................................  $17,822,763   $20,746,824

     The book value per share as of March 31, 2003 was $2.94.

PRO FORMA FINANCIAL DATA

The following unaudited pro forma balance sheet for Dwyer reflects the merger as if it were consummated as of March 31, 2003.


                             THE DWYER GROUP, INC.
                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)


                                                                                       AS OF MARCH 31,2003
                                                                 -------------------------------------------------------------
                                                                                      PRO FORMA ADJUSTMENTS
                                                                                       FOR THE TRANSACTION         PRO FORMA
                                                                                  ----------------------------      FOR THE
                                                                  HISTORICAL         DEBITS          CREDITS      TRANSACTION
                                                                 ------------     ------------    ------------    ------------

          ASSETS
Current assets:
       Cash and cash equivalents                                 $  1,459,200                     $  1,359,200(a) $    100,000
       Marketable securities, available-for-sale                      579,231                          579,231(a)           --
       Trade accounts receivable, net                               1,477,356                                        1,477,356
       Accounts receivable from related parties                       151,643                                          151,643
       Accrued interest receivable                                     74,171                                           74,171
       Trade notes receivable, current portion, net                 2,249,161                                        2,249,161
       Inventories                                                     58,667                                           58,667
       Prepaid expenses                                               647,356                                          647,356
       Notes receivable from related parties, current portion         183,286                                          183,286
                                                                 ------------     ------------    ------------    ------------
          Total current assets                                      6,880,071                        1,938,431       4,941,640

Property and equipment, net                                         4,222,573                                        4,222,573
Notes and accounts receivable from related parties                     75,484                                           75,484
Trade notes receivable, net                                         7,035,342                                        7,035,342
Goodwill, net                                                       5,030,081       33,185,507                (a)   38,215,588
Purchased franchise rights, net                                     2,699,977                                        2,699,977
Net deferred tax asset                                                844,311                                          844,311
Other assets                                                          613,481                                          613,481
                                                                 ------------     ------------    ------------    ------------

TOTAL ASSETS                                                     $ 27,401,320     $ 33,185,507    $  1,938,431    $ 58,648,396
                                                                 ------------     ------------    ------------    ------------


          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable, trade                                   $    591,821                                     $    591,821
       Accrued liabilities                                          1,229,668                                        1,229,668
       Accrued interest                                               277,701                                          277,701
       Accrued payroll                                                850,671                                          850,671
       Deferred franchise sales revenue                               173,073                                          173,073
       Federal income taxes payable                                   283,527                                          283,527
       Current maturities of long-term debt                           656,694          656,694                (a)           --
                                                                 ------------     ------------    ------------    ------------
          Total current liabilities                                 4,063,155          656,694                       3,406,461

Long-term debt, less current portion                                2,530,170        2,530,170                (a)           --
New term debt                                                                                       18,500,000(a)   18,500,000
New subordinated debt                                                                                8,750,000(a)    8,750,000
Deferred franchise sales revenue                                       61,171                                           61,171

Stockholders' equity:                                                                                                       --
       Common stock                                                   771,122          771,122      27,930,555(a)   27,930,555
       Additional paid-in capital                                   9,112,248        9,112,248                (a)           --
       Retained earnings                                           12,073,397       12,073,397                (a)           --
       Accumulated other comprehensive income                             209                                              209
       Treasury stock, at cost                                     (1,210,152)                       1,210,152(a)           --
                                                                 ------------     ------------    ------------    ------------
          Total stockholders' equity                               20,746,824       21,956,767      29,140,707      27,930,764
                                                                 ------------     ------------    ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 27,401,320     $ 25,143,631    $ 56,390,707    $ 58,648,396
                                                                 ------------     ------------    ------------    ------------


(a) Sources to fund the transaction include debt, assumption of liabilities and equity. Management has determined that the fair value of existing assets approximates their book value, and will be recorded as such. The excess of the total consideration over the assets acquired is shown as goodwill. An allocation of the total consideration is as follows:

Total Consideration:
    Term debt                           $ 18,500,000
    Subordinated debt                      8,750,000
    Assumption of liabilities              3,467,841
    Common stock                          27,930,555
                                        ------------
                                        $ 58,648,396
                                        ============

Allocation:
    Fair value of assets acquired       $ 25,462,889
    Goodwill                              33,185,507
                                        ------------
                                        $ 58,648,396
                                        ============

                            MARKET AND MARKET PRICE

MARKET INFORMATION

     Dwyer common stock is listed on The NASDAQ National Market under the symbol "DWYR." The table below sets forth the range of high and low closing sales prices on The NASDAQ National Market for the period from January 1, 2001 to
          , 2003.

                                                              HIGH     LOW
                                                              -----   -----
YEAR ENDED DECEMBER 31, 2001
First Quarter...............................................  $2.63   $1.75
Second Quarter..............................................  $2.75   $2.20
Third Quarter...............................................  $3.50   $2.46
Fourth Quarter..............................................  $4.95   $2.70

YEAR ENDED DECEMBER 31, 2002
First Quarter...............................................  $4.79   $3.75
Second Quarter..............................................  $5.00   $3.85
Third Quarter...............................................  $4.39   $3.35
Fourth Quarter..............................................  $4.05   $3.55

YEAR TO DATE, 2003
First Quarter...............................................  $4.47   $3.60
Second Quarter..............................................  $ [  ]  $ [  ]
Third Quarter (through         , 2003)......................  $ [  ]  $ [  ]

     The closing sale price for shares of Dwyer common stock on The NASDAQ National Market on May 9, 2003, the last trading day before Dwyer announced the merger, was $4.25 per share. The average closing sale price per share of Dwyer common stock was $4.20 during the one week preceding the initial announcement of the merger. On May 9, 2003, the last full trading day before the public announcement of the signing of the merger agreement, the high and low sales prices of Dwyer common stock as reported on The NASDAQ National Market were
$4.35 and $4.24 per share, respectively. On [               ], 2003, the last
practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Dwyer
common stock as reported on The NASDAQ National Market was $[               ].
Stockholders should obtain a current market quotation for Dwyer common stock before making any decision with respect to the merger.

NUMBER OF STOCKHOLDERS

     As of the record date there were issued and outstanding [               ]
shares of Dwyer common stock and approximately [               ] record owners
and [               ] beneficial owners of Dwyer common stock.

DIVIDENDS

     Dwyer has not declared or paid cash dividends on its common stock since June 1993 and does not plan to pay any cash dividends in the foreseeable future. Under the merger agreement, Dwyer has agreed not to pay any dividends on its shares of common stock prior to the completion of the merger.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to the Dwyer stockholders as part of the solicitation of proxies by the Dwyer board of directors for use at the special meeting of stockholders to be held at Dwyer's corporate offices located at 1010 North University Parks Drive, Waco, Texas 76707 on
[                              ], 2003, beginning at [               ], local
time, and at any adjournments or postponements thereof. This proxy statement is accompanied by a form of proxy for use at the special meeting.

     At the special meeting, the Dwyer stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 11, 2003, by and among Dwyer, TDG Holding Company, and TDG Merger Co. and to approve the merger contemplated by the merger agreement pursuant to which TDG Merger Co. will be merged with and into Dwyer, with Dwyer being the surviving corporation.

     This proxy statement and the accompanying form of proxy are first being
mailed to stockholders on or about [                              ], 2003.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger. If the requisite votes in favor of the proposal are obtained and certain other conditions are satisfied or, where permissible, waived, TDG Merger Co. will be merged with and into Dwyer with Dwyer being the surviving corporation. At the effective time of the merger, each share of common stock of Dwyer issued and outstanding immediately prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware will be converted into the right to receive $6.75 in cash, without interest, except for:

     - shares for which appraisal rights have been perfected properly under
       Section 262 of the DGCL, which will be entitled to receive the consideration provided for by the DGCL;

     - shares held by Dwyer in treasury, which will be canceled without payment; and

     - shares held by TDG Holding Company, which will be canceled without payment.

     Like all other Dwyer stockholders, members of management and the board of directors will be entitled to receive $6.75 per share in cash, without interest, for each of their shares of Dwyer common stock held by them at the time of the merger. All holders of outstanding options and warrants to purchase shares of Dwyer common stock, including those options held by the Rollover Stockholders, will receive, for each share of Dwyer common stock subject to the options and warrants, an amount equal to the positive difference between the exercise price of such options and warrants and the per share merger consideration.

     Immediately prior to the merger, the Rollover Stockholders will, pursuant to the terms of a contribution agreement, contribute a portion of their common stock of Dwyer and/or cash having an aggregate value of $4,190,000 to TDG Holding Company in exchange for shares of common stock of TDG Holding Company. In addition, certain Rollover Stockholders who have entered into employment agreements with Dwyer, effective upon consummation of the merger, will receive options, which if exercised will constitute, in the aggregate, an additional 15% of the common stock of TDG Holding Company.

     Dwyer does not expect a vote to be taken at the special meeting on any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary, a vote to adjourn or postpone the meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. Dwyer is soliciting proxies to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting.

RECORD DATE AND VOTING INFORMATION

     Only holders of record of Dwyer common stock at the close of business on
[                              ], 2003, will be entitled to notice of, and to
vote at, the special meeting. At the close of business on [
               ], 2003, there were outstanding and entitled to vote
[               ] shares of Dwyer common stock. A list of the Dwyer stockholders will be available for review at Dwyer's executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of Dwyer common stock on the record date will be entitled to one vote for each share held.

     All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. The Rollover Stockholders, together with Donna Dwyer-VanZandt, Douglas Dwyer and the Donald J. Dwyer Family Trust, have entered into a voting agreement pursuant to which they have agreed to vote all of the shares of Dwyer common stock held by them, aggregating 4,421,514 shares, for adoption and approval of the merger agreement unless the board of directors withdraws its recommendation of the merger or the merger agreement is terminated. The shares of Dwyer common stock held by these stockholders constituted approximately 62% of the total number of shares outstanding on the record date. The affirmative vote of the shares held by these stockholders is sufficient under Delaware law to adopt the merger agreement and approve the merger.

     Because the affirmative vote of a majority of all outstanding shares of Dwyer common stock is required in order to adopt the merger agreement and approve the merger, abstentions and broker non-votes will have the same effect as votes AGAINST adoption and approval of the merger agreement.

     With the exception of broker non-votes, the treatment of which is discussed above, each share of Dwyer common stock represented by a proxy properly executed and received by Dwyer in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted FOR the proposal to adopt the merger agreement and approve the merger.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Dwyer common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

PROXIES; REVOCATION

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Dwyer at Dwyer's executive offices located at 1010 North University Parks Drive, Waco, Texas 76707, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain a "legal proxy" from the record holder. The stockholder must bring this legal proxy to the meeting in order to vote in person.

EXPENSES OF PROXY SOLICITATION

     Dwyer will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others for forwarding to these beneficial owners. Dwyer may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of Dwyer. No additional compensation will be paid to directors, officers or other regular employees for their services.

ADJOURNMENTS

     It is not expected that the special meeting will be adjourned for the purpose of soliciting additional proxies.

APPRAISAL RIGHTS

     Stockholders who do not vote in favor of adoption of the merger agreement and approval of the merger, and who otherwise comply with the applicable statutory procedures of the DGCL summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Dwyer common stock as set forth in Section 262 of the DGCL. See "SPECIAL FACTORS -- Appraisal Rights."

     PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, DWYER WILL DISTRIBUTE INSTRUCTIONS TO YOU REGARDING THE PROCEDURES FOR EXCHANGING YOUR DWYER STOCK CERTIFICATE(S) FOR THE $6.75 PER SHARE CASH PAYMENT.

                                THE PARTICIPANTS

THE DWYER GROUP, INC.

1010 North University Parks Drive
Waco, Texas 76707
(254) 745-2400

     Dwyer and its wholly owned subsidiaries provide a diverse array of specialty services internationally through its service-based, brand-name franchising businesses. Dwyer currently owns six such businesses, which service an aggregate of approximately 800 franchisees located in the United States and Canada, and through their master licensees, approximately 275 additional franchisees in 15 other countries. Dwyer has positioned itself as a consolidator of franchising businesses in order to benefit from economies of scale achievable through the pooling of resources.

     Dwyer operates its businesses through eight wholly owned subsidiaries:

     - Mr. Rooter Corporation;

     - Rainbow International Carpet Dyeing and Cleaning Co.;

     - Mr. Electric Corp.;

     - Synergistic International, Inc.;

     - Aire Serv Heating & Air Conditioning, Inc.;

     - Mr. Appliance Corp.;

     - The Dwyer Group National Accounts, Inc.; and

     - The Dwyer Group Canada, Inc.

     Dwyer was incorporated in 1970 in the State of Oklahoma under the name Mr. Rooter Corporation of America, Inc. The company's name was changed to Mr. Rooter Corporation in 1972, and in 1986 the company was reincorporated as a Delaware corporation. In 1993, the board of directors approved a plan to convert the company into a holding company and to form a new subsidiary to operate the Mr. Rooter business. In that same year, this new subsidiary was incorporated in Texas under the name Mr. Rooter Corporation and the company was renamed "The Dwyer Group, Inc."

     A detailed description of Dwyer's business and financial results is contained in Dwyer's most recent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, and Dwyer's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, each of which is incorporated by reference into this proxy statement. See also "Where Stockholders Can Find More Information." Information about the directors and executive officers of Dwyer is set forth in Exhibit D to this proxy statement.

TDG HOLDING COMPANY

c/o The Riverside Company
Rockefeller Center
630 Fifth Avenue, Suite 1530
New York, New York 10011
(212) 265-6575

     TDG Holding Company is a newly organized Delaware corporation formed by Riverside solely for the purpose of holding the common stock of TDG Merger Co. and, following the merger, Dwyer. The stockholders of TDG Holding Company following the merger will be RCAF 2000, its co-investors and the Rollover Stockholders. Information about the directors and executive officers of TDG Holding Company and certain of its affiliates is set forth in Exhibit D to this proxy statement.

TDG MERGER CO.

c/o The Riverside Company
Rockefeller Center
630 Fifth Avenue, Suite 1530
New York, New York 10011
(212) 265-6575

     TDG Merger Co. is a newly organized Delaware corporation formed and wholly owned by TDG Holding Company. TDG Merger Co. was formed solely for the purpose of effecting the merger. Information about the directors and executive officers of TDG Merger Co. is set forth in Exhibit D to this proxy statement.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In the opinion of the Dwyer board of directors, Dwyer's public market valuation has been constrained by Dwyer's small market capitalization, limited public float, relatively low trading volume and limited research coverage from securities analysts. Consequently, the board of directors has, from time to time, considered strategic alternatives available to Dwyer in order to maximize stockholder value, including the possibility of pursuing a sale or recapitalization of Dwyer.

     During the first quarter of 2001, the board of directors took its first active step by engaging Schiff Hardin & Waite, as legal counsel to Dwyer in the event Dwyer pursued a strategic transaction. On May 30, 2001, the board of directors engaged William Blair as financial advisor to advise and assist it in connection with such a transaction.

     During the summer of 2001, William Blair familiarized itself with Dwyer and performed due diligence. After consulting with Dwyer on possible strategic transactions, William Blair was directed to identify and contact approximately 30 potential strategic buyers to assess their interest in pursuing a business combination with Dwyer.

     In response to its initial marketing efforts, William Blair received several preliminary oral expressions of interest in acquiring the common stock of Dwyer for cash. However, the prices indicated in these expressions were unsatisfactory to the board of directors, which, when combined with the events occurring on September 11, 2001, significantly affected the momentum of the process and ultimately ended any additional formal marketing of a possible transaction.

     During the summer of 2002, an unsolicited private equity fund (the "Initial Bidder") expressed informally an interest in acquiring Dwyer. The Initial Bidder and management of Dwyer held preliminary discussions to assess the likelihood of an acquisition by the Initial Bidder. After these discussions, the Initial Bidder and Dwyer entered into a confidentiality agreement and exchanged due diligence materials.

     After limited due diligence, the Initial Bidder made an oral offer on or about September 3, 2002, to buy all of the common stock of Dwyer for $5.00 per share in cash. The board of directors believed that the merger consideration offered by the Initial Bidder was insufficient given Dwyer's recent share prices and its historical and projected financial performance. The closing share price of the Dwyer common stock on September 3, 2002, as reported on The NASDAQ National Market, was $3.74 per share. Consequently, the board of directors concluded that it was not in the stockholders' best interest to pursue negotiations. However, the board of directors suspected that the Initial Bidder's interest signaled the possibility that other potential buyers existed.

     On September 4, 2002, in response to the offer from the Initial Bidder, the board of directors established a special committee to evaluate and implement strategic plans, proposals and alternatives for Dwyer. The special committee was composed of four directors: Theresa Dwyer, Chairman of the Board of Directors, Dina Dwyer-Owens, President and CEO of Dwyer, and Donald E. Latin and Burton D. Cohen, non-employee directors.

     In October 2002, another unsolicited financial bidder, Riverside, contacted Dwyer management and expressed an interest in learning more about Dwyer with a view toward purchasing Dwyer. On October 23, 2002, Riverside signed a confidentiality agreement with Dwyer. During the next two months, representatives from Riverside met with management and began preliminary due diligence in mid-December 2002. In the meantime, management, the special committee and William Blair worked to identify other potential acquirers. Management and William Blair had exploratory conversations with various potential acquirers, including a possible strategic purchaser and the Initial Bidder.

     In January 2003, Riverside made an initial offer to buy all Dwyer common stock for $5.35 per share. After further negotiations, Riverside revised their initial bid to $6.00 per share on February 6, 2003.

     Riverside's revised offer was accompanied by details regarding its proposed transaction structure and conditions, including a financing condition, the satisfactory completion of confirmatory due diligence and the negotiation of a mutually acceptable merger agreement. In particular, Riverside required:

     - that the transaction be structured as a merger, subject to stockholder approval;

     - that certain executive officers enter into employment contracts with Dwyer at the then-current compensation levels;

     - that certain executive officers and Dwyer family members enter into a voting agreement and also make equity investments in TDG Holding Company in an amount not to exceed 30% of its equity;

     - that Dwyer meet certain EBITDA targets during the first six months of 2003;

     - that the merger agreement include a $2 million breakup fee; and

     - that Dwyer agree to a 90-day exclusivity period.

     Because the second offer involved management's participation, the special committee was advised that the contemplated transaction involved a potential conflict of interest. As a result of the potential conflicts of management, the board of directors reconstituted the special committee to consist solely of non-employee directors who would not be stockholders, directors, officers or employees of Dwyer following the merger. The reconstituted special committee consisted of Donald E. Latin, Burton D. Cohen and John P. Hayes. Mr. Latin was elected chairman of the reconstituted special committee. The special committee was charged with evaluating the Riverside proposal and any other proposals that may be received from other interested parties. The special committee confirmed the engagement of Schiff Hardin & Waite as its legal counsel and William Blair as its financial advisor. Members of senior management and related stockholders separately engaged Gardere Wynne Sewell LLP to advise them, and the special committee agreed that Dwyer would pay management's legal fees.

     While William Blair continued to negotiate with Riverside to improve the offered price and terms of the agreement, management and William Blair continued to seek to identify additional interested bidders. However, no interested buyers were identified. On or about February 23, 2003, the Initial Bidder again contacted William Blair. After receiving additional due diligence, the Initial Bidder offered to purchase Dywer's shares of common stock for $6.75 per share in cash in a transaction structured as a tender offer. Riverside was informed that a competitive bidder had emerged, and subsequently revised its bid to $6.80 per share in cash. Riverside withdrew its demand for a financing condition, but insisted on the merger structure previously outlined. In the alternative, Riverside offered $6.50 per share if the acquisition was structured as a tender offer.

     The special committee met on February 24, 2003, to consider the two proposals. After receiving a report from William Blair, the special committee interviewed the Initial Bidder, who confirmed that $6.75 represented its final and best price. Following deliberations, the special committee unanimously determined to enter into a 30-day exclusivity period with Riverside based upon Riverside's offer of $6.80 per share.

     During the exclusivity period, Riverside and its advisors performed extensive business, financial and legal due diligence, during which time the exclusivity period was periodically extended. In addition, counsel to Riverside, Jones Day, delivered an initial draft form of an agreement and plan of merger for the acquisition of all of the shares of Dwyer common stock and other transaction documents, including draft forms of a voting agreement, pursuant to which senior management and certain stockholders agreed to vote their shares in favor of the merger with Riverside, and a contribution agreement, pursuant to which senior management and certain stockholders would make equity investments in TDG Holding Company. In addition, Gardere Wynne Sewell negotiated the various employment arrangements, as well as the contribution agreement, the voting agreement, the stockholders agreement and the various option agreements on behalf of management and certain stockholders.

     In a letter to the special committee dated April 2, 2003, and in follow-up conversations, Riverside identified several business, financial and legal issues that Riverside felt justified a reduction in its offer price of $0.15 per share. In response, from April 6 through April 22, the special committee had numerous discussions with its financial and legal advisors concerning Riverside's proposed price reduction. Concurrently, the special committee directed William Blair and Schiff Hardin & Waite to contact and negotiate with Riverside and Jones Day, respectively. As a result of these negotiations, as well as discussions with management, the special committee agreed to a reduction of $0.05 per share and the inclusion of an EBITDA test as a condition to the transaction. Riverside subsequently sought an additional price reduction in the form of a limitation on certain of Dwyer's transaction expenses. However, certain Dwyer family members agreed to assume a portion of Dwyer's transaction expenses, and no price reduction resulted. Thereafter, Dwyer's legal and financial advisors proceeded to negotiate the remaining issues with Riverside and Jones Day.

     At a meeting on May 10, 2003, William Blair provided the special committee with a financial analysis of the proposed merger. William Blair summarized the history of the negotiations and explained the different valuation methodologies, including a market trading analysis, a market multiple analysis, a comparable transaction analysis and a discounted cash flow analysis, employed by William Blair in its analysis. William Blair then rendered its oral opinion to the special committee to the effect that, as of the date of such opinion, and on the basis of its analyses and subject to the conditions and limitations set forth in its opinion, the merger consideration to be received by the holders of the common stock of Dwyer pursuant to the terms and subject to the conditions set forth in the merger agreement was fair from a financial point of view to the Dwyer unaffiliated public stockholders. The special committee also discussed with Schiff Hardin & Waite and William Blair the conditions to the merger, the terms of the voting agreement and other matters related to the merger documents. Following discussion among the members of the special committee, the special committee unanimously (i) determined that the merger and merger agreement are advisable and in the best interests of the Dwyer unaffiliated public stockholders, (ii) recommended to the board of directors that the merger and merger agreement be authorized, approved and adopted by the board of directors and (iii) recommended that the stockholders of Dwyer vote to adopt the merger agreement and approve the merger.

     The Dwyer board of directors met after the meeting of the special committee on May 10, 2003. At the Dwyer board of directors meeting, the special committee recommended that the Dwyer board of directors authorize and approve the merger agreement and the transactions contemplated thereby. Following discussion with the special committee members and their financial and legal advisors, the Dwyer board of directors accepted the special committee's recommendations and unanimously (i) determined that the merger and merger agreement are advisable and in the best interests of the Dwyer unaffiliated public stockholders, (ii) approved the merger agreement and the merger and (iii) recommended that the stockholders of Dwyer vote to adopt the merger agreement and approve the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     The special committee of the board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, the Dwyer unaffiliated public stockholders. The special committee unanimously recommended to the board of directors that the merger agreement be adopted and approved. The special committee considered a number of factors, as more fully described above under "Background of the Merger" and as described below under "Reasons for the Special Committee's Determination," in making its recommendation. The board of directors, acting in part upon the unanimous recommendation of the special committee, unanimously determined that the terms of the merger agreement and the proposed merger are advisable and in the best interests of the Dwyer unaffiliated public stockholders. The board of directors, based in part on the unanimous recommendation of the special committee, recommends that Dwyer stockholders vote FOR the adoption of the merger agreement and approval of the merger.

POSITION OF THE ROLLOVER STOCKHOLDERS, RIVERSIDE, RCAF 2000, TDG HOLDING COMPANY AND TDG MERGER CO. AS TO THE FAIRNESS OF THE MERGER

     Under a potential interpretation of the rules governing "going private" transactions, the Rollover Stockholders, Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. may be deemed affiliates of Dwyer and required to express their beliefs as to the fairness of the merger to Dwyer's public stockholders. Each of the Rollover Stockholders, Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. believes that the merger is fair to the Dwyer unaffiliated public stockholders on the bases of the factors described below.

  POSITION OF THE ROLLOVER STOCKHOLDERS AS TO THE FAIRNESS OF THE MERGER

     Although the Rollover Stockholders may have interests in the merger that are different from the interests of the Dwyer unaffiliated public stockholders, the Rollover Stockholders believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to the Dwyer unaffiliated public stockholders based on the facts and information available to the Rollover Stockholders.

     Although the Rollover Stockholders did not participate in the deliberations of the special committee, the Rollover Stockholders have considered the same factors examined by the special committee described below under "-- Reasons for the Special Committee's Determination" and have adopted the conclusion, and the analysis underlying the conclusion, of the special committee based upon each Rollover Stockholder's view as to the reasonableness of that analysis. The Rollover Stockholders believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to the Dwyer unaffiliated public stockholders. The Rollover Stockholders have formed this belief with respect to the substantive and procedural fairness even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the Dwyer unaffiliated public stockholders.

     The Rollover Stockholders did not consider the relationship of the merger consideration to the liquidation value or book value of Dwyer because they believed that those measures of asset value were not relevant to the market value of Dwyer's business. See also, "-- Reasons for the Special Committee's Determination."

     The Rollover Stockholders believe that the foregoing analyses and factors provide a reasonable basis upon which to form their respective beliefs that the merger is fair to the Dwyer unaffiliated public stockholders. This belief should not, however, be construed as a recommendation to the Dwyer unaffiliated public stockholders to adopt the merger agreement. The Rollover Stockholders do not make any recommendation as to how stockholders of Dwyer should vote their shares. The Rollover Stockholders have not undertaken any formal evaluation of the fairness of the merger to Dwyer's unaffiliated public stockholders, nor have they assigned specific relative weights to the factors considered by them. Each of the Rollover Stockholders is a party to the voting agreement pursuant to which they have agreed to vote all of their shares of Dwyer common stock in favor of adopting the merger agreement and approving the merger.

  POSITION OF RIVERSIDE, RCAF 2000, TDG HOLDING COMPANY AND TDG MERGER CO. AS TO THE FAIRNESS OF THE MERGER

     Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. based their belief on the following factors:

     - the current and historical market prices for shares of Dwyer common stock;

     - the relationship between the $6.75 price per share to be paid in the merger and the recent market prices of Dwyer common stock. The $6.75 price per share to be paid in the merger represents a premium of (i) 59% over the $4.25 per share closing sales price for the common stock on The NASDAQ National Market on May 9, 2003, the last trading day before Dwyer announced the merger and (ii) 61% over the average closing sale price per share of $4.20 during the one week preceding the initial announcement of the merger;

     - the special committee's determination that the merger is fair to, and in the best interests of, the Dwyer unaffiliated public stockholders and its recommendation that the stockholders vote to adopt the merger agreement and approve the merger;

     - the special committee's receipt of an opinion from William Blair as to the fairness from a financial point of view and as of the date of the opinion, of the $6.75 per share merger consideration to be received by the Dwyer unaffiliated public stockholders;

     - Riverside's knowledge of the business, financial condition, results of operations and prospects of Dwyer;

     - the extensive negotiations between the special committee and Riverside;

     - the likelihood that the merger will be consummated, including the absence of a financing condition in the merger agreement; and

     - the measures taken by the board of directors and the special committee to ensure the procedural fairness of the transaction, including the formation of the special committee.

     Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. believe that these analyses and factors provide a reasonable basis upon which to form their respective beliefs that the merger is fair to the Dwyer unaffiliated public stockholders. This belief should not, however, be construed as a recommendation to the Dwyer unaffiliated public stockholders to adopt the merger agreement. Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. do not make any recommendation as to how the public stockholders of Dwyer should vote their shares. Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. have not undertaken any formal evaluation of the fairness of the merger to Dwyer's unaffiliated public stockholders, nor have they assigned specific relative weights to the factors considered by them. Rather, their position is based on the totality of the information presented and considered by them, with particular emphasis on the receipt and acceptance by the special committee of the William Blair fairness opinion.

     Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. believe that the merger is procedurally fair to the Dwyer unaffiliated public stockholders even though the merger agreement does not require the approval of at least a majority of the Dwyer unaffiliated public stockholders because of the measures taken by the Dwyer board of directors and the special committee to ensure the procedural fairness of the transaction, including the formation of the special committee, the retention of legal and financial advisors by the special committee and the extensive nature of the negotiations between the special committee and Riverside.

     The foregoing constitute all the material factors considered by Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. in making their fairness determinations. Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. did not consider the relationship of the merger consideration to the liquidation value or book value of Dwyer because they believed that those measures of asset value were not relevant to the market value of Dwyer's business. See also, "-- Reasons for the Special Committee's Determination."

     Riverside, RCAF 2000, TDG Holding Company, TDG Merger Co. and the Rollover Stockholders have not made any provision in connection with the merger to grant unaffiliated stockholders of Dwyer access to Dwyer's corporate records, or to obtain counsel or appraisal services at the expense of Dwyer, Riverside, RCAF 2000, TDG Holding Company, TDG Merger Co. or the Rollover Stockholders.

REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION

     In recommending adoption of the merger agreement and approval of the merger to the board of directors, the special committee considered a number of factors which, in the opinion of the members of the special committee, supported the committee's recommendation, including:

     - the special committee's knowledge of the business, financial results and prospects of Dwyer, as well as the special committee's knowledge of the franchising industry generally that committee members had developed in their time as members of the full board of directors of Dwyer as well as through their outside business experiences. Specifically, the special committee considered the potential for growth through new franchises and the views expressed by William Blair and management of Dwyer regarding the financial condition, results of operations, business and prospects of Dwyer, including the prospects of Dwyer if it were to remain publicly owned;

     - the limitations Dwyer suffered and would likely continue to suffer as a public company, including its limited trading volume resulting from the significant ownership interest held by the insiders, its lack of significant institutional sponsorship, the limited coverage by institutional research analysts, its limited ability to raise capital in the public markets to finance further growth and increase the public float and the expenses of compliance with the reporting requirements of a public company, all of which adversely affect the trading market in, and the value of, Dwyer common stock;

     - the relationship between the $6.75 price per share to be paid in the merger and the recent market prices of Dwyer common stock. The $6.75 per share to be paid in the merger represents (i) a 59% premium over the $4.25 closing sale price for the shares of common stock on The NASDAQ National Market on May 9, 2003, the last trading day before Dwyer announced the merger, (ii) a 61% premium over the average closing sale price per share of $4.20 during the one week preceding the initial announcement of the merger; and (iii) a 114% premium over the 52-week low trading price of $3.15;

     - the negotiations with respect to the merger consideration that, among other things, led to an increase in Riverside's offer from $5.35 per share of Dwyer common stock to $6.75 per share of Dwyer common stock, and the special committee's determination that $6.75 per share was the highest price that Riverside would agree to pay;

     - William Blair's presentations at various special committee meetings and its final presentation at the May 10, 2003 meeting, including its opinion, subject to the considerations and limitations set forth in the opinion, that the merger is fair, from a financial point of view, to the Dwyer unaffiliated public stockholders; see "-- Opinion of Financial Advisor to the Special Committee," and see a copy of the opinion of William Blair attached as Exhibit C to this proxy statement;

     - William Blair's advice to the special committee that its discounted cash flow analysis of management's projections indicated an Enterprise Value range of $48.9 million to $84.2 million, that the $53.6 million Enterprise Value for Dwyer at a $6.75 per share merger price is within that range, and that the discounted cash flow analysis was one of the factors relied upon by William Blair in rendering its fairness opinion; see "-- Opinion of Financial Advisor to the Special Committee;"

     - the fact that cash will be paid to the Dwyer stockholders in the merger, eliminating any uncertainties in valuing the merger consideration to be received by the Dwyer stockholders;

     - the board of directors' ability pursuant to the merger agreement to consider unsolicited competing acquisition proposals that are superior to the merger, as described in "The Merger Agreement -- No Solicitation;"

     - the voting agreement's termination upon termination of the merger agreement or in the event that the Dwyer board of directors withdraws, modifies or changes its recommendation or approval of the merger or it recommends any proposal other than by TDG Holding Company or Riverside;

     - the ability, under Delaware law, of the Dwyer stockholders who do not vote in favor of the merger and who file a written objection with Dwyer and otherwise follow the procedures prescribed by Delaware law to have the "fair value" of their shares determined by a court, if the merger is completed; see "-- Appraisal Rights;"

     - the special committee's judgment that it was unlikely for the Dwyer stockholders to realize in excess of $6.75 per share due to the current and prospective environment in which Dwyer operates, and more particularly, the difficulty that Dwyer would have in the future competing against larger, more aggressive competitors with greater capital resources;

     - the special committee's judgment, in view of Dwyer's prospects, as well as William Blair's discussions with a number of possible acquirors, none of whom expressed an interest to acquire Dwyer at a price higher than $6.75 per share, that it was unlikely that any other buyer would be willing to pay a price for Dwyer equal to or greater than $6.75 per share in cash;

     - the reputation of Riverside and its strong track record in completing transactions similar to the merger; and

     - the elimination, through negotiations with Riverside, of numerous conditions and contingencies originally proposed by Riverside, including removal of a financing condition, revisions to representations, warranties, covenants and closing conditions and a limitation on the payment of a break-up fee to Riverside only if Dwyer is actually acquired by a party other than Riverside.

     The special committee also determined that the merger is procedurally fair because among other things:

     - the Dwyer board of directors established a special committee to consider and negotiate the merger agreement;

     - the special committee is composed of independent directors who are not officers or employees of Dwyer or Rollover Stockholders and will not be stockholders, directors, officers or employees of Dwyer or TDG Holding Company following the merger and who have no financial interest in the merger different from the Dwyer unaffiliated public stockholders, other than the receipt of board of directors and special committee fees;

     - the special committee was given exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transactions;

     - the special committee retained and received advice from its own independent legal counsel and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

     - William Blair rendered an opinion concerning the fairness, from a financial point of view, of the merger consideration to be received by the Dwyer unaffiliated public stockholders;

     - the price of $6.75 per share and the other terms and conditions of the merger agreement resulted from active and lengthy negotiations between the special committee and its representatives, on the one hand, and Riverside and its representatives on the other hand; and

     - under Delaware law, the Dwyer stockholders have a right to demand appraisal of their shares.

     The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

     - following the merger, the Dwyer stockholders (other than the Rollover Stockholders) will cease to participate in any future earnings growth of Dwyer or benefit from any increase in the value of Dwyer;

     - under the terms of the merger agreement, Dwyer is unable to solicit other acquisition proposals;

     - if the merger is not completed under circumstances further discussed in "The Merger Agreement -- Termination of the Merger Agreement," Dwyer may be required to reimburse TDG Holding Company for transaction expenses and, in certain instances, pay a break-up fee;

     - the cash consideration received by a stockholder generally will be taxable in an amount equal to the excess of $6.75 over the stockholder's tax basis in the stockholder's shares of Dwyer common stock;

     - the Rollover Stockholders have conflicts of interest because of their equity interests in TDG Holding Company and continued employment in Dwyer following the merger; see "Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger;"

     - the fact that certain conditions to TDG Holding Company's and TDG Merger Co.'s obligations to complete the merger are, in whole or in part, beyond Dwyer's control, including the condition that Dwyer maintain EBITDA of no less than $6,460,000 for the 12 months preceding the mailing of the proxy and the condition that holders of no more than 10% of the outstanding shares of Dwyer common stock exercise appraisal rights (see "The Merger Agreement -- Conditions to the Merger"); and

     - the possibility of disruption to the operations of Dwyer following announcement of the merger, and the resulting effect on Dwyer if, for any reason, the merger does not occur.

     The special committee concluded, however, that these negative factors could be managed or mitigated by Dwyer or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. For example, the special committee believed that the merger could be completed on the proposed terms.

     The special committee did not determine the liquidation value of Dwyer and gave little consideration to the book value of Dwyer of $2.94 per share, as of March 31, 2003, because it believed that those measures of asset value would be considerably less than the merger consideration and Dwyer's going concern value. This belief was based upon the special committee's understanding of the franchising industry, and the committee members' knowledge that liquidation sales generally result in proceeds substantially less than sales of going concerns. Based upon the various analyses of value by William Blair, the special committee concluded that liquidation value and book value were not materially relevant to the market value of Dwyer's business. While the special committee reviewed with William Blair its various financial analyses and reviewed with officers of Dwyer its historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger.

     After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

     Other than the recommendations of the special committee and the board of directors that the stockholders vote in favor of the adoption of the merger agreement and approval of the merger, no other person filing the Schedule 13E-3 with the SEC has made any recommendation with respect to the merger.

REASONS FOR THE BOARD OF DIRECTORS' DETERMINATION

     The Dwyer board of directors consists of seven directors, three of whom serve on the special committee. At the May 10, 2003 meeting of the board of directors, the special committee, with its legal and financial advisors participating, reported to the other members of the board of directors on the course of its negotiations with Riverside and its legal advisor. The special committee also recounted the review it undertook of the merger agreement and the factors it took into account in reaching its determination that the merger is fair to, and in the best interests of, the Dwyer unaffiliated public stockholders. In view of the wide variety of factors considered in its evaluation of the merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered. In considering the determination of the special committee, the board of directors believed that the analysis of the special committee was reasonable and adopted the special committee's conclusion and the analysis underlying the conclusion.

FAIRNESS OF THE MERGER TO THE DWYER UNAFFILIATED PUBLIC STOCKHOLDERS

     The board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, the Dwyer unaffiliated public stockholders for all of the reasons set forth above under "-- Reasons for the Special Committee's Determination" and "-- Reasons for the Board of Directors' Determination." In addition, with respect to procedural fairness, the board of directors established a special committee, consisting of three independent directors of Dwyer, none of whom has an interest in the merger different from that of the Dwyer stockholders generally, other than the receipt of board of directors and special committee fees. None of the members of the special committee is an officer or employee of Dwyer or a Rollover Stockholder and none will be a stockholder, director, officer or employee of Dwyer or TDG Holding Company following the merger. The merger consideration of $6.75 in cash per share was the highest price Riverside indicated it was willing to pay following extensive negotiations between the special committee and its representatives.

     In reaching these conclusions, the board of directors considered it significant that the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Riverside.

     William Blair was retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from TDG Holding Company and TDG Merger Co. William Blair reached the conclusion expressed in its opinion dated May 10, 2003, that, subject to the considerations and limitations set forth in the opinion, the merger is fair, from a financial point of view, to the Dwyer unaffiliated public stockholders.

     THE BOARD OF DIRECTORS, BASED IN PART ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT THE DWYER STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. THE RECOMMENDATION OF THE BOARD OF DIRECTORS WAS MADE AFTER CONSIDERATION OF ALL THE MATERIAL FACTORS, BOTH POSITIVE AND NEGATIVE, AS DESCRIBED ABOVE.

FORWARD LOOKING INFORMATION; CERTAIN PROJECTIONS

     Dwyer does not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with the negotiations that led to the execution of the merger agreement and the approval of the merger, Dwyer's management prepared and provided to the board of directors, the special committee and William Blair the projections, which are summarized below under the caption "Projections Prepared by Dwyer" for the five fiscal years ending December 31, 2007.

     In the view of Dwyer's management, the projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments and present, to the best of the knowledge and belief of Dwyer's management, the expected course of action and the expected future performance of Dwyer. Neither Dwyer's independent accountants, nor any other independent accountants have compiled, examined or reviewed these projections. No independent accountants have expressed any opinion or other form of assurance with respect to these projections or their achievability, and Dwyer's independent accountants assume no responsibility for, and disclaim any association with, these projections.

     The projections were initially prepared by management as of April 2003.

     The projections below are forward-looking statements regarding Dwyer within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that are based on the beliefs of Dwyer's management as well as assumptions made by, and information currently available to,

Dwyer's management. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Certain factors that could cause actual results to differ materially from Dwyer's expectations include, but are not limited to, general business conditions, competition, taxes, government regulations and other factors which are described from time to time in Dwyer's public filings with the SEC, news releases and other communications. Accordingly, there can be no assurance that the projections are indicative of Dwyer's future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Concerning Forward-Looking Information."

     In light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this proxy statement should not be regarded as a representation by Dwyer, the board of directors of Dwyer, the special committee or any of their advisors, agents or representatives that these projections will prove to be correct.

                             THE DWYER GROUP, INC.

                     PROJECTIONS PREPARED AS OF APRIL 2003

                             THE DWYER GROUP, INC.
                          PROJECTED INCOME STATEMENTS
                                   2003-2007

                                                2003      2004      2005      2006      2007
                                               -------   -------   -------   -------   -------
Revenues:
  Royalties..................................  $15,489   $17,679   $19,774   $21,928   $24,273
  Franchise fees.............................    6,352     7,200     7,625     7,750     7,825
  Sales of products and services.............    3,261     3,874     4,434     4,849     5,296
  Other......................................    1,533     1,610     1,704     1,793     1,818
                                               -------   -------   -------   -------   -------
     Total revenues..........................   26,635    30,363    33,537    36,320    39,212
                                               -------   -------   -------   -------   -------
Costs and expenses:
  General, administrative and selling........   16,694    18,560    20,119    21,748    23,463
  Costs of product and service sales.........    2,680     3,187     3,646     3,987     4,358
  Depreciation and amortization..............    1,546     1,573     1,609     1,651     1,677
  Interest...................................      282       229       173       173       173
                                               -------   -------   -------   -------   -------
     Total costs and expenses................   21,202    23,549    25,547    27,559    29,671
                                               -------   -------   -------   -------   -------
Income before income taxes...................    5,433     6,814     7,990     8,761     9,541
Income tax expense...........................   (1,956)   (2,453)   (2,876)   (3,154)   (3,435)
                                               -------   -------   -------   -------   -------
Net income...................................  $ 3,477   $ 4,361   $ 5,114   $ 5,607   $ 6,106
                                               =======   =======   =======   =======   =======
Earnings per share...........................  $  0.46   $  0.55   $  0.60   $  0.70   $  0.72
                                               =======   =======   =======   =======   =======

ASSUMPTIONS:

     1. Royalty revenues are based on estimates for each franchise concept of the number of franchisees and sales volume per franchisee.

     2. Franchise fee revenues are based on estimated sales of new franchises by concept.

     3. Increases in general, administrative and selling expenses were based on estimates of costs necessary to support the increased revenues.

OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE

     The board of directors and the special committee retained William Blair to act as their financial advisor. In that capacity, the special committee requested William Blair to render an opinion as to whether the $6.75 per share merger consideration to be received by the Dwyer unaffiliated public stockholders in the merger, as contemplated in the merger agreement, was fair to such stockholders from a financial point of view. The fairness opinion was prepared to assist the special committee in evaluating the terms of the merger.

     William Blair presented its analysis as described below at a meeting of the special committee on May 10, 2003, in connection with the special committee's consideration of Riverside's proposal of $6.75 per share. At that meeting, William Blair rendered to the special committee its oral opinion and subsequently confirmed in writing, that, as of such date, and subject to the matters described in the fairness opinion, the price per share of $6.75 to be received by the Dwyer unaffiliated public stockholders was fair from a financial point of view to such stockholders. The amount and form of the merger consideration were determined by the special committee's negotiations with Riverside.

     THE SUMMARY OF THE FAIRNESS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION DELIVERED BY WILLIAM BLAIR, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, VALUATION TECHNIQUES, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY WILLIAM BLAIR AND IS ATTACHED AS EXHIBIT C TO THIS DOCUMENT. WILLIAM BLAIR'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO THE DWYER UNAFFILIATED PUBLIC STOCKHOLDERS. WILLIAM BLAIR'S OPINION WAS PROVIDED AT THE REQUEST AND FOR THE INFORMATION OF THE SPECIAL COMMITTEE IN EVALUATING THE MERGER CONSIDERATION, AND DID NOT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER TO VOTE IN FAVOR OF THE MERGER. A COPY OF THIS FAIRNESS OPINION WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF DWYER DURING REGULAR BUSINESS HOURS BY ANY INTERESTED STOCKHOLDER OR OTHER PERSON DESIGNATED IN WRITING AS A REPRESENTATIVE OF SUCH STOCKHOLDER. WILLIAM BLAIR HAS CONSENTED TO THE REFERENCES TO ITS NAME AND OPINION IN THIS PROXY STATEMENT AND TO THE ATTACHMENT OF ITS OPINION TO THIS DOCUMENT AS EXHIBIT C. YOU ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY.

     In connection with its opinion, William Blair examined, among other things:

     - a draft of the merger agreement;

     - certain audited historical financial statements of Dwyer for the three years ended December 31, 2002;

     - the unaudited financial statements of Dwyer for the quarter ended March 31, 2003;

     - certain internal business, operating and financial information and forecasts of Dwyer prepared by the senior management of Dwyer;

     - the publicly available terms of certain other unrelated business combinations it deemed relevant;

     - the financial position and operating results of Dwyer compared with those of certain other publicly traded companies it deemed relevant;

     - current and historical market prices and trading volumes of Dwyer common stock;

     - certain other publicly available information on Dwyer; and

     - such other matters, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, William Blair:

     - assumed and relied upon the accuracy and completeness of all the information provided to it, examined by it or otherwise reviewed or discussed with it for purposes of its opinion;

     - did not attempt to verify independently any of such information;

     - was advised by the management of Dwyer that financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Dwyer as to the future financial performance of Dwyer; and

     - expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based.

     William Blair was not requested to consider, and its opinion did not address, any term of the merger or any of the related transactions or agreements, other than the merger consideration. William Blair's opinion was based upon economic, market, financial and other conditions that existed on the date of its opinion. William Blair disclaimed any undertaking or obligation to update, revise or reaffirm its opinion as a result of subsequent developments which may affect its opinion.

     William Blair's opinion is limited to the fairness, from a financial point of view, to the Dwyer unaffiliated public stockholders of the merger consideration, and does not address the merits of the underlying decision by Dwyer to engage in the merger. William Blair's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed merger.

     William Blair performed the financial analyses described below, and reviewed with the special committee the assumptions upon which its analyses were based, as well as other factors. The summary set forth below is not a complete description of the analyses performed or factors considered by William Blair.

 ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO DWYER

     William Blair reviewed and compared certain financial information relating to Dwyer to corresponding financial information, ratios and public market multiples for 22 publicly traded companies that were grouped into the following two categories that William Blair deemed relevant:

     - Business Services Group: (i) ABM Industries, (ii) Cendant, (iii) Chemed,
       (iv) Comfort Systems, (v) Ecolab, (vi) MPW Industrial Services Group,
       (vii) Rentokil Initial, (viii) Rollins and (ix) ServiceMaster.

     - Franchise Group: (i) BCT International, (ii) Dollar Thrifty Automotive,
       (iii) Dreams, (iv) FirstService, (v) IHOP, (vi) Midas, (vii) New Horizons Worldwide, (viii) Party City, (ix) Pizza Inn, (x) Regis, (xi) Rocky Mountain Chocolate Factory, (xii) Schlotzsky's and (xiii) Winmark.

     Although William Blair compared the trading multiples of the selected companies at the date of its opinion to the trading multiples of Dwyer, none of the selected companies is identical to Dwyer. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

     Among the information William Blair considered were revenue, EBITDA, EBIT, net income, 2003 projected net income from publicly available consensus estimates and book value. The multiples for the comparable companies were based on the most recent publicly available financial information as publicly disclosed for each company and used the closing share prices as of May 7, 2003. The multiples for Dwyer were based on the most recently available financial information as provided by Dwyer management and used the merger consideration of $6.75 per share of common stock.

     William Blair calculated the multiples of equity value ("Equity Value") to net income, 2003 projected net income and book value. William Blair also calculated multiples of Equity Value plus book value of total debt less cash and equivalents ("Enterprise Value") to revenue, EBITDA and EBIT. Equity Value is the value of the common equity based on the stock price. William Blair then compared these multiples to the relevant Dwyer multiples implied by the terms of the merger. Information regarding the multiples implied by the terms of the merger compared to the multiples from William Blair's analysis of selected comparable publicly traded companies is set forth in the following table.

                                                       DWYER
                                                    MULTIPLE AT   COMPARABLE COMPANY MULTIPLES
                                                     $6.75 PER    -----------------------------
METRIC                                                 SHARE      MINIMUM    MEDIAN    MAXIMUM
------                                              -----------   --------   -------   --------
Business Services Group:
  Enterprise Value/Latest Twelve Months Revenue...     2.03x        0.50x     1.42x      2.16x
  Enterprise Value/Latest Twelve Months EBITDA....      8.2          4.3       9.3       10.8
  Enterprise Value/Latest Twelve Months EBIT......     10.3          8.2      11.0       15.9
  Equity Value/Latest Twelve Months Net Income....     17.5         11.6      17.4       26.4
  Equity Value/2003 Net Income....................     15.2         10.0      15.4       24.3
  Equity Value/Latest Twelve Months Book Value....     2.53         0.49      1.77       5.46

Franchise Group:
  Enterprise Value/Latest Twelve Months Revenue...     2.03x        0.66x     1.19x      2.18x
  Enterprise Value/Latest Twelve Months EBITDA....      8.2          5.4       8.4        9.9
  Enterprise Value/Latest Twelve Months EBIT......     10.3          6.8       9.1       14.4
  Equity Value/Latest Twelve Months Net Income....     17.5          6.7      11.2       19.4
  Equity Value/ 2003 Net Income...................     15.2          5.4       9.6       13.5
  Equity Value/Latest Twelve Months Book Value....     2.53         0.56      1.57       2.39

     William Blair noted that the implied trading multiple for Dwyer at a merger price of $6.75 per share was in each case within or above the relevant range implied by the comparable publicly traded company analysis.

    COMPARABLE TRANSACTIONS ANALYSIS

     William Blair performed an analysis of selected recent merger or acquisition transactions. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total, William Blair examined 14 transactions that were announced after January 1, 1998. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of Dwyer, none of the selected companies is identical to Dwyer.

     William Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of revenue, EBITDA and EBIT, and the Equity Value as a multiple of net income and book value. Information regarding the multiples implied by the terms of the merger compared to the acquisition multiples from William Blair's analysis is set forth in the following table.

                                                       DWYER       COMPARABLE TRANSACTIONS
                                                    MULTIPLE AT           MULTIPLES
                                                     $6.75 PER    --------------------------
METRIC                                                 SHARE      MINIMUM   MEDIAN   MAXIMUM
------                                              -----------   -------   ------   -------
  Enterprise Value/Latest Twelve Months Revenue...     2.03x       0.51x     0.67x    1.55x
  Enterprise Value/Latest Twelve Months EBITDA....      8.2         5.0       8.1     10.3
  Enterprise Value/Latest Twelve Months EBIT......     10.3         6.1      10.0     16.9
  Equity Value/Latest Twelve Months Net Income....     17.5         6.7       9.1     10.9
  Equity Value/Latest Twelve Months Book Value....     2.53        0.65      0.77     1.78

     William Blair noted that the implied acquisition multiple for Dwyer at a merger price of $6.75 per share was in each case within or above the relevant range implied by the comparable transactions analysis.

    GOING PRIVATE TRANSACTIONS

     William Blair reviewed 24 public transactions involving purchases of whole or remaining interests by management led investor groups, which were announced after January 1, 2001, for the premiums paid over each company's stock prior to the announcement of a transaction. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. William Blair analyzed the final offer price premiums paid over each company's share price one day, one week and four weeks prior to the announcement of a transaction. This analysis was based on the closing price of Dwyer common stock as of May 7, 2003.

     This premium analysis conducted by William Blair indicated the following:

                                                     DWYER
                                                   PREMIUM AT     GOING PRIVATE PREMIUMS
                                                   $6.75 PER    --------------------------
PREMIUM ANALYZED                                     SHARE      MINIMUM   MEDIAN   MAXIMUM
----------------                                   ----------   -------   ------   -------
  One Day Before Announcement....................      63%        15%       29%      87%
  One Week Before Announcement...................      62%        12%       34%      90%
  One Month Before Announcement..................      44%        17%       35%      87%

     William Blair noted that the merger premium implied by the $6.75 merger price was within the range of the transactions considered in this analysis.

    PREMIUMS PAID ANALYSIS

     In addition to evaluating multiples paid in transactions, William Blair considered, for 422 public company transactions announced since January 1, 2001 whose Equity Value ranged from $10 million to $100 million, the premiums paid over each company's stock price one day, one week and one month prior to the announcement of a transaction. William Blair then considered the top 25%, 50% and 75% percentiles of these transactions. This analysis was based on the closing price of Dwyer stock as of May 7, 2003.

     This premium analysis conducted by William Blair indicated the following:

                                                                DWYER
                                                              PREMIUM AT    DATA PERCENTILE
                                                              $6.75 PER    ------------------
PREMIUM ANALYZED                                                SHARE      25TH   50TH   75TH
----------------                                              ----------   ----   ----   ----
  One Day Before Announcement...............................      63%       14%    34%    66%
  One Week Before Announcement..............................      62%       17%    41%    76%
  Four Weeks Before Announcement............................      44%       19%    43%    80%

     William Blair noted that the merger premium implied by the $6.75 merger price was within the range of the mergers considered in this analysis.

    DISCOUNTED IMPLIED FUTURE SHARE PRICE ANALYSIS

     William Blair utilized projected earnings per share for 2004 through 2007 based on the financial projections provided by Dwyer management to calculate an estimate of Dwyer's future share price for each of these years by multiplying the range of forward price/earnings multiples of 8.0x to 16.0x by Dwyer's then current-year projected earnings per share. The range of forward price/earnings multiples of 8.0x to 16.0x represents a range based on comparable companies previously referenced. William Blair then discounted these implied future share prices to March 31, 2003, using a discount rate of 14% based on its judgment of Dwyer's cost of equity capital. The discounted implied future share price analysis conducted by William Blair indicated the following range:

                    Per Share Value of Dwyer: $3.21 - $7.65

     William Blair noted that the $6.75 per share merger price fell within the range of per share values implied by the discounted implied future share price analysis.

    DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis, William Blair estimated the present value of the free cash flows that Dwyer could produce over a five-year period from 2003 to 2007. Free cash flows means EBIT, minus taxes, plus depreciation and amortization, less capital expenditures and working capital changes. In estimating these cash flows, William Blair used the financial projections provided by Dwyer management. To calculate terminal value, William Blair considered multiples of enterprise value to EBITDA ranging from 5.0x to 10.0x, which ranges William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted at rates ranging from 13.0% to 15.0% based upon an analysis of the weighted average cost of capital for Dwyer and the comparable publicly traded companies mentioned above to determine a present value of the Enterprise Value for Dwyer. The discounted cash flow analysis conducted by William Blair indicated the following range:

                Enterprise Value of Dwyer: $48.9 - $84.2 million

     William Blair noted that the $53.6 million Enterprise Value for Dwyer at a $6.75 per share merger price fell within the range of Enterprise Values implied by the discounted cash flow analysis.

    LEVERAGED ACQUISITION ANALYSIS

     William Blair also performed a leveraged acquisition analysis of Dwyer to ascertain the price that would be attractive to a potential financial buyer based upon current market conditions. For this analysis, William Blair used the same financial projections provided by Dwyer management that were used in the discounted cash flow analysis. William Blair assumed a capital structure that a financial buyer might apply to Dwyer, an exit EBITDA multiple ranging from 6.0x to 8.0x, and an equity investment that would achieve a 25-30% rate of return. Based on these assumptions, the leveraged acquisition analysis conducted by William Blair indicated the following range:

                Enterprise Value of Dwyer: $43.3 - $47.4 million

     William Blair noted that the $53.6 million Enterprise Value for Dwyer at a $6.75 merger price was above the range of Enterprise Values implied by the leveraged acquisition analysis.

    GENERAL

     This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of a fairness opinion is a complex process that involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion as to the fairness, from a financial point of view, to the Dwyer unaffiliated public stockholders of the consideration to be paid by TDG Holding Company to the other holders of Dwyer common stock, and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Dwyer or the contemplated merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

     William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. In the ordinary course of its business, William Blair may actively trade Dwyer common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     The board of directors hired, and the special committee reaffirmed the engagement of, William Blair based on its qualifications and expertise in providing financial advice to companies and as a nationally recognized investment banking firm. Pursuant to a letter agreement dated May 30, 2001, the total fee payable to William Blair for its role as financial advisor is $1,450,000, of which $250,000 was paid upon delivery of the opinion, as to the fairness, from a financial point of view, of the consideration to be received by the Dwyer unaffiliated public stockholders in connection with merger. The remainder of the fee is payable upon the merger being effective. Furthermore, the board of directors has agreed to reimburse William Blair for reasonable out-of-pocket expenses. The board of directors has also agreed to indemnify William Blair against certain liabilities and expenses in connection with its engagement, including certain liabilities under the U.S. federal securities laws.

PURPOSE AND STRUCTURE OF THE MERGER

     For Dwyer, the purpose of the merger is to allow the Dwyer stockholders to realize the value of their investment in Dwyer in cash at a price that represents a substantial premium over the market price of Dwyer common stock before the public announcement of the merger. The board of directors concluded that Dwyer has been unable to realize fully the benefits of public company status because of the limited ability of the Dwyer stockholders to sell their stock quickly at the current market price due to the low trading volume, the significant ownership interest held by the Dwyer family, the lack of significant institutional sponsorship, the limited coverage by institutional research analysts, the limited ability to raise capital in the public markets to finance further growth and increase the public float and the expenses of compliance with the reporting requirements of a public company. All these factors adversely affect the trading market in, and the value of, the Dwyer common stock. The merger also provides the Dwyer stockholders with liquidity for their shares. Between January 1, 2003, and May 12, 2003, when Dwyer announced the signing of the merger agreement, the trading volume of Dwyer common stock exceeded 5,000 shares on only 10 days and the average trading volume during such period was approximately 3,114 shares per day. Because the trading volume of Dwyer common stock has been limited, any sale by a stockholder of a significant number of shares would likely adversely affect the market price.

     For Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co., the purpose of the merger is to acquire 100% ownership of Dwyer in a transaction in which the stockholders of Dwyer would have their equity interest in Dwyer extinguished. As described in the "Background of the Merger" section, Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. believe that Dwyer has strong business prospects for the future, based upon publicly available information regarding Dwyer and based upon their knowledge of the service-based franchise industry. Riverside, RCAF 2000, TDG Holding Company and TDG Merger Co. believe that Dwyer will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The transaction has been structured as a merger of TDG Merger Co. with and into Dwyer in order to preserve Dwyer's identity and existing contractual arrangements with third parties.

     The transaction has been structured as a cash merger in which TDG Holding Company will supply cash from equity capital and Dwyer, as the surviving corporation, will incur indebtedness to acquire all shares of Dwyer common stock for cash. Dwyer's purpose in submitting the merger to the vote of its stockholders with a favorable recommendation is to allow the stockholders an opportunity to receive a cash payment at a fair price for all of their shares of Dwyer common stock.

ALTERNATIVES TO THE MERGER

     Riverside considered alternatives to the merger to accomplish its goal of acquiring all of the outstanding equity interests in Dwyer, including a first-step tender offer followed by a second-step merger. The acquisition was structured as a cash merger, however, to accomplish the acquisition in a single step, and to provide a means to negotiate the transactions contemplated with the Rollover Stockholders, which, because of federal securities law requirements, would not have been feasible utilizing a tender offer structure. Riverside did not consider any alternatives that would have allowed the unaffiliated public stockholders of Dwyer to maintain an equity interest in Dwyer because no such alternative would have accomplished Riverside's purposes described above. Riverside determined to undertake the transaction at this time because Riverside believed that a long-term strategy for increasing the value of Dwyer would be more readily achievable if Dwyer were private.

EFFECTS OF THE MERGER

     Following the merger, Dwyer will be a privately held corporation, wholly owned by TDG Holding Company. The current stockholders of Dwyer (other than the Rollover Stockholders) will cease to have ownership interests in Dwyer or rights as Dwyer stockholders and will not benefit from any continuing operations or growth of Dwyer, or any transactions in which Dwyer may be involved in the future. Stockholders will be entitled to receive $6.75 in cash for each of their shares of Dwyer common stock. The Rollover Stockholders will indirectly, through their ownership interest in TDG Holding Company, own approximately 14% of the outstanding shares of common stock in Dwyer as the surviving corporation. All holders of outstanding options to purchase shares of Dwyer common stock, including those options held by Rollover Stockholders, will receive, for each share of Dwyer common stock subject to the options, an amount equal to the positive difference between the exercise price of such options and the merger consideration upon payment of the exercise price of the options. In addition, certain Rollover Stockholders who have entered into employment agreements with Dwyer, effective following the merger, will receive options, which if exercised will constitute, in the aggregate, an additional 15% of the common stock of TDG Holding Company.

     As a result of the merger, Dwyer will be privately held, and there will be no public market for its common stock. Following the merger, the shares of common stock will cease to be listed on The NASDAQ National Market, and price quotations of sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act will be terminated. This termination will make most provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Dwyer. Following the effective time of the merger, Dwyer will no longer be required to file periodic reports with the SEC.

     At the effective time of the merger, the directors of TDG Merger Co., consisting of Stuart C. Baxter and Loren J. Schlachet, will become the directors of Dwyer as the surviving corporation. Following the merger, pursuant to the stockholders agreement, at least four members of the board of directors of Dwyer will be designated by Riverside and at least three members, one of whom will be Dina Dwyer-Owens, will be designated by the Rollover Stockholders. In addition, the current management of Dwyer, consisting of Dina Dwyer-Owens (President, Chief Executive Officer and Director), Deborah Wright-Hood (Vice President of Administration, Secretary and Assistant Treasurer), James Johnston, Jr. (Vice President, Legal and Government Relations and General Counsel), Michael Bidwell (Chief Operating Officer), Robert Tunmire (Executive Vice President and Director), Thomas J. Buckley (Vice President, Treasurer and Chief Financial Officer), David Bethea (President, Rainbow) and Michael Hawkins (Vice President,

Franchise Sales), have entered into employment agreements pursuant to which they will remain the management of Dwyer as the surviving corporation. At the effective time of the merger, TDG Merger Co.'s certificate of incorporation and bylaws will become Dwyer's certificate of incorporation and bylaws.

     It is expected that, following the merger, the operations of Dwyer will be conducted substantially as they are currently being conducted. RCAF 2000, its co-investors, Dwyer, TDG Holding Company, TDG Merger Co. and the Rollover Stockholders do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Dwyer's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Dwyer, TDG Holding Company, TDG Merger Co. and Riverside will continue to evaluate Dwyer's business and operations following the merger and may develop new plans and proposals that Dwyer, TDG Holding Company, TDG Merger Co. and Riverside consider to be in the best interests of Dwyer and its then current stockholders.

     Following the merger, TDG Holding Company may seek to obtain additional or replacement financing involving debt, equity or a combination of debt and equity. To facilitate such financing, RCAF 2000 may sell to the party or parties providing the financing, shares of TDG Holding Company that it holds immediately following the merger. Alternatively, RCAF 2000 may sell such shares of TDG Holding Company independent of any such financing. There presently are no proposals, negotiations or plans to obtain such financing or to make any such sales. Whether such financing or sales are sought or concluded will depend upon business needs, personal financial objectives, market conditions and other factors which TDG Holding Company and Riverside deem relevant at the time.

     See "Summary Term Sheet," "Questions and Answers About the Merger," "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders," "-- Risks that the Merger will not be Completed" and "-- Estimated Fees and Expenses of the Merger."

RISKS THAT THE MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various risks, including, but not limited to, the following:

     - the holders of more than 10% of the outstanding shares of Dwyer common stock exercise their appraisal rights;

     - Dwyer, TDG Holding Company or TDG Merger Co. will not have performed in all material respects their obligations contained in the merger agreement before the effective time of the merger;

     - Dwyer's, TDG Holding Company's or TDG Merger Co.'s representations and warranties in the merger agreement will not be true and correct at the closing date of the merger; and

     - a court or governmental authority issues a non-appealable final order, decree or ruling or takes any other action that permanently restrains or prohibits the merger.

     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed. It is expected that, if the merger is not completed, the current management of Dwyer, under the direction of the board of directors, will continue to manage Dwyer as an ongoing business. If the merger is not completed, depending upon the circumstances, Dwyer may be required to reimburse certain expenses of the Rollover Stockholders. See
"-- Estimated Fees and Expenses of the Merger."

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS OF DWYER AND THE ROLLOVER STOCKHOLDERS IN THE MERGER

     In considering the recommendation of the special committee to the Dwyer board of directors and the recommendation of the Dwyer board of directors, you should be aware that certain members of the Dwyer board of directors and certain executive officers have interests different from you as a Dwyer stockholder generally. As a result of the conflict of interest, the board of directors appointed the special committee, consisting of three directors who are not officers or employees of Dwyer, who are not Rollover Stockholders, who will not be stockholders, directors, officers or employees of Dwyer or TDG Holding Company following the merger and who have no financial interest in the proposed merger different from the Dwyer stockholders generally, other than the receipt of board of directors and special committee fees. The special committee was appointed to evaluate, negotiate and, if appropriate, recommend the merger agreement and to evaluate whether the merger is in the best interests of the stockholders other than executive officers and directors with an interest in the merger. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Dwyer board of directors that the merger agreement be adopted and the merger approved. In addition, each member of the Dwyer board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger.

  COMPENSATION OF THE SPECIAL COMMITTEE

     In consideration for the substantial amount of time demanded by the merger transaction, the special committee determined that each member of the special committee should be compensated by an amount equal to $1,500 per meeting, payable regardless of whether or not a transaction is completed. The members of the special committee will receive an additional fixed amount payable only upon the closing of a transaction consisting of the sale of all or substantially all of the assets or the stock of Dwyer, or the acquisition of Dwyer by tender offer, merger, consolidation or other business combination. The contingent nature of the payment was intended to reduce the financial burden to Dwyer and its stockholders in the event a transaction was not completed. Upon consummation of the merger, Mr. Latin, chairman of the special committee, will receive $150,000, and Mr. Cohen and Mr. Hayes, members of the special committee, will each receive $125,000. The payments to the special committee will not exceed $500,000 in the aggregate.

  MERGER CONSIDERATION TO BE RECEIVED BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF DWYER

     As of the record date for the special meeting, directors, executive
officers and affiliates of Dwyer owned [          ] shares of Dwyer common
stock, or approximately [     ]% of the outstanding shares. Additionally, they
collectively have options to purchase [          ] shares of Dwyer common stock
at a weighted average exercise price per share of $[          ]. See "Security
Ownership of Certain Beneficial Owners" for information regarding the current directors and executive officers and their stock ownership in Dwyer.

     Following the merger, directors, executive officers and affiliates of Dwyer will be entitled to receive $6.75 per share in cash, without interest, for each share of Dwyer common stock held by them, other than the shares of Dwyer common stock that are exchanged by the Rollover Stockholders for TDG Holding Company common stock, as described below under the caption "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Equity Interest of Rollover Stockholders in TDG Holding Company."

     The aggregate amount to be paid to directors, executive officers and affiliates of Dwyer is expected to be approximately $25,825,864. The following table sets forth the cash amounts that certain directors, executive officers and affiliates of Dwyer are expected to receive upon completion of the merger:

                                                                             PROCEEDS TO BE
NAME                                                NUMBER OF SHARES      RECEIVED IN MERGER(2)
----                                                ----------------      ---------------------
Theresa Dwyer.....................................       320,488(1)            $ 1,963,291
Dina Dwyer-Owens..................................        30,800(1)                    -0-
Robert Tunmire....................................        50,719(1)            $   292,349
Thomas J. Buckley.................................        34,700(1)            $    34,222
Deborah Wright-Hood...............................        29,069(1)            $   146,211
Michael Bidwell...................................        31,745(1)                    -0-
Donald J. Dwyer, Jr...............................        34,400(1)            $   162,465
Dwyer Investments, Ltd............................     3,800,706(1)            $23,154,761
Burton D. Cohen...................................           -0-                       -0-
John P. Hayes.....................................           250               $     1,687
Donald E. Latin...................................        10,500               $    70,875

---------------

(1) Represents shares of Dwyer common stock owned by such Rollover Stockholder prior to the contribution of certain shares to TDG Holding Company in exchange for TDG Holding Company common stock pursuant to the contribution agreement. See "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Equity Interest of Rollover Stockholders in TDG Holding Company."

(2) Proceeds are adjusted to account for amounts to be contributed by Rollover Stockholders pursuant to the contribution agreement. See "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Equity Interest of Rollover Stockholders in TDG Holding Company." Proceeds do not include amounts to be received for outstanding options to purchase shares of common stock, which amounts are equal to the positive difference between the exercise price of such options and the merger consideration.

     Prior to the effective time of the merger, all unexpired and unexercised options or similar rights to purchase shares of Dwyer common stock, whether or not then exercisable, including those options held by the Rollover Stockholders, will be cancelled. In exchange for such cancellation, each former holder will be entitled to receive a cash payment, without interest, equal to the excess, if any, of the $6.75 per share cash consideration over the exercise price per share of the cancelled options, multiplied by the number of shares of Dwyer common stock subject to the option, less any applicable withholding taxes.

     The aggregate amount to be paid to directors and executive officers of Dwyer for their outstanding stock options is expected to be approximately $2,225,862, before taxes and other withholding. The following table sets forth the cash amounts, before taxes and any withholding, that the directors and executive officers of Dwyer are expected to receive in respect of their stock options upon completion of the merger:

                                                                                PROCEEDS TO BE
                                          SHARES SUBJECT   WEIGHTED AVERAGE   RECEIVED IN MERGER
NAME                                        TO OPTIONS      EXERCISE PRICE     FROM OPTIONS(1)
----                                      --------------   ----------------   ------------------
Theresa Dwyer...........................         -0-              N/A                   -0-
Dina Dwyer-Owens........................       5,000            $1.88              $ 24,375
Robert Tunmire..........................     100,000            $2.50              $425,000
Thomas J. Buckley.......................     126,205            $2.07              $590,059
Deborah Wright-Hood.....................         -0-              N/A                   -0-
Michael Bidwell.........................     101,000            $2.52              $427,480
Donald J. Dwyer, Jr.....................       5,000            $1.88              $ 24,375
Burton D. Cohen.........................      50,000            $4.11              $132,100
John P. Hayes...........................      76,420            $2.44              $329,223
Donald E. Latin.........................      65,000            $2.55              $273,250

---------------

(1) Calculated by multiplying the number of shares subject to the option by the excess, if any, of the $6.75 per share cash consideration over the exercise price of the options and assumes that no options will be exercised prior to the merger.

     EQUITY INTEREST OF ROLLOVER STOCKHOLDERS IN TDG HOLDING COMPANY

     Pursuant to the terms of the contribution agreement among the Rollover Stockholders, TDG Holding Company and RCAF 2000, each Rollover Stockholder has agreed to invest in TDG Holding Company a specified amount immediately prior to the completion of the merger. The investment is to be made either (1) through the contribution to TDG Holding Company of shares of Dwyer common stock owned by such Rollover Stockholder in exchange for common stock of TDG Holding Company or, (2) if a Rollover Stockholder does not own Dwyer common stock with an aggregate value equal to at least the amount to be contributed, then such Rollover Stockholder will purchase for cash, at a price of $100.00 per share, the number of shares of TDG Holding Company common stock necessary to fulfill such Rollover Stockholder's investment commitment. For purposes of the exchange, each share of Dwyer common stock is valued at $6.75, and each share of TDG Holding Company common stock is valued at $100.00. TDG Holding Company is not entitled to receive merger consideration for shares of Dwyer common stock exchanged by the Rollover Stockholders.

     After the contribution of Dwyer common stock to TDG Holding Company and the purchase of shares of TDG Holding Company common stock, the Rollover Stockholders are expected to own approximately 14% of the outstanding common stock of TDG Holding Company. The following table sets forth the respective dollar value of the contribution of, and the number of shares of TDG Holding Company to be received by, each Rollover Stockholder who is an executive officer, director or affiliate of Dwyer.

                                             CASH OR CONVERTED       NUMBER OF SHARES OF TDG
STOCKHOLDER                               SHARE VALUE CONTRIBUTED     HOLDING COMPANY STOCK
-----------                               -----------------------   -------------------------
Dwyer Investments, Ltd..................        $2,500,000                   25,000
Donald J. Dwyer.........................        $   70,000                      700
Dina Dwyer-Owens........................        $  400,000                    4,000
Darren Dwyer............................        $  350,000                    3,500
Theresa Dwyer...........................        $  200,000                    2,000
Robert Tunmire..........................        $   50,000                      500
Deborah Wright-Hood.....................        $   50,000                      500
Thomas J. Buckley.......................        $  200,000                    2,000
Michael Bidwell.........................        $  250,000                    2,500

     The Rollover Stockholders have certain rights with respect to their equity interest in TDG Holding Company pursuant to a stockholders agreement among TDG Holding Company, RCAF 2000 and the Rollover Stockholders, which is described below under "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Rights Pursuant to Stockholders Agreement." The stockholders agreement will be amended following the merger to include RCAF 2000's co-investors, Madison Capital and Mass Mutual, as parties to the stockholders agreement.

     EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

     As a condition to the transaction, Riverside required that certain executives enter into employment agreements with Dwyer at the time of the execution of the merger agreement. Each employment agreement is for a term of three years, commencing on the effective date of the merger. At the end of the three-year period and on each anniversary thereafter, unless the executive's employment has been otherwise terminated, the term of the employment agreement will be extended for an additional year. The respective positions, salaries and bonuses of executive officers entering into employment agreements are summarized below.

     Dina Dwyer-Owens. Under her employment agreement, Ms. Dwyer-Owens will serve as the Chief Executive Officer of Dwyer following the merger. Her base salary will be $212,000 for 2003. On January 1 of each year during the term of her employment agreement, her base salary will increase by 5% if Dwyer meets its budgeted goals for the preceding year. If such goals are not met, her base salary will increase by an amount equal to any increase in the consumer price index percentage over the previous year multiplied by the then-current base salary. Ms. Dwyer-Owens is eligible for a bonus with a target amount of 35% of her base salary per year, based on the achievement of specified performance goals.

     Robert E. Tunmire. Under his employment agreement, Mr. Tunmire will serve as an Executive Vice President of Dwyer and President of Synergistic International, Inc. (d/b/a Glass Doctor), a subsidiary of Dwyer, following the merger. His base salary will be $138,000 for 2003. On January 1 of each year during the term of his employment agreement, his base salary will increase by 5% if Dwyer meets its budgeted goals for the preceding year. If such goals are not met, his base salary will increase by an amount equal to any increase in the consumer price index percentage over the previous year multiplied by the then-current base salary. Mr. Tunmire is eligible to receive bonuses and commissions with a target amount of 186% of his base salary per year, based on the achievement of specified performance goals.

     Michael Bidwell. Under his employment agreement, Mr. Bidwell will serve as the Chief Operating Officer of Dwyer following the merger. His base salary will be $156,112 for 2003. On January 1 of each year during the term of his employment agreement, his base salary will increase by 5% if Dwyer meets its budgeted goals for the preceding year. If such goals are not met, his base salary will increase by an amount equal to any increase in the consumer price index percentage over the previous year multiplied by the then-current base salary. Mr. Bidwell is eligible for a bonus with a target amount of 64% of his base salary per year, based on the achievement of specified performance goals.

     Thomas J. Buckley. Under his employment agreement, Mr. Buckley will serve as the Chief Financial Officer of Dwyer following the merger. His base salary will be $144,000 for 2003. On January 1 of each year during the term of his employment agreement, his base salary will increase by 5% if Dwyer meets its budgeted goals for the preceding year. If such goals are not met, his base salary will increase by an amount equal to any increase in the consumer price index percentage over the previous year multiplied by the then-current base salary. Mr. Buckley is eligible for a bonus with a target amount of 35% of his base salary per year, based on the achievement of specified performance goals.

     Deborah Wright-Hood. Under her employment agreement, Ms. Wright-Hood will serve as the Vice President -- Administration of Dwyer following the merger. Her base salary will be $121,800 for 2003. On January 1 of each year during the term of her employment agreement, her base salary will increase by 5% if Dwyer meets its budgeted goals for the preceding year. If such goals are not met, her base salary will increase by an amount equal to any increase in the consumer price index percentage over the previous year multiplied by the then-current base salary. Ms. Wright-Hood is eligible for a bonus with a target amount of 27% of her base salary per year, based on the achievement of specified performance goals.

     In the event that the employment of any executive officer who has an employment agreement with Dwyer is terminated without cause, or in the event such executive officer terminates his or her employment agreement for a good reason, Dwyer will be obligated to continue to pay such person his or her base salary at the time of termination for a period of 18 months, if termination occurs prior to the third anniversary of the consummation of the merger, or 12 months, if termination occurs on or after the third anniversary of the consummation of the merger. In addition, in the event of such termination, the executive will be entitled to a prorated lump sum payment based on the executive's target bonus amount, and the executive will continue to participate, at Dwyer's cost, in Dwyer's medical, dental, disability and life insurance plans until the earlier of (i) such executive's eligibility for any such coverage under another employer's or any other medical, dental or life insurance plans or
(ii) one year following the termination of the executive's employment.

     In addition to the compensation described above, the executive officers entering into employment agreements will receive other benefits, including vacation benefits, expense reimbursement, long-term disability insurance and a standard executive benefits package (including insurance and other benefits) for which all of the executives of Dwyer are from time to time generally eligible as determined by the board of directors. In addition, the executive officers entering into employment agreements are subject to non-competition, non-solicitation and confidentiality obligations which survive the termination of their employment agreements.

     STOCK OPTIONS FOR CERTAIN EXECUTIVE OFFICERS

     In addition to common stock of TDG Holding Company acquired as Rollover Stockholders described above under "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Equity Interest of Rollover Stockholders in TDG Holding Company," executive officers who have executed employment agreements will receive options to acquire common stock of TDG Holding Company following the merger pursuant to a stock option plan to be adopted by TDG Holding Company and nonqualified stock option agreements to be entered into between each such executive officer and TDG Holding Company as soon as practicable following the consummation of the merger. The number of shares included in the grant of options for each executive officer is set forth below and is expressed as a percentage of the common stock of TDG Holding Company outstanding immediately following the merger.

NAME                                                           PERCENTAGE
----                                                           ----------
Dina Dwyer-Owens............................................       3.0%
Robert E. Tunmire...........................................     2.455%
Michael Bidwell.............................................     2.455%
Thomas J. Buckley...........................................      1.82%
Deborah Wright-Hood.........................................       2.0%

     For each such executive officer, one-third of the options granted may be exercised at a price of $150 per share (the "Tranche I Option Shares"), one-third of the options granted may be exercised at a price of $200 per share (the "Tranche II Option Shares") and one-third of the options granted may be exercised at a price of $225 per share (the "Tranche III Option Shares"). Twenty percent of each of the Tranche I Option Shares, the Tranche II Option Shares and the Tranche III Option Shares will vest and become exercisable on each of the first five anniversaries of the date of the grant if the executive officer remains an employee of Dwyer or any subsidiary of Dwyer on each such anniversary. All options will immediately vest upon a change in control of TDG Holding Company or Dwyer if the executive officer is an employee of Dwyer or any subsidiary of Dwyer on the date of the change in control. The options will expire ten years from the date of the grant but may be terminated earlier in the event of a termination of employment, including a termination of employment due to death or disability.

     Beginning on the fifth anniversary date of the option agreement, each recipient of options may elect to require Dwyer to purchase a portion of his or her vested options and shares of common stock of TDG Holding Company at a purchase price per vested option or share equal to the fair value determined in accordance with the following formula: the product of 7.0 times EBITDA for the 12-month period ended on the last day of the calendar quarter immediately preceding the date of such election plus cash or marketable securities, less outstanding indebtedness, less the aggregate liquidation preference for any outstanding shares of preferred stock, all of which is divided by the number of shares of common stock outstanding on a fully diluted basis. However, the option recipient will not be entitled to exercise the repurchase rights described in the preceding sentence with respect to (i) any vested options representing in excess of 15% of the option recipient's vested options in any calendar year or
(ii) shares representing in excess of 15% of the option recipient's shares in any calendar year. In addition, Dwyer will not be required to repurchase any options or shares in a calendar year if the aggregate value of all vested options and shares repurchased exceeds $150,000.

     RIGHTS PURSUANT TO STOCKHOLDERS AGREEMENT

     In connection with the contribution of shares, the Rollover Stockholders entered into a stockholders agreement with TDG Holding Company and RCAF 2000, which also governs options granted to certain executive officers and directors, as described above under "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Stock Options for Certain Executive Officers." The stockholders agreement will be amended following the merger to include RCAF 2000's co-investors, Madison Capital and Mass Mutual, as parties to the stockholders agreement.

     Pursuant to the stockholders agreement, the Rollover Stockholders, including certain executive officers and directors entering into employment agreements, may only transfer their shares of TDG Holding Company common stock in the following limited circumstances:

     - In the event that RCAF 2000 sells, assigns or otherwise transfers shares, the result of which is that RCAF 2000 owns less than a majority of the outstanding shares of Dwyer, then the Rollover Stockholders may participate in such transaction on a pro rata basis;

     - In the event that RCAF 2000 sells, assigns or otherwise transfers shares, the result of which is that RCAF 2000 owns less than a majority of the outstanding shares of Dwyer, then RCAF 2000 may require the Rollover Stockholders to participate in such transaction on a pro rata basis;

     - In the event that a Rollover Stockholder who is also an employee is terminated for cause within three years of the consummation of the merger, Dwyer may elect to require such person to sell all shares beneficially owned by him or her at a price equal to the lesser of (i) the price at which he or she acquired such shares (plus interest equal to 3% per annum) or (ii) the fair value of the shares, determined in accordance with the following formula: the product of 7.0 times EBITDA for the 12-month period ended on the last day of the calendar quarter immediately preceding the date of such termination plus cash or marketable securities, less outstanding indebtedness, less the aggregate liquidation preference for any outstanding shares of preferred stock, all of which is divided by the number of shares of common stock outstanding on a fully diluted basis, and multiplied by the number of shares of common stock held by such person;

     - In the event that a Rollover Stockholder who is also an employee is terminated for cause after the third anniversary of the consummation of the merger, Dwyer may elect to require such person to sell all shares beneficially owned by him or her at a price equal to the fair value of the shares, calculated as set forth above;

     - A Rollover Stockholder may transfer shares to his or her spouse or to an estate planning trust or family limited partnership primarily for the benefit of each such spouse or the natural or adopted descendents of such Rollover Stockholder;

     - A Rollover Stockholder may transfer shares to Dwyer, RCAF 2000 or their respective designees; and

     - In the case of a death of a Rollover Stockholder, shares may be transferred to his or her heirs, executors or administrators or to a trust under his or her will.

     In the event that Dwyer proposes to register any of its capital stock or other securities under the Securities Act in connection with a public offering resulting in at least $15 million in aggregate net proceeds to Dwyer, then each Rollover Stockholder may elect to have all or a portion of his or her shares registered in connection with the registered offering (subject to customary "cutbacks" and other customary terms recommended by the underwriters).

     Finally, if Dwyer issues additional shares of common stock (other than in connection with incentive compensation and the exercise of employee stock options), each Rollover Stockholder will have the right, but not the obligation, to purchase a number of additional shares at the price or prices and other terms at which such additional shares are proposed to be offered for sale to maintain his or her percentage ownership of Dwyer common stock.

     DIRECTORS OF THE SURVIVING CORPORATION

     Pursuant to the stockholders agreement, at least four members of the board of directors of Dwyer will be designated by Riverside and at least three members, one of whom will be Dina Dwyer-Owens, will be designated by the Rollover Stockholders.

     VOTING AGREEMENT

     The Rollover Stockholders, together with Donna Dwyer-VanZandt, Douglas Dwyer and the Donald J. Dwyer Family Trust, have entered into a voting agreement pursuant to which they have agreed to vote all of their shares of Dwyer common stock in favor of approving the merger. The voting agreement will terminate, and such stockholders will not be required to vote in favor of the merger and the merger agreement if either the board of directors or the special committee withdraws its recommendation of the merger or the merger agreement is terminated. These stockholders hold 4,421,514 shares of common stock (excluding stock options) or approximately 62% of the total number of issued and outstanding shares of Dwyer common stock.

TRANSACTIONS WITH AFFILIATES

     LEASE AMENDMENTS

     Dwyer is a party to two improved property commercial lease agreements pursuant to which it leases certain warehouse space to Worldwide Supply, Inc., an affiliated company owned by the Dwyer family. The first lease was entered into as of April 3, 2001, relating to a warehouse located at 209 Bosque Blvd., Waco, Texas; the second lease was entered into as of April 4, 2001, relating to a rear warehouse located at 209B Bosque Blvd., Waco, Texas. In respect of the two leases, Dwyer receives aggregate rental payments of $2,193 per month.

     Both leases were amended on May 11, 2003, with such amendments taking effect upon the effective date of the merger, to provide that Dwyer may terminate the leases upon 90 days' written notice. In the event of such termination, Dwyer will pay (i) all reasonable costs and expenses arising out of the relocation of Worldwide Supply's personal property to another location designated by Worldwide Supply, (ii) all reasonable and necessary costs and expenses which are necessary to make the new location compliant with all applicable laws, rules and regulations and (iii) all reasonable and necessary costs and expenses relating to or arising out of the construction of an explosion-proof coating room and any other reasonable and necessary structures, all of which shall be substantially similar to the existing explosion-proof coating room and other structures located on the current leased premises.

     SERVICE AGREEMENTS

     Dwyer has historically provided services to certain of its affiliates, including performance of certain legal, accounting, MIS and related services and functions necessary to operate their businesses. In order to evidence this relationship in writing with two of its affiliates, Worldwide Supply and Worldwide Refinishing Systems, Inc., doing business as DreamMaker Bath & Kitchen by Worldwide ("DreamMaker"), Dwyer entered into separate service agreements with each of Worldwide Supply and DreamMaker. Under the terms of these service agreements, Dwyer will continue to perform, on behalf of Worldwide Supply and DreamMaker, such services. DreamMaker will pay Dwyer an annual fee of $204,000, and Worldwide Supply will pay Dwyer an annual fee of $108,000 per year, subject in each case to annual increases of the greater of 5% or the increase in the consumer price index percentage. The initial term of each service agreement expires on January 1, 2008, unless either Worldwide Supply or DreamMaker are sold to a non-affiliate prior to such date, with the term to be automatically extended from year-to-year thereafter unless terminated by either party upon prior written notice.

     LICENSE AGREEMENT

     On May 11, 2003, Dwyer entered into a written license agreement with Dwyer Investments, Ltd., an affiliate of Dwyer, pursuant to which Dwyer Investments, Ltd. granted Dwyer a non-exclusive royalty-free, worldwide, non-terminable and perpetual license to use certain printed works of authorship entitled "Code of Values" and "Design Your Life" that are owned by Dwyer Investments, Ltd.

     CONSULTING SERVICES

     John Hayes, a member of the special committee, provides consulting services regarding public relations, marketing and special projects. Dwyer paid Mr. Hayes approximately $106,000 in 2002 and $108,000 in 2001 for these services and for board of directors fees.

INDEMNIFICATION

     The Seventh Section of Dwyer's certificate of incorporation, as amended, provides that Dwyer shall indemnify its officers and directors to the full extent permitted by law.

     Article VI of Dwyer's bylaws includes provisions for indemnification of Dwyer's officers and directors to the extent permitted by the DGCL. Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees or agents in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the DGCL. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     Pursuant to the merger agreement, the certificate of incorporation and bylaws of TDG Merger Co., the subsidiary of TDG Holding Company which will merge with and into Dwyer, will be the certificate of incorporation and bylaws of Dwyer following the merger. TDG Merger Co.'s bylaws include provisions for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL, as discussed in the previous paragraph.

     The employment agreements described under the caption "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Employment Agreements with Certain Executive Officers" provides that, with respect to such employee's acts or failures to act during his or her employment period, each such employee is entitled to indemnification from Dwyer to the extent permitted by law and to liability insurance coverage on the same basis as other officers and directors of Dwyer.

     The merger agreement provides that Dwyer as the surviving corporation will continue to honor all indemnification obligations in force as of the date of the merger agreement and will not amend, repeal or otherwise modify those obligations in a way that would adversely affect the rights of the individuals who are covered by the indemnification obligations. In addition, following the completion of the merger, Dwyer as the surviving corporation, is required to indemnify, defend and hold harmless all current and former officers, directors and employees of Dwyer and its subsidiaries from all liabilities, costs, expenses and claims arising out of actions taken before the effective time of the merger in performance of their duties as directors or officers of Dwyer or any subsidiaries in connection with the transactions contemplated by the merger agreement. In addition, Dwyer, as the surviving corporation, is required to maintain its directors and officers' liability insurance policies in effect for three years following the effective time of the merger, except that TDG Holding Company or Dwyer as the surviving corporation will not be required to pay insurance premiums in excess of 200% of the premiums it currently pays. TDG Holding Company has agreed to cause Dwyer to comply with the obligations described in this paragraph.

CERTAIN RISKS IN THE EVENT OF BANKRUPTCY

     If Dwyer is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $6.75 per share price payable to stockholders upon completion of the merger may be deemed to be a "fraudulent conveyance" under applicable law, and therefore may be subject to claims of creditors of Dwyer. If such a claim is asserted by the creditors of Dwyer following the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Dwyer's trustee in bankruptcy all or a portion of the $6.75 per share in cash they received upon the completion of the merger.

     Based upon the projected capitalization of Dwyer at the time of the merger and projected results of operations and cash flow following the merger, management of Dwyer has no reason to believe that Dwyer and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

MERGER FINANCING

     The obligation of TDG Holding Company and TDG Merger Co. to complete the merger is not subject to a financing condition. TDG Holding Company estimates that approximately $58 million will be required to complete the merger and pay related fees and expenses. TDG Holding Company expects this amount to be funded through a combination of equity contributions by RCAF 2000, its co-investors and the Rollover Stockholders and new credit facilities with a syndicate of banks. Riverside has received a commitment letter from each of Madison Capital and Mass Mutual that, when combined with the equity contributions, will be sufficient to fund these amounts.

     The estimated sources and uses of funds in connection with the merger and related transactions are as follows (assuming the merger is completed on
[               ], 2003):

                           SOURCES AND USES OF FUNDS
                                 $ IN MILLIONS
                         (ALL FIGURES ARE APPROXIMATE)

SOURCES                                     USES
-------                                     ----
Dwyer Cash.....................  $          Merger Consideration...........  $     --
Senior Credit Facility &                    Repay Existing Debt(including
  Subordinated Debt............  $          accrued interest)..............  $     --
Equity Contributions...........  $          Fees and Expenses..............  $     --
                                 --------                                    --------
Total..........................  $          Total..........................  $     --
                                 ========                                    ========

  EQUITY CONTRIBUTIONS

     In connection with the merger, RCAF 2000 and certain affiliates of its co-investors, Madison Capital and Mass Mutual, intend to collectively contribute
approximately $[               ] million in cash to TDG Holding Company in
exchange for shares of TDG Holding Company common stock. In addition, the Rollover Stockholders will contribute shares of Dwyer common stock and/or cash to TDG Holding Company with a value of $4,190,000 (assuming a value of $6.75 per share of Dwyer common stock) in exchange for shares of TDG Holding Company common stock. In addition to the shares of TDG Holding Company common stock described in the previous sentence, the Rollover Stockholders who have employment agreements with Dwyer following the merger will receive options to acquire TDG Holding Company common stock following the merger. See "-- Interests of Certain Officers and Directors of Dwyer and the Rollover Stockholders in the Merger -- Stock Options for Certain Executive Officers."

  SENIOR SECURED CREDIT FACILITIES

     Madison Capital and Riverside have entered into a commitment letter (the "Madison Capital Letter"), whereby Madison Capital has committed to make loans to Dwyer and to act as agent under senior secured credit facilities consisting of a $6,000,000 revolving loan facility (the "Revolving Facility"), a $10,000,000 Term A loan facility (the "Term A Facility") and a $8,500,000 Term B loan facility (the "Term B Facility"), upon the terms and conditions set forth in the Madison Capital Letter. The Revolving Facility, the Term A Facility and the Term B Facility are sometimes called the "Senior Secured Credit Facilities."

     The Revolving Facility and the Term A Facility will initially bear interest, at Dwyer's option, at either the base rate plus 2.75% per annum or the LIBOR rate plus 4.25%. The Term B Facility will initially bear interest, at Dwyer's option, of either the base rate plus 3.25% or the LIBOR rate plus 4.75%. The terms "base rate" and "LIBOR rate" will have meanings customary and appropriate for financings of this type.

     The Revolving Facility and the Term A Facility will mature on the fifth anniversary of the closing date of the merger. The Term B Facility will mature on the sixth anniversary of the closing date of the merger. Both the Term A Facility and Term B Facility will amortize in scheduled quarterly installments, commencing six months following the closing date of the merger.

     The Revolving Facility will be used to finance the working capital and general corporate needs of Dwyer and its subsidiaries. The Term A loan facility, the Term B loan facility and a portion of the revolving credit facility will be used for the following purposes:

     - to finance the merger (including repayment of outstanding indebtedness); and

     - to pay fees and expenses associated with the merger.

     Funding of these Senior Secured Credit Facilities will be subject to the following material conditions, as well as other customary closing conditions:

     - since March 31, 2003, no material adverse change in the business, assets, prospects, results of operation, condition (financial or otherwise) or prospects of Dwyer has occurred;

     - no material disruption of or material adverse change in the financial, banking or capital markets generally affecting credit facilities of this type has occurred;

     - satisfactory completion of due diligence with respect to Dwyer;

     - satisfactory negotiation and execution of appropriate loan documents relating to the senior credit facilities;

     - consummation of the merger on terms acceptable to Madison Capital;

     - receipt at the closing of the merger of minimum cash equity of $29,100,000 and net cash proceeds of $8,750,000 from the issuance of unsecured subordinated debt on terms acceptable to Madison Capital;

     - satisfaction of certain financial conditions, including (i) maximum senior debt to EBITDA, (ii) maximum total debt to EBITDA and (iii) minimum trailing 12-month EBITDA of Dwyer at the closing of the merger of at least $7,100,000 (provided that if EBITDA is less than $7,100,000, then the aggregate amount of loans under the facilities will decrease pursuant to a defined formula); and

     - payment of Madison Capital's fees and expenses.

  SUBORDINATED DEBT

     MassMutual and Riverside have entered into a commitment letter (the "MassMutual Letter"), pursuant to which MassMutual has committed to purchase subordinated notes with detachable warrants of TDG Holding Company in the amount of $8,750,000 and limited liability company units or the equivalent in the amount of $1,250,000, upon the terms and conditions set forth in the MassMutual Letter.

     The notes will bear interest at 14% per annum, payable quarterly, will be subject to customary prepayment penalties, will be subordinated to the Senior Secured Credit Facilities and will mature on the eighth anniversary of the closing date of the merger.

     The warrants of TDG Holding Company will initially represent 3% of the ownership of Dwyer at the closing of the merger, will have a nominal exercise price, will be allocated to the purchasers of the notes in proportion to the amount of notes purchased by each purchaser, will have customary registration rights, dilution protection and co-sale, drag-along and preemptive rights as set forth in the stockholders agreement and will have a term of eight years, measured from the closing date of the merger.

     MassMutual and various other entities will purchase the units, which will be subject to the stockholders agreement.

     The subordinated debt will be used to finance the merger and pay related transaction costs and expenses.

     The purchase of the notes, warrants and units will be subject to the following material conditions, as well as other customary closing conditions:

     - no material adverse change or condition affecting Dwyer's business that has not been disclosed to MassMutual in writing has occurred;

     - internal approval by MassMutual;

     - satisfactory completion of due diligence with respect to Dwyer;

     - satisfactory negotiation and execution of appropriate documents relating to the subordinated debt;

     - receipt at the closing of the merger of minimum cash equity of $27,500,000;

     - satisfaction of certain financial conditions, including (i) maximum total leverage and (ii) minimum trailing 12-month EBITDA of Dwyer at the closing of the merger of at least $7,100,000 (provided that if EBITDA is less than $7,100,000, then Riverside must contribute additional equity);

     - noteholders' receipt of board observation rights; and

     - payment of MassMutual's fees and expenses.

ESTIMATED FEES AND EXPENSES OF THE MERGER

     Dwyer expects to incur approximately $2.9 million in costs and expenses in connection with the merger and the related transactions, as set forth in the table below:

EXPENSES                                                       ESTIMATED AMOUNT
--------                                                       ----------------
Financial advisory fees.....................................    $1,450,000.00
Legal fees..................................................    $  900,000.00
Special Committee Fees......................................    $  500,000.00
Accounting fees.............................................    $   25,000.00
Printing and mailing fees...................................    $   25,000.00
SEC filing fees.............................................    $    3,953.47
Miscellaneous...............................................    $    5,000.00
Total.......................................................    $2,908,953.47

LITIGATION CHALLENGING THE MERGER

     On May 20, 2003, an individual plaintiff filed a purported class action complaint in the Court of Chancery of the State of Delaware for New Castle County against Dwyer and certain of the current directors of Dwyer. The complaint alleges that the directors breached their fiduciary duties to the plaintiff. The plaintiff seeks to have the action maintained as a class action, to have the defendants enjoined from proceeding with or closing the proposed transaction and to recover unspecified costs of the action. The class is alleged to include all public stockholders of Dwyer, excluding the defendants and the Rollover Stockholders. Dwyer and the director defendants intends to defend vigorously against the complaint.

FEDERAL INCOME TAX CONSEQUENCES

     Upon completion of the merger, each outstanding share of Dwyer common stock (other than shares held by TDG Holding Company and shares as to which appraisal rights are properly exercised) will be converted into the right to receive the $6.75 in cash, without interest.

     The following discussion is a summary of the principal United States federal income tax consequences of the merger to stockholders whose shares are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands shares of Dwyer common stock are capital assets, and may not apply to shares of Dwyer common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are not citizens or residents of the United States.

     The United States federal income tax consequences set forth below are based upon present law. Because individual circumstances may differ, each stockholder is urged to consult his or her own tax advisor to determine the applicability of the rules discussed below to him or her and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

     The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of Dwyer common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the effective date of the merger, the shares of Dwyer common stock were held for more than one year. There are limitations on the deductibility of capital losses.

     Payments in connection with the merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

     Neither TDG Holding Company nor TDG Merger Co. will recognize gain or loss for United States federal tax purposes as a result of the merger. The Rollover Stockholders will not recognize gain or loss for federal income tax purposes as a result of their exchange of Dwyer common stock for TDG Holding Company capital stock. The aggregate tax basis of the TDG Holding Company capital stock received in exchange for Dwyer common stock will be the same as the aggregate tax basis of the Dwyer common stock surrendered in the exchange. The holding period of TDG Holding Company capital stock received as a result of the exchange will include the holding period of the Dwyer common stock surrendered.

     Dwyer will not recognize gain or loss for United States tax purposes as a result of the merger.

ANTICIPATED ACCOUNTING TREATMENT OF MERGER

     The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Dwyer's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

CERTAIN REGULATORY MATTERS

     Dwyer, TDG Holding Company, TDG Merger Co. and the Rollover Stockholders do not believe that any governmental filings are required with respect to the merger other than (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) filings with the SEC and The NASDAQ National Market, (iii) filings relating to franchises and (iv) filings with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL any holder of common stock who does not wish to accept $6.75 per share in cash for the holder's shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the holder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the DGCL.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and it is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Exhibit B to this proxy statement. All references to a "stockholder" in Section 262 and in this summary are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for adoption and approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Exhibit
B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Exhibit B to this proxy statement. Stockholders who consider exercising such appraisal rights may wish to seek the advice of counsel, which counsel or other appraisal services will not be paid for by Dwyer. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

 FILING WRITTEN OBJECTION

     Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to Dwyer a separate written demand for appraisal of the holder's shares before the vote on the merger agreement at the special meeting, which demand must reasonably inform Dwyer of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of common stock in favor of the merger agreement at the special meeting, or any postponement or adjournment thereof, or consent thereto in writing pursuant to Section 228 of the DGCL; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

     The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares of common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, such demand must be executed by or for the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If the shares of record are owned by more than one person, as in a joint tenancy or tenancy-in-common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, following the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept $6.75 per share by delivering to Dwyer a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days following the effective date of the merger will require Dwyer's written approval as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed with respect to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If Dwyer, as the surviving corporation, does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $6.75 per share.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to The Dwyer Group, Inc., 1010 North University Parks Drive, Texas 76707, Attn.: Secretary.

 NOTICE BY DWYER

     Within 10 days following the effective time of the merger, Dwyer, as the surviving corporation, must send a notice as to the effectiveness of the merger to each of Dwyer's former stockholders who (i) has made a written demand for appraisal in accordance with Section 262 and (ii) has not voted, nor consented, to adopt the merger agreement or to approve the merger.

     Under the merger agreement, Dwyer has agreed to give TDG Holding Company prompt notice of any demands for appraisal received by Dwyer. In addition, a condition to the completion of the merger requires the holders of no more than 10% of the total number of issued and outstanding shares of Dwyer common stock request to exercise their appraisal rights. TDG Holding Company has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Dwyer will not, except with the prior written consent of TDG Holding Company, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days following the effective time of the merger, any former stockholder of Dwyer who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Dwyer, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Dwyer, as the surviving corporation, must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

 FILING A PETITION FOR APPRAISAL

     Within 120 days following the effective date of the merger, either Dwyer, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all such stockholders. Dwyer is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Dwyer, as the surviving corporation, will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Dwyer has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Dwyer as the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Dwyer, as the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

 DETERMINATION OF FAIR VALUE

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $6.75 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. TDG HOLDING COMPANY DOES NOT ANTICIPATE OFFERING MORE THAN $6.75 PER SHARE TO ANY STOCKHOLDER EXERCISING APPRAISAL RIGHTS AND RESERVES THE RIGHT TO ASSERT, IN ANY APPRAISAL PROCEEDING, THAT, FOR PURPOSES OF SECTION 262, THE "FAIR VALUE" OF A SHARE OF COMMON STOCK IS LESS THAN $6.75.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

     The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness fees, although upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' and expert witness fees, be charged pro rata against the value of all of the shares entitled to appraisal.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

     The description of the merger agreement contained in this proxy statement describes the material terms of the merger agreement. A complete copy of the merger agreement, without schedules or exhibits, appears in Exhibit A to this proxy statement and is incorporated by reference into this proxy statement. You are urged to read the entire merger agreement because it is the legal document that governs the merger.

THE MERGER

     The merger agreement provides that, subject to the conditions summarized below, TDG Merger Co. will merge with and into Dwyer. Following the merger, TDG Merger Co. will cease to exist, and Dwyer will continue as the surviving corporation.

EFFECTIVE TIME OF MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This time is referred to as the "effective time." The filing is expected to occur as soon as practicable after adoption of the merger agreement, the approval of the merger by the Dwyer stockholders at the special meeting and satisfaction or waiver of the other conditions to the merger set forth in the merger agreement.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF DWYER AS THE SURVIVING CORPORATION

     Following the merger:

     - the certificate of incorporation of TDG Merger Co. as in effect immediately prior to the effective time will be the certificate of incorporation of Dwyer as the surviving corporation;

     - the bylaws of TDG Merger Co. in effect immediately prior to the effective time will be the bylaws of Dwyer as the surviving corporation;

     - the directors of TDG Merger Co. immediately prior to the effective time will become the directors of Dwyer as the surviving corporation; and

     - the officers of Dwyer immediately prior to the effective time will be the initial officers of Dwyer as the surviving corporation.

CONVERSION OF COMMON STOCK

     At the effective time, each outstanding share of Dwyer common stock will automatically be converted into and represent the right to receive $6.75 in cash, without interest (referred to as the "merger consideration"), except for:

     - those shares of Dwyer common stock held by TDG Holding Company, including those that were exchanged by Rollover Stockholders immediately prior to the merger for shares of common stock of TDG Holding Company;

     - shares held by stockholders seeking appraisal rights in accordance with Delaware law; and

     - shares held by Dwyer in treasury that will be canceled without any payment thereon.

     At the effective time, each share of common stock of TDG Merger Co. issued and outstanding immediately before the effective time will thereafter represent one validly issued, fully paid and nonassessable share of common stock of Dwyer as the surviving corporation.

PAYMENT FOR SHARES

     At the effective time and promptly as needed following the effective time, TDG Merger Co. will deposit with the paying agent appointed by TDG Merger Co. sufficient funds to pay the merger consideration. Promptly following the effective time, Dwyer as the surviving corporation will cause to be mailed to each record holder of shares of Dwyer common stock immediately prior to the effective time instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

     STOCKHOLDERS OF DWYER SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED THE INSTRUCTIONS FOR THE SURRENDER OF THEIR SHARES.

     Each stockholder will be entitled to receive $6.75 per share, without interest, only upon surrender to the paying agent of a share certificate in accordance with the instructions provided by Dwyer. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (i) the share certificate so surrendered be properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange pay any transfer or other taxes that may be required to the satisfaction of the paying agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

     One year following the effective time, TDG Holding Company will cause the paying agent to deliver to Dwyer as the surviving corporation all cash and documents in its possession, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares of Dwyer common stock outstanding before the effective time may surrender their certificates to Dwyer as the surviving corporation and receive the merger consideration relating thereto, without any interest or dividends. Dwyer, TDG Holding Company, TDG Merger Co. and the paying agent will not be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TRANSFER OF SHARES

     At the effective time, the stock transfer books of Dwyer will be closed and there will be no further transfers on the records of Dwyer as the surviving corporation, or its transfer agent of certificates representing shares of Dwyer common stock outstanding before the effective time, and any such certificates presented to Dwyer as the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled. Following the effective time, the holders of share certificates representing shares of Dwyer common stock before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

TREATMENT OF STOCK OPTIONS

     Dwyer will provide that, upon the effective time of the merger, each outstanding option to purchase shares of Dwyer common stock and each outstanding warrant to purchase shares of Dwyer common stock whether or not then exercisable or vested, will be acquired by Dwyer for cancellation. In exchange, the holders of such options and warrants will receive, for each share of Dwyer common stock represented by such option or warrant, an amount in cash equal to the product of the excess, if any, of the merger consideration over the per share exercise price of such option or warrant.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Dwyer as the surviving corporation will not amend, repeal or otherwise modify indemnification obligations in a way that would adversely affect the rights of the individuals who as of the date of the merger agreement were directors, officers, employees, fiduciaries or agents of Dwyer or otherwise entitled to indemnification under the certificate of incorporation, bylaws or indemnification agreements. Dwyer as the surviving corporation is required to indemnify, defend and hold harmless all such persons against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation to the extent it was based on the fact that such person is or was a director, officer or employee of Dwyer arising out of actions taken at or prior to the effective time. In addition, following the completion of the merger, Dwyer as the surviving corporation is required to indemnify, defend and hold harmless all current and former officers, directors and employees of Dwyer and its subsidiaries from and against all liabilities, costs, damages, expenses and claims arising out of actions taken before the effective time in performance of their duties as directors or officers of Dwyer or any subsidiaries in connection with the transactions contemplated by the merger agreement. In addition, Dwyer is required to maintain its directors and officers' liability insurance policies in effect for three years following the effective time of the merger, except that TDG Holding Company or Dwyer, as the surviving corporation will not be required to pay annual insurance premiums in excess of 200% of the premiums it currently pays.

REPRESENTATIONS AND WARRANTIES

     ALL REPRESENTATIONS AND WARRANTIES ARE SUBJECT TO VARIOUS QUALIFICATIONS AND LIMITATIONS. THE SECTION REFERENCE IN THE PARENTHETICAL FOLLOWING EACH BULLET POINT DIRECTS YOU TO THE SECTION OF THE MERGER AGREEMENT WHERE THESE QUALIFICATIONS AND LIMITATIONS TO THE REPRESENTATIONS AND WARRANTIES ARE DESCRIBED.

     The merger agreement contains various customary representations and warranties of Dwyer (which will not survive completion of the merger) relating to, among other things:

     - the due organization, valid existence, good standing and necessary corporate power and authority of Dwyer and its subsidiaries to carry on their business (see Section 3.1);

     - the capitalization of Dwyer (see Section 3.2);

     - the authorization, execution, delivery and enforceability of the merger agreement (see Section 3.3);

     - the absence of any conflicts between the merger agreement and Dwyer's certificate of incorporation and bylaws, the charter or bylaws of any Dwyer subsidiary, and any applicable law or other contracts or documents (see Section 3.4);

     - the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the merger agreement, required for Dwyer to complete the merger (see Section 3.4);

     - the adequacy and accuracy of filings made by Dwyer with the SEC (see
       Section 3.5);

     - the conduct of Dwyer's business and operations in the ordinary course of business since December 31, 2002, except as disclosed in Dwyer's reports filed with the SEC and the absence of any material adverse effect (see
       Section 3.6);

     - the accuracy of information concerning Dwyer in this proxy statement (see
       Section 3.9);

     - the absence of any claim, action, suit, proceeding or investigation actually pending or threatened against Dwyer or its subsidiaries that if adversely determined, would, individually or in the aggregate, be reasonably expected to have a material adverse effect on Dwyer's business or operations (see Section 3.7);

     - the inapplicability of Delaware anti-takeover laws to the merger and the transactions contemplated by the merger (see Section 3.17);

     - adoption of the merger agreement by the holders of outstanding shares of Dwyer common stock as being the only vote of the holders of any class of capital stock of Dwyer necessary under Dwyer's restated certificate of incorporation, as amended, and Delaware law to approve the merger agreement (see Section 3.18); and

     - brokers', finders' and investment bankers' fees (see Section 3.20).

     The merger agreement contains various customary representations and warranties of TDG Holding Company and TDG Merger Co. (which will not survive completion of the merger) relating to, among other things:

     - the due organization, valid existence, good standing and necessary corporate power and authority of TDG Holding Company and TDG Merger Co. to carry on their business (see Section 2.1);

     - the authorization, execution, delivery and enforceability of the merger agreement (see Section 2.2);

     - the absence of any conflicts between the merger agreement and TDG Holding Company's or TDG Merger Co.'s certificate of incorporation or bylaws, any applicable law or other contracts or documents (see Section 2.3);

     - the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for TDG Holding Company or TDG Merger Co. to complete the merger (see Section 2.3);

     - the availability of sufficient funds to purchase the shares of Dwyer common stock and to pay all related fees and expenses pursuant to the merger (see Section 2.4);

     - the accuracy of information concerning information provided by TDG Holding Company or TDG Merger Co. in connection with this proxy statement (see Section 2.5); and

     - brokers', finders' and investment bankers' fees (see Section 2.6).

CONDUCT OF BUSINESS PENDING THE MERGER

     Dwyer is subject to restrictions on its conduct and operations until the effective time. In the merger agreement, Dwyer has agreed that, prior to the effective time, it and its subsidiaries will not:

     - conduct their business other than in the ordinary course of business and in a manner consistent with past practice;

     - amend their certificates of incorporation or bylaws or similar organizational documents;

     - declare or pay any dividends;

     - issue or encumber any additional shares of common stock;

     - incur any debt, except in the ordinary course of business and in a manner consistent with past practice;

     - redeem, purchase or otherwise acquire directly or indirectly any of their capital stock or other securities;

     - enter into, amend or terminate any material contract, except in the ordinary course of business;

     - grant any increase in the compensation or benefits payable to any employee; adopt, enter into, amend, increase or accelerate the payment or vesting under any benefit plan; grant any severance or termination pay to any officer, director or employee; or enter into or amend any employment or collective bargaining agreement in each case, subject to certain exceptions, except in the ordinary course of business;

     - change the accounting principles used by them unless required by GAAP (or, if applicable with respect to Dwyer subsidiaries, foreign generally accepted accounting principles);

     - acquire by merger or consolidation, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material assets of any other entity;

     - sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of their material assets;

     - mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien, any of their material properties or assets;

     - compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and in a manner consistent with past practice;

     - terminate any franchisee or licensee other than in the ordinary course of business and in a manner consistent with past practice; or

     - enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

NO SHOPPING

     Dwyer has agreed that it will not, directly or indirectly, solicit, initiate or encourage any proposal for a merger or similar transaction with any other person or entity (referred to as an "acquisition transaction"). This includes participating in negotiations or discussions with or offering or furnishing any nonpublic information to any person or cooperating in any way with any person to do or seek an acquisition transaction.

     However, prior to the adoption of the merger agreement by the Dwyer stockholders, Dwyer may furnish information to, and enter into negotiations with, any party that makes an unsolicited written offer for an acquisition transaction, if the board of directors of Dwyer determines in its good faith and reasonable judgment, after consultation with its legal and financial advisors, that:

     - the failure to take such action would result in a breach of the directors' fiduciary duties; and

     - the proposal is more favorable to the Dwyer stockholders and for which no financing contingency exists.

     Promptly after receiving a proposal or inquiry relating to an acquisition transaction, Dwyer will notify TDG Holding Company of the proposal, including the identity of the person making the proposal and its material terms and conditions.

ACCESS TO INFORMATION

     Dwyer has agreed to afford to the officers, employees, financial advisors, agents and other representatives of TDG Holding Company or TDG Merger Co. reasonable access upon reasonable notice and during normal business hours, to Dwyer's or any of its subsidiaries' officers, employees, agents, properties, offices and other facilities and to all books and records, and to furnish TDG Holding Company and TDG Merger Co. with all financial, operating and other data as either TDG Holding Company or TDG Merger Co. may reasonably request.

CONDITIONS TO THE MERGER

  CONDITIONS TO EACH PARTY'S OBLIGATION

     Dwyer's, TDG Holding Company's and TDG Merger Co.'s obligations to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

     - the adoption of the merger agreement and the approval of the merger by the holders of a majority of the outstanding shares of Dwyer common stock;

     - the absence of any law, order or injunction that prohibits the completion of the merger; and

     - the receipt of all required governmental and regulatory approvals.

  CONDITIONS TO TDG HOLDING COMPANY AND TDG MERGER CO.'S OBLIGATIONS

     TDG Holding Company's and TDG Merger Co.'s obligations to complete the merger are subject to the satisfaction or waiver by TDG Holding Company and TDG Merger Co. on or prior to the closing date of the following conditions:

     - Dwyer's representations and warranties in the merger agreement that are qualified by materiality must be true and correct in all respects as of the date of the merger agreement and as of the effective time;

     - Dwyer's representations and warranties in the merger agreement that are not qualified by materiality must be true and correct in all material respects as of the date of the merger agreement and as of the effective time;

     - Dwyer must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time;

     - holders of not more than 10% of the outstanding shares of Dwyer common stock exercise their right to appraisal under the DGCL;

     - the absence of any event that has had a material adverse effect on Dwyer;

     - each option or warrant to purchase Dwyer common stock will have been exercised, forfeited or cancelled;

     - TDG Holding Company, RCAF 2000 and the Rollover Stockholders will have consummated the transactions contemplated by the contribution agreement; and

     - Dwyer's EBITDA for the 12 months immediately preceding the mailing of this proxy statement must be not less than $6,460,000.

  CONDITIONS TO DWYER'S OBLIGATION

     Dwyer's obligation to effect the merger is subject to the satisfaction, or waiver by Dwyer on or prior to the closing date of the following conditions:

     - TDG Holding Company's and TDG Merger Co.'s representations and warranties that are qualified by materiality must be true and correct in all material respects as of the date of the merger agreement and the effective time;

     - TDG Holding Company's and TDG Merger Co.'s representations and warranties in the merger agreement that are not qualified by materiality must be true and correct in all material respects as of the date of the merger agreement and as of the effective time;

     - each of TDG Holding Company and TDG Merger Co. must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time; and

     - TDG Holding Company and RCAF 2000 must have performed in all material respects all obligations and complied in all material respects, all agreements and covenants required to be performed or complied with by them under the contribution agreement.

  WAIVER

     At any time before the effective time of the merger, Dwyer, TDG Holding Company or TDG Merger Co. may waive any of the conditions to their obligations to consummate the merger, to the extent permitted by law.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the effective time, whether before or after approval by the Dwyer stockholders:

     - by mutual written consent of TDG Holding Company and Dwyer;

     - by either TDG Holding Company or Dwyer if:

      - any final and nonappealable order, decree or ruling permanently restrains, enjoins or otherwise prohibits the merger after the parties have used their best efforts to have the order removed;

      - the merger has not occurred by December 31, 2003, or such later date as TDG Holding Company and Dwyer mutually agree;

      - the Dwyer stockholders fail to adopt the merger agreement;

     - by Dwyer if TDG Holding Company or TDG Merger Co. is in material breach of the merger agreement and does not cure the breach within 30 days after written notice;

     - by TDG Holding Company if:

      - TDG Merger Co. is in material breach of any representation, warranty or covenant in the merger agreement and does not cure the breach within 30 days after written notice;

      - the board of directors of Dwyer, prior to the approval of the merger agreement by the Dwyer stockholders, withdraws, modifies or changes its recommendation or approval of the merger; recommends any proposal, other than by TDG Holding Company or TDG Merger Co., for an acquisition transaction; or resolves to take any of the foregoing actions; or

      - Dwyer's EBITDA for the 12 months immediately preceding the mailing of this proxy statement is less than $6,460,000.

TERMINATION FEES AND EXPENSES

     Dwyer will be required to pay certain amounts to TDG Holding Company, as TDG Holding Company's and TDG Merger Co.'s sole and exclusive remedy, if the merger agreement is terminated by TDG Holding Company as a result of a material breach by Dwyer of its representations, warranties, covenants or agreements made in the merger agreement, as follows:

     - If such breach is willful and frustrates the consummation of the merger, then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000;

     - If, at the time of such breach, a third party made an offer with respect to an acquisition transaction that has not been rejected by Dwyer or withdrawn by the third party, then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000; and if, within two years of termination of the merger agreement, Dwyer consummates an acquisition transaction with such third party, then Dwyer will also be required to pay TDG Holding Company a termination fee of $2,000,000; and

     - If the agreement is terminated as a result of such breach other than as set forth above, then TDG Holding Company may pursue any rights and remedies available to it at law or in equity, subject to a maximum aggregate recovery against Dwyer of $100,000.

     Dwyer will be required to pay certain amounts to TDG Holding Company, as TDG Holding Company's and TDG Merger Co.'s sole and exclusive remedy, if another acquisition transaction has been made known to Dwyer or made directly to the Dwyer stockholders and if the merger agreement is terminated, as follows:

     - If the merger agreement is terminated by Dwyer or TDG Holding Company because the stockholders of Dwyer fail to approve the merger, then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000; and, if such acquisition transaction is consummated, then Dwyer will be required to pay TDG Holding Company a termination fee of $2,000,000; or

     - If the merger agreement is terminated by TDG Holding Company because the board of directors of Dwyer withdraws, modifies or changes its recommendation or recommends any proposal other than by TDG Holding Company or TDG Merger Co., then Dwyer will be required to pay TDG Holding Company's actual and reasonable documented expenses not to exceed $750,000; and, if such acquisition transaction is consummated, then Dwyer will be required to pay TDG Holding Company a termination fee of $2,000,000.

     TDG Holding Company will be required to pay certain amounts to Dwyer, as Dwyer's sole and exclusive remedy, if the merger agreement is terminated by Dwyer as a result of a material breach by TDG Holding Company or TDG Merger Co. of their representations, warranties, covenants or agreements made in the merger agreement, as follows:

     - If such breach is willful and frustrates the consummation of the merger and occurs at such time as all conditions to TDG Holding Company's and TDG Merger Co.'s obligations to consummate the merger have been fulfilled, then TDG Holding Company will be required to pay Dwyer's actual and reasonable documented expenses not to exceed $750,000 and a termination fee of $2,000,000; and

     - If the agreement is terminated as a result of such breach other than as set forth above, then Dwyer may pursue any rights and remedies available to it at law or in equity, subject to a maximum aggregate recovery against TDG Holding Company of $100,000.

EXPENSE REIMBURSEMENT

     Except for the reimbursement of expenses to TDG Holding Company or Dwyer in the event of termination of this merger agreement as described above, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, whether or not the merger is completed.

AMENDMENTS

     The merger agreement may be amended by agreement of the parties in writing at any time before or after any required approval of matters presented in connection with the merger by the stockholders; provided, however, that after any such approval, no amendment may be made that would:

     - reduce the amount or change the type of consideration into which each share of Dwyer common stock will be converted upon consummation of the merger; or

     - alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Dwyer stockholders.

                              RECENT TRANSACTIONS

     There have been no transactions in the common stock of Dwyer effected during the last 60 days by Dwyer or any Rollover Stockholder.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Dwyer common stock as of June 1, 2003, by (i) all those known to Dwyer to be beneficial owners of more than 5% of its common stock, (ii) each executive officer and director of Dwyer and (iii) all executive officers and directors of Dwyer as a group. TDG Holding Company and TDG Merger Co. currently do not beneficially own any Dwyer common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o The Dwyer Group, Inc., 1010 North University Parks Drive, Waco, Texas 76707.

                                                               SHARES OF
                                                                 COMMON
                                                                 STOCK
                                                              BENEFICIALLY   PERCENT OF
NAME                                                            OWNED(1)      CLASS(2)
----                                                          ------------   ----------
Theresa Dwyer(3)(5).........................................   4,236,853        60.0%
Dwyer Investments, Ltd.(4)..................................   3,800,706        53.8%
Donald J. Dwyer, Jr.(5)(6)(7)...............................     685,422         9.7%
Robert Tunmire(6)(8)........................................     683,934         9.5%
Renaissance Capital Growth & Income Fund III(9).............     675,000         9.6%
Dina Dwyer-Owens(6)(7)......................................     569,015         8.0%
Deborah Wright-Hood(6)......................................     562,284         8.0%
Donna Dwyer Van-Zandt(6)....................................     559,879         7.9%
Douglas Dwyer(6)............................................     550,597         7.8%
Darren Dwyer(6).............................................     533,215         7.5%
Michael Bidwell(10).........................................     129,345         1.8%
Thomas Buckley(11)..........................................     127,105         1.8%
Donald J. Dwyer Family Trust(4).............................     115,659         1.6%
John Hayes(12)..............................................      60,670           *
Donald E. Latin(13).........................................      32,500           *
Burton D. Cohen(14).........................................         -0-         N/A
Officers and directors as a group(3)(15)....................   4,855,991        65.2%

---------------

   * Less than 1%

 (1) Each beneficial owner's percentage interest is determined by including shares over which the person has voting power or dispositive power and by assuming that exercisable options that are held by such person (but not those held by any other person) have been exercised. Except as noted, Dwyer believes that all persons named in the table have voting and dispositive power with respect to all shares of common stock owned by them.

 (2) Based on a total of 7,063,931 shares of common stock outstanding as of June 1, 2003, prior to the exercise of any outstanding options or warrants.

 (3) Includes 3,800,706 shares of common stock owned by the Partnership (defined below) over which Theresa Dwyer has sole dispositive power as Managing Partner.

 (4) Donald J. Dwyer, Sr., former Chairman of the Board, President and CEO of Dwyer, died in 1994. In 1997, his estate distributed 4,077,501 shares of common stock beneficially owned by the estate to Theresa Dwyer with the remaining 115,423 shares distributed to the Donald J. Dwyer Family Trust (the "Trust"), of which Theresa Dwyer and Donald J. Dwyer, Jr. are co-trustees. Also in 1997, Theresa Dwyer contributed 3,899,182 beneficially owned shares, and the Trust contributed 115,092 beneficially owned shares, to Dwyer Investments, Ltd., (the "Partnership") in exchange for equity interests. In 1998, Theresa Dwyer sold 13.3% limited partnership interests in the Partnership to the Donald J. Dwyer, Jr. GST Trust, the Donna Dwyer-Van Zandt GST Trust, the Deborah Wright-

     Hood GST Trust, the Dina Dwyer-Owens GST Trust, the Darren Dwyer GST Trust, the Douglas Dwyer GST Trust, (each individual is trustee of their generation-skipping trusts) and to Robert Tunmire, individually. Theresa Dwyer, as managing partner, has sole dispositive power over the stock owned by the Partnership.

 (5) Includes 115,659 shares of common stock of the Trust over which Theresa Dwyer and Donald J. Dwyer, Jr. have shared voting power as co-trustees.

 (6) Includes 533,215 shares of common stock of the Partnership over which each individual has sole voting power but no dispositive power.

 (7) Includes options to purchase 5,000 shares of common stock now exercisable under an incentive stock option plan.

 (8) Includes options to purchase 100,000 shares of common stock now exercisable under an incentive stock plan.

 (9) Based on a Schedule 13G filed with the SEC on February 5, 1998. The principal business address of Renaissance Capital Growth & Income Fund III, Inc. is c/o Renaissance Capital Group, Inc., 8080 North Central Expressway, Suite 210, Dallas, Texas 75206.

(10) Includes options to purchase 97,600 shares of common stock now exercisable or exercisable within 60 days under an incentive stock option plan.

(11) Includes options to purchase 92,405 shares of common stock now exercisable or exercisable within 60 days under an incentive stock option plan.

(12) Includes options to purchase 60,420 shares of common stock now exercisable or exercisable within 60 days. The principal business address for Mr. Hayes is 6612 Dupper Court, Dallas, Texas 75252.

(13) Includes options to purchase 22,000 shares of common stock now exercisable or exercisable within 60 days. The principal address for Mr. Latin is 3102 Maple Avenue, Suite 450, Dallas, Texas 75201.

(14) The principal business address for Mr. Cohen is 300 Cedar Avenue, Highland Park, Illinois 60035.

(15) Includes options to purchase 382,425 shares of common stock now exercisable or exercisable within 60 days under an incentive stock option plan.

                              INDEPENDENT AUDITORS

     Dwyer's financial statements for the fiscal years ended December 31, 2002 and 2001, and incorporated by reference in this proxy statement, have been audited by BDO Seidman, LLP, independent auditors, as stated in their report incorporated herein by reference from Dwyer's annual report on Form 10-KSB for the year ended December 31, 2002. Representatives of BDO Seidman, LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

                          FUTURE STOCKHOLDER PROPOSALS

     If the merger is completed, there will be no public participation in any future meetings of stockholders of Dwyer. However, if the merger is not completed, Dwyer stockholders will continue to be entitled to attend and participate in Dwyer stockholders' meetings. If the merger is not completed, Dwyer will inform its stockholders, by press release or other means determined reasonable by Dwyer, of the date by which stockholder proposals must be received by Dwyer for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     Dwyer files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a "going private" transaction, Dwyer has filed a Rule 13e-3 Transaction Statement on
Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Dwyer. Each exhibit to the Schedule 13E-3, including the reports and opinions of William Blair, and the other documentation relating to the merger and the merger financing, will be made available for inspection and copying at Dwyer's executive offices during regular business hours by any Dwyer stockholder or a representative of a stockholder as so designated in writing.

     Dwyer stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Dwyer at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Dwyer's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.

     The SEC allows Dwyer to "incorporate by reference" information into this proxy statement. This means that Dwyer can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Dwyer files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Dwyer later files with the SEC may update and supersede the information in this proxy statement. Dwyer incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement and before the special meeting. Dwyer also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Securities Exchange Act:

     - Dwyer's Annual Report on Form 10-KSB for the year ended December 31,
       2002;

     - Dwyer's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003; and

     - Dwyer's Current Reports on Forms 8-K dated March 7, 2003 and May 15,
       2003.

     This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Dwyer since the date of this proxy statement or that the information herein is correct as of any later date.

     Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Dwyer has not authorized anyone to provide information that is different from that contained in this
proxy statement. This proxy statement is dated [                              ],
2003. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                              TDG HOLDING COMPANY,

                               TDG MERGER CO. AND
                             THE DWYER GROUP, INC.
                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 11, 2003

                               TABLE OF CONTENTS

ARTICLE I       THE MERGER..................................................   A-4
  SECTION 1.1   The Merger..................................................   A-4
  SECTION 1.2   Effective Time..............................................   A-5
  SECTION 1.3   Effect of the Merger; Closing...............................   A-5
  SECTION 1.4   Subsequent Actions..........................................   A-5
  SECTION 1.5   Certificate of Incorporation; Bylaws; Directors and
                Officers....................................................   A-5
  SECTION 1.6   Conversion of Securities....................................   A-5
  SECTION 1.7   Dissenting Shares...........................................   A-6
  SECTION 1.8   Surrender of Shares; Stock Transfer Books...................   A-6
  SECTION 1.9   Stock Plans, Non-Plan Options and Warrant Agreements........   A-7
  SECTION 1.10  Certain Adjustments.........................................   A-8

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER......   A-8
  SECTION 2.1   Corporate Organization......................................   A-8
  SECTION 2.2   Authority Relative to this Agreement........................   A-8
  SECTION 2.3   No Conflict; Required Filings and Consents..................   A-9
  SECTION 2.4   Financing Arrangements......................................   A-9
  SECTION 2.5   Proxy Statement; Schedule 13E-3.............................   A-9
  SECTION 2.6   Brokers.....................................................   A-9
  SECTION 2.7   No Additional Representations of Warranties.................  A-10

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-10
  SECTION 3.1   Organization and Qualification; Subsidiaries................  A-10
  SECTION 3.2   Capitalization..............................................  A-10
  SECTION 3.3   Authority Relative to this Agreement........................  A-11
  SECTION 3.4   No Conflict; Required Filings and Consents..................  A-11
  SECTION 3.5   SEC Filings; Financial Statements...........................  A-12
  SECTION 3.6   Absence of Certain Changes or Events........................  A-12
  SECTION 3.7   Litigation..................................................  A-13
  SECTION 3.8   Employee Benefit Plans; Labor Matters.......................  A-13
  SECTION 3.9   Proxy Statement; Schedule 13E-3.............................  A-15
  SECTION 3.10  Compliance; Permits.........................................  A-16
  SECTION 3.11  Taxes.......................................................  A-16
  SECTION 3.12  Intellectual Property.......................................  A-17

  SECTION 3.13  Contracts...................................................  A-18
  SECTION 3.14  Environmental Matters.......................................  A-19
  SECTION 3.15  Related Party Transactions..................................  A-20
  SECTION 3.16  Relationships with Franchisees..............................  A-20
  SECTION 3.17  State Takeover Statutes.....................................  A-21
  SECTION 3.18  Required Vote of Company Stockholders.......................  A-21
  SECTION 3.19  Opinion of Financial Advisor................................  A-21
  SECTION 3.20  Brokers.....................................................  A-22
  SECTION 3.21  No Additional Representations of Warranties.................  A-22

ARTICLE IV      CONDUCT OF BUSINESS PENDING THE MERGER......................  A-22
  SECTION 4.1   Conduct of Business Pending the Merger......................  A-22
  SECTION 4.2   No Shopping.................................................  A-23

ARTICLE V       ADDITIONAL AGREEMENTS.......................................  A-24
  SECTION 5.1   Proxy Statement; Schedule 13E-3.............................  A-24
  SECTION 5.2   Meeting of Stockholders of the Company......................  A-25
  SECTION 5.3   Notification of Certain Matters.............................  A-25
  SECTION 5.4   Access to Information; Transition...........................  A-25
  SECTION 5.5   Reasonable Best Efforts; Cooperation........................  A-25
  SECTION 5.6   Public Announcements........................................  A-27
  SECTION 5.7   Agreement to Defend and Indemnify...........................  A-27
  SECTION 5.8   Stockholder Litigation......................................  A-28
  SECTION 5.9   Standstill Agreements; Confidentiality Agreements...........  A-28
  SECTION 5.10  Delisting...................................................  A-28
  SECTION 5.11  Employee and Termination Benefits...........................  A-28
  SECTION 5.12  Tax Treatment...............................................  A-29

ARTICLE VI      CONDITIONS OF MERGER........................................  A-29
  SECTION 6.1   Conditions to Obligations of Each Party to Effect the
                Merger......................................................  A-29
  SECTION 6.2   Conditions to Obligations of Parent and Purchaser to Effect
                the Merger..................................................  A-30
  SECTION 6.3   Conditions to Obligations of the Company to Effect the
                Merger......................................................  A-31

ARTICLE VII     TERMINATION, AMENDMENT AND WAIVER...........................  A-31
  SECTION 7.1   Termination.................................................  A-31
  SECTION 7.2   Effect of Termination.......................................  A-32

ARTICLE VIII    GENERAL PROVISIONS..........................................  A-33
  SECTION 8.1   Non-Survival of Representations, Warranties and
                Agreements..................................................  A-33
  SECTION 8.2   Notices.....................................................  A-33
  SECTION 8.3   Expenses....................................................  A-34
  SECTION 8.4   Certain Definitions.........................................  A-34
  SECTION 8.5   Headings....................................................  A-36
  SECTION 8.6   Severability................................................  A-36
  SECTION 8.7   Entire Agreement; No Third-Party Beneficiaries..............  A-36
  SECTION 8.8   Assignment..................................................  A-36
  SECTION 8.9   Governing Law...............................................  A-36
  SECTION 8.10  Amendment...................................................  A-36

  SECTION 8.11  Waiver......................................................  A-36
  SECTION 8.12  Consent to Jurisdiction.....................................  A-37
  SECTION 8.13  Specific Enforcement........................................  A-37
  SECTION 8.14  Interpretation..............................................  A-37
  SECTION 8.15  Counterparts................................................  A-37

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2003 (this "Agreement"), is among THE DWYER GROUP, INC., a Delaware corporation (the "Company"), TDG HOLDING COMPANY, a Delaware corporation ("Parent"), and TDG MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

                             BACKGROUND INFORMATION

     A. The Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

     B. The Boards of Directors of the Company, Purchaser and Parent each have approved and declared advisable this Agreement, which provides for the merger of Purchaser with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware, as amended ("Delaware Law"), and upon the terms and subject to the conditions set forth herein, whereby all of the issued and outstanding shares (the "Shares") of Company Common Stock, other than Dissenting Shares, the Converted Shares and any shares of Common Stock owned by Parent, Purchaser or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

     C. The Board of Directors of the Company (the "Board of Directors") has unanimously resolved to recommend this Agreement and acceptance of the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares adopt this Agreement.

     D. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Purchaser, the Company and certain of the Company's stockholders (who together beneficially own approximately 58.5% of the outstanding Shares), are entering into a voting agreement dated the date hereof (the "Voting Agreement").

     E. Concurrently with the execution and delivery hereof, the stockholders of the Company listed on Section A of the Disclosure Schedule (the "Rollover Stockholders"), 2000 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership ("Riverside"), and Parent have entered into a contribution agreement (the "Contribution Agreement"), pursuant to which, subject to the satisfaction of the conditions set forth therein, (a) Riverside will contribute cash to Parent in exchange for shares of common stock, $.01 par value per share, of Parent ("Parent Stock"), and (b) the Rollover Stockholders will contribute shares of Company Common Stock (the "Converted Shares") or cash to Parent in exchange for shares of Parent Stock, all as set forth in the Contribution Agreement. Section A of the Disclosure Schedule sets forth the respective aggregate dollar value to be contributed to Parent in cash or converted shares by each Rollover Stockholder.

                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Delaware Law, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation.

The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

     SECTION 1.2 Effective Time. On or as promptly as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

     SECTION 1.3 Effect of the Merger; Closing. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. The closing of the Merger (the "Closing") shall take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be as soon as practicable, but in any event no later than the third Business Day after satisfaction or waiver of the latest to occur of the conditions precedent set forth in Article VI, at the offices of Jones Day, 2727 N. Harwood Street, Dallas, Texas or such other location as may be reasonably requested by Parent's financing sources, unless another time, date or location is agreed to in writing by the parties. "Business Day" means any day other than Saturday, Sunday, a federal holiday or a day on which banks in the State of New York are required to be closed.

     SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 1.5  Certificate of Incorporation; Bylaws; Directors and Officers.

     (a) At the Effective Time, the certificate of incorporation of the Purchaser, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

     (b) The bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

     (c) The board of directors of Purchaser immediately before the Effective Time will be the initial board of directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

     SECTION 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holder of any capital stock of the Company or Purchaser:

     (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares) shall be converted into the right to receive $6.75 in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such Share in the manner provided in Section 1.8. All such Shares, when so converted as provided herein, shall automatically be canceled and extinguished and will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such Share will cease to have any rights with respect thereto except as otherwise provided herein and by Law and shall only represent the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8. Any payment made pursuant to this
Section 1.6(a) will be made net of applicable withholding taxes to the extent such withholding is required by Law.

     (b) Each Share issued and outstanding immediately before the Effective Time and held in the treasury of the Company or owned by Parent, Purchaser or any other subsidiary of Parent (including, without limitation, the Converted Shares) shall be automatically canceled and will cease to exist and no payment or other consideration shall be made with respect thereto.

     (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     SECTION 1.7  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal of the Shares owned by such holder in accordance with Delaware Law (including, but not limited to, sec.262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive cash pursuant to Section 1.6, and the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

     (b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall fail to perfect or effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then such holder's Shares shall be treated as if they had been automatically converted as of the Effective Time into and represent only the right to receive cash as provided in
Section 1.6(a), without interest thereon upon surrender of the certificate or certificates formerly representing such Shares.

     (c) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

     SECTION 1.8  Surrender of Shares; Stock Transfer Books.

     (a) Before the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares (other than the Converted Shares) (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 1.6. Immediately following the Effective Time, and promptly as needed thereafter, Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of holders of Shares (other than the Shares to be cancelled pursuant to Section 1.6(b)) the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 1.6.

     (b) Promptly after the Effective Time, Purchaser shall cause the distribution to holders of record of Shares (other than the Converted Shares) as of the Effective Time of appropriate materials to facilitate such surrender in a form mutually acceptable to Purchaser and the Company. Each holder of a certificate or certificates which immediately before the Effective Time represented Shares (other than the Converted Shares) (the "Certificate(s)") may thereafter surrender such Certificate or Certificates to the Paying Agent, as agent for such holder. Upon the surrender of Certificates for cancellation, together with such materials, Purchaser shall cause the Paying Agent to promptly pay the holder of such Certificates in exchange therefor, cash in an amount equal to the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate. Until so surrendered, each such Certificate (other than Certificates representing Converted Shares, Dissenting Shares and Certificates representing Shares held by Parent, Purchaser, or any subsidiary of Parent or in the treasury of the Company) shall represent solely the right to receive the Merger Consideration relating thereto.

     (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of Purchaser or the Paying Agent that such tax either has been paid or is not payable.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any Shares thereafter on the records of the Company. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented issued and outstanding Shares.

     (e) Promptly following the date which is one (1) year after the Effective Time, the Paying Agent shall deliver to Purchaser all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Converted Shares, Dissenting Shares and Certificates representing Shares held by Parent, Purchaser, or any other subsidiary of Parent or in the treasury of the Company) may surrender such Certificate to Parent or the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the Merger Consideration relating thereto, without any interest or dividends thereon.

     (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding.

     (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.6 if the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     SECTION 1.9  Stock Plans, Non-Plan Options and Warrant Agreements.

     (a) The Company shall (which shall include, but are not limited to, satisfying the requirements of Rule 16b-3(e) which is promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), without incurring any liability in connection therewith) provide that, upon consummation of the Merger, (i) each then outstanding option to purchase Shares (the "Options") granted under any of the Company's stock option plans referred to in Section 3.2(a), each as amended (collectively, the "Option Plans"), (ii) each then outstanding option to purchase Shares (the "Non-Plan Options") granted outside of the Option Plans referred to in Section 3.2(a), each as amended

(collectively, the "Non-Plan Option Agreements") and (iii) each then outstanding warrant to purchase Shares (the "Warrants") granted under any of the warrant agreements referred to in Section 3.2(a), each as amended (collectively, the "Warrant Agreements"), whether or not then exercisable or vested, shall be acquired by the Company for cancellation in consideration of payment to the holders of such Options, Non-Plan Options and Warrants of an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). Without limiting the generality of the Company's obligations under this Section 1.9(a), the Company shall obtain any consents required of holders of Options, Non-Plan Options and Warrants to effect the foregoing.

     (b) Subject to Sections 1.9(a) and (b), the Company shall cause the Option Plans, Non-Plan Option Agreements and Warrant Agreements to terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of Options, Non-Plan Options or Warrants or any participant in the Option Plans, shall have any right to acquire any equity securities of the Surviving Corporation or any subsidiary thereof solely as a result of such holder's Options, Non-Plan Options or Warrants.

     SECTION 1.10 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares, Options, Non-Plan Options and Warrants the same economic effect as contemplated by this Agreement.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

     SECTION 2.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Purchaser is a wholly owned subsidiary of Parent.

     SECTION 2.2 Authority Relative to this Agreement. Each of Parent and Purchaser has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger as required by Delaware Law, to carry out each of their obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and, subject to the filing of the Certificate of Merger as required by Delaware Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors' rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at Law or in equity).

     SECTION 2.3  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate any Law, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound, (ii) violate or conflict with the organizational documents of either Parent or Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, encumbrance, pledge, claim, option, charge, easement, restriction, covenant, condition of record, encroachment, encumbrance or security interest (a "Lien") on any of the property or assets of Parent or Purchaser pursuant to, any material contract, instrument, permit, license to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults that individually or in the aggregate would not be reasonably expected to prevent or materially impair or delay the consummation by Parent or Purchaser of the transactions contemplated hereby (each, a "Parent Material Adverse Effect").

     (b) Except for applicable requirements, if any, under the Exchange Act or under Competition Laws, and the filing of the Certificate of Merger as required by Delaware Law, neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, the failure of which to submit would have a Parent Material Adverse Effect. Parent, as the sole stockholder of Purchaser, has voted or consented in writing to the adoption of this Agreement. "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof, Canada and any other country in which the Company or any of its Subsidiaries has operations or derives revenue.

     SECTION 2.4 Financing Arrangements. Parent has, or at the Closing will have, and at the Closing will make available to Purchaser, sufficient cash, available lines of credit or other sources of immediately available funds necessary to purchase all of the Shares (other than the Converted Shares), Options, Non-Plan Options and Warrants, in accordance with the terms of this Agreement and to pay all related fees and expenses pursuant to the Merger.

     SECTION 2.5 Proxy Statement; Schedule 13E-3. None of the information supplied or to be supplied by Parent, Purchaser, their respective officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement or the Schedule 13E-3, or in any amendments thereof or supplements thereto, will, (a) in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, or (b) in the case of the
Schedule 13E-3, as of the date thereof and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

     SECTION 2.6 Brokers. Except for any affiliate of The Riverside Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

     SECTION 2.7 No Additional Representations of Warranties. Other than the representations and warranties expressly set forth in this Article II, Parent and Purchaser make no representations or warranties in connection with the transactions contemplated hereby.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule to this Agreement (the "Disclosure Schedule"), which is expressly incorporated herein by reference, the Company hereby represents and warrants to Parent and Purchaser as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and
(b) is duly qualified as a foreign corporation or other legal entity to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule lists each of the Company's Subsidiaries (specifying those that as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Exchange Act)) and their respective jurisdictions of incorporation or organization. The term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The Company has previously delivered to Parent a complete and correct copy of the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each Subsidiary, as currently in effect.

     SECTION 3.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $.10 par value (the "Company Common Stock"), and 500,000 shares of preferred stock, $1.00 par value (the "Company Preferred Stock"). As of the close of business on May 11, 2003, (i) 7,063,931 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 647,254 shares of Company Common Stock were held in the treasury of the Company, (iii) 990,000 shares of Company Common Stock were reserved for issuance under the Option Plans and the Non-Plan Option Agreements, as listed on Section 3.2(a) of the Disclosure Schedule in the amounts stated in such schedule, (iv) 337,920 shares of Company Common Stock were reserved for issuance upon the exercise of Warrants issued under the Warrant Agreements, as listed on Section 3.2(a) of the Disclosure Schedule, and
(v) no shares of Preferred Stock were issued and outstanding. Section 3.2(a) of the Disclosure Schedule sets forth the holders of all outstanding Options, Non-Plan Options, Warrants, restricted stock, performance shares or units, deferred shares, stock units and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. Except as disclosed on
Section 3.2(a) of the Disclosure Schedule, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests,
(ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

     (b) All outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries (i) have been validly issued and are fully paid and nonassessable; (ii) are free and clear of all Liens; and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as provided by applicable Law. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any Person except as listed on Section 3.2(b) of the Disclosure Schedule, nor is it obligated to make any capital contribution to or other investment in any other Person.

     SECTION 3.3 Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder vote required by Delaware Law and the filing of a Certificate of Merger as required by Delaware Law, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, subject to any necessary stockholder vote required by Delaware Law and the filing of the Certificate of Merger as required by Delaware Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors' rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at Law or in equity).

     SECTION 3.4  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate any Law, court order, judgment or decree applicable to the Company or by which its property is bound, (ii) violate or conflict with the certificates of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any contract, instrument, Permit, License Agreement or Franchise Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

     (b) Except for applicable requirements, if any, of the Exchange Act or under Competition Laws, "takeover" or "blue sky" Laws of various states, filing of the Certificate of Merger as required by Delaware Law, and as set forth on
Section 3.4(b) of the Disclosure Schedule, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Company Material Adverse Effect. Except as set forth on Section 3.4(b) of the Disclosure Schedule, no waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company in connection with its execution, delivery or performance of this

Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Company Material Adverse Effect.

     SECTION 3.5  SEC Filings; Financial Statements.

     (a) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed with the SEC since January 1, 2000, except where any failure to so timely file would not have or result in a Company Material Adverse Effect, and the Company has heretofore delivered or made available to Parent, in the form filed with the Securities and Exchange Commission (the "SEC "), its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, and (iii) all other forms, reports or registration statements (other than registration statements on Form S-8) filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act "), as the case may be, since January 1, 2000 (collectively, whether filed before, on or after the date hereof, the "SEC Reports"). The SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP ") throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements contained in the SEC Reports may not contain footnotes and were or are subject to normal and recurring year-end adjustments which should not be materially adverse to the Company and its Subsidiaries taken as a whole.

     (c) Except as reflected or reserved against in the consolidated financial statements contained in the SEC Reports filed prior to the date hereof or otherwise disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate would have or result in a Company Material Adverse Effect or which would be required to be set forth in consolidated financial statements in accordance with GAAP.

     (d) Section 3.5(d) of the Disclosure Schedule, as of the date indicated therein, includes a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Debt is owed) of all Debt outstanding with respect to the Company or any of its Subsidiaries. "Debt" means: either (i) any liability (A) for borrowed money (including the current portion thereof); (B) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation);
(D) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP; or (E) for all or any part of the deferred purchase price of property or services (other than trade payables); or (ii) any liability of others described in the preceding clause (i) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.

     SECTION 3.6 Absence of Certain Changes or Events. Since December 31, 2002, except as contemplated by this Agreement, set forth in the SEC Reports filed prior to the date hereof or set forth on Section 3.6 of the Disclosure Schedule, (a) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practices, (b) there has not been a Company Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken action that if taken after the date hereof would constitute a violation of Section 4.1 hereof.

     SECTION 3.7 Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof or as set forth on Section 3.7 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body, domestic or foreign which, if adversely determined individually or in the aggregate with all such other claims, actions, suits, proceedings or investigations would be reasonably expected to (a) have a Company Material Adverse Effect, or (b) materially and adversely affect the Company's ability to perform its obligations under this Agreement. The Company is not subject to any order, judgment, injunction or decree having, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.8  Employee Benefit Plans; Labor Matters.

     (a) Section 3.8(a) of the Disclosure Schedule sets forth a complete list of
(i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA "), (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively). The Company and its Subsidiaries have no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than (x) the Employee Plans and (y) as set forth on Section 5.11(c) of the Disclosure Schedule.

     (b) Copies of the following materials have been delivered or made available to Parent: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters or prototype opinion letters from the Internal Revenue Service ("IRS ") with respect to any of the Employee Plans intended to satisfy the qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) all current summary plan descriptions, summaries of material modifications and annual reports, and summary annual reports for the two plan years immediately preceding the date hereof, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Parent.

     (c) Each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

     (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

     (e) Neither the Company nor any member of a trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the "Controlled Group") currently has and at no time in the past has had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in

Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

     (f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to
Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

     (g) With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. sec. 1395y(b)), to the knowledge of the Company, the Company and its Subsidiaries have complied with the secondary payer requirements of Section 1862(b)(1) of such Act.

     (h) No Employee Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of
Section 501(c)(17) of the Code).

     (i) All contributions, transfers, and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

     (j) There is no pending or, to the knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor, to the knowledge of the Company, is there any basis for one.

     (k) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid, made or accrued.

     (l) To the knowledge of the Company, with respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and no such proceedings with respect to any insurer are imminent.

     (m) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified Employee Plan, (iii) deferred compensation benefits reflected on the books of the Company or any of its Subsidiaries, or (iv) the exercise of options following termination of service or retirement.

     (n) Except as set forth on Section 4.1(d) of the Disclosure Schedule, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or any of its Subsidiaries.

     (o) The Company and its Subsidiaries have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans, except (i) for amendments required by applicable Law or this Agreement, (ii) for amendments deemed necessary by the Company to obtain a favorable determination letter from the IRS and (iii) as set forth in Section 4.1(d) of the Disclosure Schedule.

     (p) The Company and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Employee Plans except as required by applicable Law.

     (q) Except as set forth on Section 3.8(q) of the Disclosure Schedule, no Employee Plan provides benefits to any individual who is not a current or former employee, director, officer, stockholder, consultant or independent contractor of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee, director, officer, stockholder, consultant or independent contractor, except for benefits for continued group health coverage required by Part 6 of Title I of ERISA or
Section 4980B of the Code, or similar state Laws.

     (r) All premium payments required to be paid by the Company with respect to workers' compensation arrangements of the Company have been made or accrued as a liability on the Company's consolidated financial statements.

     (s) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any contract, Employee Plan, program, arrangement or understanding currently in effect.

     (t) The term "Foreign Plan" shall mean any Employee Plan that is maintained outside of the United States. Neither the Company, nor any member of the Controlled Group currently has and at no time in the past has sponsored or maintained or had an obligation to contribute to a Foreign Plan.

     (u) None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and the Company does not know of any activity or proceeding of any labor organization (or representative thereof) to organize any of its or their employees. The Company and its Subsidiaries are not, and have not since January 1, 2000 been, subject to any pending, or to the knowledge of the Company, threatened (i) unfair labor practice, employment discrimination or sexual harassment claim, suit, action, demand, governmental investigation or other complaint; (ii) strike, lockout or dispute, slowdown or work stoppage; or (iii) claim, suit, action, demand, governmental investigation or other complaint, in respect of which any director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries.

     (v) No representation or warranty set forth in this Section 3.8 shall be deemed to be breached unless such breach, individually or in the aggregate, would result in a Company Material Adverse Effect.

     SECTION 3.9 Proxy Statement; Schedule 13E-3. The proxy statement or information statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the adoption of the Agreement, including any adjournment or postponement thereof (the "Company Stockholders Meeting") (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), at the date mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting (a) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, as amended or supplemented, is herein referred to as the "Schedule 13E-3"), as of the date of such Schedule 13E-3 and at the Effective Time, (a) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any information supplied by Parent or Purchaser or their respective accountants, counsel or other authorized representatives for use in any of the foregoing documents.

     SECTION 3.10  Compliance; Permits.

     (a) Except as disclosed in the SEC Reports filed prior to the date hereof, the business of the Company and its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) their respective certificate of incorporation or bylaws (or comparable organizational documents);
(ii) any note, bond, mortgage, indenture, contract, agreement, franchise, lease or other instrument or agreement of any kind to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets may be bound; or (iii) any Law, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any Subsidiary, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice, or has knowledge of any claim, alleging any such violation, except for such violations that, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of any Governmental Entity or other Persons necessary for the ownership, leasing, operation, occupancy and use of their respective property and assets and the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

     SECTION 3.11  Taxes.

     (a) Except as would result in a Company Material Adverse Effect, (i) the Company and each Subsidiary have timely filed with the appropriate Governmental Entities all Tax Returns required to be filed; (ii) except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP, the Company and each Subsidiary have paid all Taxes (whether or not shown to be due on such Tax Returns), and all Taxes required to be withheld by the Company or any Subsidiary have been timely withheld and paid to the appropriate taxing authority in the manner provided by Law; (iii) no federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and there are no outstanding Tax deficiencies or assessments asserted to the Company in writing or, to the knowledge of the Company, proposed; (iv) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary; (v) none of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes; and (vi) none of the Company or any of its Subsidiaries is liable for the payment of Taxes as a result of any express or implied obligation to indemnify any other Person.

     (b) None of the Company nor any Subsidiary has filed a consent to the application of Section 341(f) of the Code.

     (c) No Debt of the Company or any Subsidiary is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

     (d) Except as set forth on Section 3.11(d) of the Disclosure Schedule, none of the Company nor any Subsidiary has (i) been a member of an affiliated group filing consolidated or combined Tax Returns other than a federal income tax group the common parent of which is the Company, or
(ii) has any liability for Taxes of any Person (other than any of the Company or any of its Subsidiaries) under Treasury Regulation sec. 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

     (e) None of the Company or any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     (f) The transfer pricing agreements or arrangements among the Company and its Subsidiaries or affiliates comply in all material respects with the requirements of applicable Law.

     (g) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any change in method of accounting for a taxable period ending on or prior to the Effective Time under Section 481 of the Code (or any corresponding provision of Law).

     (h) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

     (i) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

     SECTION 3.12  Intellectual Property.

     (a) The term "Intellectual Property" means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including, without limitation, customer and Franchisee lists, Franchisee training materials and related matters, research, Franchisee financial business information and Franchisee marketing and sales plans), whether or not patented or patentable,
(iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company or any of its Subsidiaries and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term "Company IP" means any Intellectual Property used or held for use by the Company or any of its Subsidiaries, in the conduct of their respective businesses as currently conducted.

     (b) Section 3.12(b) of the Disclosure Schedule sets forth, a complete and accurate list (including, the owner, title, registration and/or application number and country of registration and/or application, as applicable) of all of the following Company IP: (i) registered trademarks, (ii) applications for trademark registration, (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration, and (viii) licenses of all Intellectual Property (other than Desktop Software) to or from the Company or any of is Subsidiaries. The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of all licenses of Company IP both to and from the Company or any of its Subsidiaries, except off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement ("Desktop Software").

     (c) The Company IP constitutes all of the Intellectual Property used by and necessary for the Company and its Subsidiaries to operate their respective business as currently conducted, except where the lack of such Intellectual Property would not have or result in a Company Material Adverse Effect. Except for Desktop Software and other Intellectual Property that is the subject of a license agreement as set forth on Section 3.12(c) of the Disclosure Schedule, the Company or its Subsidiary(ies) owns all legal and beneficial right, title and interests in the Company IP, and the Company and/or its respective Subsidiary(ies) has/have the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, except where such lack of ownership or rights would not have or result in a Company Material Adverse Effect.

     (d) All patent, trademark, service mark, copyright, patent and domain name registrations set forth on Schedule 3.12(b) of the Disclosure Schedule are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

     (e) None of the Company IP owned by the Company or any of the Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the knowledge of the Company, none of the Company IP used (but not owned) by the Company or any of the Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

     (f) Except as set forth on Section 3.12(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notices of, or has knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party except where such infringement, misappropriation, violation or conflict would not have or result in a Company Material Adverse Effect. The operation of the Company and its Subsidiaries does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party except where such infringement, misappropriation, violation or conflict would not have or result in a Company Material Adverse Effect.

     (g) There is currently no claim that would have or result in a Company Material Adverse Effect by any past or present officer, director, stockholder, employee, consultant, agent or other representative of the Company and its Subsidiaries that he, she or it owns or asserts any rights in (nor has any of them made application for registration of) any of the Company IP and to the knowledge of the Company there are no grounds for any of the foregoing claims; and, to the knowledge of the Company, there are no such claims threatened.

     (h) The transactions contemplated by this Agreement will have no Company Material Adverse Effect on the right, title and interest of the Company and its Subsidiaries in and to the Company IP, and the Company and its Subsidiaries have taken all necessary action to maintain and protect the Company IP set forth on
Section 3.12(b) of the Disclosure Schedule and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

     SECTION 3.13 Contracts. Except as set forth on Section 3.13 of the Disclosure Schedule, each contract or agreement to which the Company or any of its Subsidiaries or Licensors is a party or by which any of them is bound (including, without limitation, the License Agreements and Franchise Agreements) is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the actual knowledge of the Company, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the actual knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

     SECTION 3.14  Environmental Matters.

     (a) Except as disclosed in the SEC Reports filed since January 1, 2000 (the "Recent SEC Reports"), or where noncompliance, individually or in the aggregate, would not have or result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and Environmental Permits.

     (b) Except as disclosed in the Recent SEC Reports, there are no written Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no existing conditions, circumstances or facts that could reasonably be expected to result in an Environmental Claim.

     (c) The Company has set forth on Section 3.14(c) of the Disclosure Schedule all material information, including such studies, audits, analyses and test results, in the possession, custody or control of the Company and its Subsidiaries relating to (i) the Company's and its Subsidiaries' past or present noncompliance with Environmental Laws and Environmental Permits, or (ii) Environmental Conditions on, under or about any of the properties or assets owned, leased, or operated by any of the Company or any of its Subsidiaries at any time or for which any of the Company or any of its Subsidiaries may be liable and that would have or result in a Company Material Adverse Effect.

     (d) Except as disclosed in the Recent SEC Reports, during and, to the knowledge of the Company, prior to, the period of ownership or operation by the Company or any of its Subsidiaries, there were no Releases of Hazardous Substance in, on, under, from or affecting any currently or previously owned or leased properties that would, individually or in the aggregate, have or result in a Company Material Adverse Effect.

     (e) Except as disclosed in the Recent SEC Reports, none of the Company or any of its Subsidiaries has received from any Governmental Entity or other third party any written (or to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

     (f) As used in this Agreement:

          (i) the term "Environment" means soil, surface waters, ground water, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement.

          (ii) the term "Environmental Claim" means any demand, suit, action, proceeding, investigation or notice to any of the Company or any of its Subsidiaries by any Person alleging any potential liability (including, without limitation, potential liability for investigatory costs, risk assessment costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from
     (1) alleged noncompliance with any Environmental Law or Environmental Permit; (2) alleged injury or damage arising from exposure to Hazardous Substances; or (3) the presence, Release or threatened Release into the Environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or used by the Company or any of its Subsidiaries.

          (iii) the term "Environmental Laws" means all Laws in effect as of the date of this Agreement, relating to (1) pollution or protection of the Environment; (2) emissions, discharges, Releases or threatened Releases of Hazardous Substances; (3) threats to human health or ecological resources arising from exposure to Hazardous Substances; or (4) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and any similar foreign, state or local Laws.

          (iv) the term "Hazardous Substance" means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products; (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), petroleum or petroleum-derived substances or wastes, radon gas or related materials; (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; or (4) any substance that is regulated under any Environmental Law due to its actual or potentially toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or hazardous properties or that could otherwise give rise to liability under any Environmental Law.

          (v) the term "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying or migration into or upon, any land, soil, sediment, surface water, ground water or air, or otherwise entering into the Environment or resulting in exposure of a Person.

          (vi) the term "Law" means any foreign, federal, state, local, municipal or provincial law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity in the applicable jurisdiction.

          (vii) the term "Environmental Permit" means all Permits or the timely submission of applications for Permits, as required under Environmental Laws.

          (viii) the term "Environmental Condition" means any contamination, damage, injury or other condition related to Hazardous Substances and includes, without limitation: Releases from any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, or wastewater treatment or management systems; or the current presence of asbestos containing materials, lead paint or PCB-containing articles.

     SECTION 3.15 Related Party Transactions. Except for those arrangements, agreements and contracts set forth on Section 3.15 of the Disclosure Schedule, there are no written arrangements, agreements or contracts currently in effect entered into by the Company or any of its Subsidiaries with any Person who is an executive officer, director or affiliate of the Company or any of its Subsidiaries, or any entity of which any of the foregoing is an affiliate. Except as set forth on Section 3.15 of the Disclosure Schedule, there are no amounts owed to the Company or any of its Subsidiaries by any such executive officer, director or affiliate.

     SECTION 3.16  Relationships with Franchisees.

     (a) Section 3.16(a) of the Disclosure Schedule contains a true, correct and accurate list of all current master licensees of the Company and its Subsidiaries with respect to the franchise business (collectively, the "Licensees") as of the date hereof and the states or other jurisdictions in which such Licensees are located, and true, complete and accurate copies of all the written contracts, agreements or arrangements with such Licensees, including any material addenda, modifications or side letters (the "License Agreements"), have been made available for review by Parent.

     (b) Section 3.16(b) of the Disclosure Schedule contains a true, complete and accurate list of all current franchisees of the Company and its Subsidiaries (collectively, "Franchisees") as of the date hereof and the states or other jurisdictions in which such Franchisees are located, and true, complete and accurate copies of all the written contracts, agreements or arrangements with such Franchisees, including any material addenda, modifications or side letters (the "Franchise Agreements"), have been made available for review by Parent.

     (c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of the Subsidiaries has received written notice of any default (including any financial or other material obligation) from any other party under any Franchise Agreement or License Agreement. The enforcement by the Company or any of the Subsidiaries of any Franchise Agreement in accordance with its terms will not violate any franchise Law applicable to such Franchise Agreement, except where such noncompliance or enforcement, as the case may be, would not, individually or in the aggregate, have or result in a Company Material Adverse Effect. The Franchise Agreements and License Agreements do not give any Franchisee or Licensee the right, as a result of the consummation of the Merger, to terminate its relationship with the Company or any of its Subsidiaries or reduce the amount of royalties payable by such Franchisee or Licensee to the Company or any of its Subsidiaries.

     (d) Section 3.16(d) of the Disclosure Schedule sets forth a true, complete and accurate list, as of the date hereof, of (i) all states in which the Company or any of its Subsidiaries has registered to offer to sell or has sold its franchises or has received an official written notice from the appropriate state officials that the offer to sell and the sale of its franchises are exempt from the registration provisions of such jurisdiction's franchise registration Laws, and (ii) all other states in which the Company or any of its Subsidiaries or Licensees has offered to sell or has sold its franchises based upon a claimed exemption from the registration provisions of such state's applicable franchise registration laws. True and correct copies of all written notices of registrations and all written notices of exemption, as described in clauses (i) and (ii) above, have been made available to Parent, and such registrations and exemption notices are in full force and effect as of the date hereof except as set forth on Section 3.16(d) of the Disclosure Schedule; in each case, except as, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

     (e) The Company has delivered to Parent a true, complete and accurate copy of each of the Company's Uniform Franchise Offering Circulars ("UFOCs") that are currently being used in connection with the offers to sell and the sales of its franchises. The UFOCs currently used by the Company and its Subsidiaries (i) comply in all material respects with all applicable Laws pertaining to offers to sell and the sale of franchises in jurisdictions in which they are being used, including, without limitation, in the United States and under the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993, and approved by the Federal Trade Commission ("FTC ") on December 30, 1993, as an alternative to the FTC disclosure statement, and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; in all cases, except where any failure to comply or an untrue statement or omission would not, individually or in the aggregate, have or result in a Company Material Adverse Effect.

     SECTION 3.17 State Takeover Statutes. The Board of Directors has taken all actions necessary so that no "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulation, including Section 203 of Delaware Law or any applicable antitakeover provision in the Company's certificate of incorporation or bylaws, is applicable to the transactions contemplated by this Agreement, including, without limitation, the Voting Agreement.

     SECTION 3.18 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon is the only vote of any class of capital stock of the Company required by Delaware Law or the certificate of incorporation or the bylaws of the Company to adopt this Agreement.

     SECTION 3.19 Opinion of Financial Advisor. William Blair & Co. has rendered an opinion to the Board of Directors of the Company, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares.

     SECTION 3.20 Brokers. Except for William Blair & Co., no broker, finder or investment banker is entitled to any brokerage, finder's, financial advisor's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete information concerning the financial arrangements between the Company and William Blair & Co. pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

     SECTION 3.21 No Additional Representations of Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company makes no representations or warranties with respect to itself, its Subsidiaries, its business or otherwise in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise consent in writing:

     (a) the business of the Company and its Subsidiaries shall be conducted only in, and the Company shall not take, or permit any Subsidiary to take, any action except in the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with Franchisees, customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations, in each case in the ordinary course of business and in a manner consistent with past practice;

     (b) the Company and its Subsidiaries will not amend their respective certificates of incorporation or bylaws (or comparable organizational documents);

     (c) the Company will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor any of its Subsidiaries will (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than issuances of Shares pursuant to securities, Options, Non-Plan Options or Warrants existing at the date hereof and previously disclosed on Section 3.2(a) to the Disclosure Schedule; (ii) incur any Debt, except in the ordinary course of business and in a manner consistent with past practice; (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (iv) enter into, amend, terminate, cancel, renew or fail to use reasonable efforts to renew in any material respect any material contract;

     (d) except as set forth on Section 4.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, enter into, amend (except for amendments required by applicable Law or amendments deemed reasonably necessary by the Company to obtain a favorable determination letter from the IRS) or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement; or (iii) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

     (e) neither the Company nor any of its Subsidiaries will change the accounting principles used by it unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles);

     (f) neither the Company nor any of its Subsidiaries shall acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material assets of any other Person;

     (g) neither the Company nor any of its Subsidiaries shall sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its material assets;

     (h) the Company and its Subsidiaries shall not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien on any of its material properties or assets;

     (i) neither the Company nor any of its Subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business and in a manner consistent with past practice;

     (j) neither the Company nor any of its Subsidiaries shall terminate any Franchisee or Licensor other than in the ordinary course of business and in a manner consistent with past practice; and

     (k) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     SECTION 4.2  No Shopping.

     (a) The Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent, financial adviser, attorney, accountant or other representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek an Acquisition Transaction; provided, however, that, prior to the approval of this Agreement by the stockholders at the Company Stockholders Meeting, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party that the Board of Directors determines, in its good faith and reasonable judgment, after consultation with its financial advisor, is a Superior Proposal, pursuant to a customary confidentiality agreement with terms not substantially more favorable to such third party than the confidentiality agreement, dated as of October 23, 2002, between the Company and the Parent (the "Confidentiality Agreement"), furnish the same information to such third party as was previously furnished to Parent, as revised or updated to reflect any changes or additions to such information (provided that such revised information is contemporaneously furnished to Parent to the extent it had not been previously so furnished), and negotiate, explore or otherwise engage in substantive discussions with such third party, but only if the Board of Directors determines, in good faith and in its reasonable judgment after consultation with its outside counsel that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors under applicable Law. Notwithstanding the foregoing, the Company shall be permitted to take and disclose to the Company's stockholders a position with respect to the Merger or another Acquisition Transaction proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

     (b) Except as expressly permitted by this Section 4.2(b), neither the Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction (each, an "Acquisition Agreement"). Notwithstanding the foregoing, prior to the approval of this Agreement by the stockholders at the Company Stockholders Meeting, in response to an unsolicited Acquisition Transaction proposal, if the Board of Directors determines, in its good faith reasonable judgment, (1) after consultation with its financial advisor, that such proposal is a Superior Proposal, and (2) after consultation with its outside counsel, that failure to do any of the actions set forth in clauses (i) or (ii) above would result in a breach of the fiduciary duties of the Board of Directors under applicable Law, the Board of Directors may withdraw or modify its approval or recommendation of the Merger or this Agreement or approve or recommend an Acquisition Transaction; provided, however, that it gives Parent three Business Days prior written notice of its intention to do so (provided, further, that the foregoing will in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 7.1(g) at such time as the requirements of such subsection have been met). Any such withdrawal or modification of the recommendation of the Board of Directors of the Merger or this Agreement or any such approval or recommendation of an Acquisition Transaction will not change the approval of the Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated hereby, including the Merger. Nothing in this Section 4.2(b) shall be construed to (i) permit the Company to terminate this Agreement (except as provided by Section 7.1 of this Agreement),
(ii) permit the Company to enter into any agreement with respect to any Acquisition Transaction, or (iii) affect any other obligation of the Company under this Agreement.

     (c) The Company will (i) immediately (and in any event, no later than one Business Day after receipt) advise Parent in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction (including the specific terms and conditions thereof and the identity of the other party or parties involved) and any actions taken pursuant to Section 4.2(a); (ii) promptly deliver to Parent a copy of any such written inquiry or proposal and copies of any information provided to or by any third party relating thereto; and (iii) keep Parent informed of the status of any such request or proposed Acquisition Transaction.

     (d) For purposes of this Agreement, (i) "Acquisition Transaction" means (other than the transactions contemplated by this Agreement) (1) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries; (2) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a material portion of the assets of, the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company; or
(3) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of the Company, and (ii) "Superior Proposal" means a proposed Acquisition Transaction involving at least a majority of the shares of capital stock of the Company or all or substantially all of the assets of the Company that the Board of Directors determines, after consulting with the Company's financial advisors to be more favorable to the Company's stockholders than the Merger and for which no financing contingency exists; provided, however, that a proposed Acquisition Transaction will not be deemed to be a Superior Proposal unless it involves consideration per Share that exceeds the Merger Consideration.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Proxy Statement; Schedule 13E-3. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, the Proxy Statement and the Schedule 13E-3 and shall promptly thereafter mail to its stockholders the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that stockholders of the Company adopt this Agreement. The Company agrees not to mail the

Proxy Statement to its stockholders until Parent confirms that the information provided by Parent continues to be accurate. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Parent and Purchaser, so supplement the Proxy Statement and the
Schedule 13E-3 and mail such Proxy Statement supplement to its stockholders.

     SECTION 5.2 Meeting of Stockholders of the Company. As promptly as practicable after the date of this Agreement, and clearance by the SEC of the Proxy Statement and the Schedule 13E-3, the Company shall promptly take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene the Company Stockholders Meeting. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement. Without limiting the generality of the foregoing but subject to its rights pursuant to Section 4.2, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.2 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Transaction or the Board of Directors' withdrawal or modification of its recommendation of the Merger or this Agreement.

     SECTION 5.3 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect as of the Effective Time, and (b) any failure of the Company, Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the Company shall not be permitted or required to supplement or update any Disclosure Schedule after the date hereof; provided, further, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.4  Access to Information; Transition.

     (a) From the date hereof to the Effective Time, subject to applicable antitrust Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries, its officers, directors, employees, auditors and agents to, afford Parent Representatives reasonable access upon reasonable notice and during normal business hours to its officers, employees, agents, properties (including for purposes of conducting environmental assessments and sampling of the Environment), offices and other facilities and to all books and records, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through Parent Representatives, may reasonably request for purposes consistent with this Agreement and the transactions contemplated hereby.

     (b) Parent and Purchaser will, and will cause their affiliates and each of their respective officers, directors, employees, financial advisors, agents and other authorized representatives (the "Parent Representatives") to, hold in strict confidence all data and in accordance with the Confidentiality Agreement and be responsible for any breaches of such obligation by the Parent Representatives.

     SECTION 5.5  Reasonable Best Efforts; Cooperation.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, subject to applicable Laws, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to consummation of the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties;
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) In connection with and without limiting the foregoing, the Company and Parent will, in compliance with applicable Laws (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement will be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries if the Parent determines that so doing would materially impair the benefit intended to be obtained by Parent in the Merger.

     (c) Each of Parent and the Company will (i) make the filings required of such party under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement as soon as practicable or as otherwise required after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the FTC or the Department of Justice (the "DOJ ") or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement; (iii) promptly notify the other of (A) the receipt of any comments on, or any request of amendments or supplements to any such filings or information, documents, or other materials by any Governmental Entity or official and (B) any other communications from or with any Governmental Entity with respect to the Merger; and (iv) cooperate with the other party in connection with making any filing under Competition Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement, including (A) keeping the other party apprised of the status of matters relating to the completion of the transactions contemplated hereby and working cooperatively in connection with obtaining any consents from any Governmental Entity, (B) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate therein, and (C) providing copies of all such documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding anything to the contrary contained herein, in no event will Parent be required to (1) dispose of or hold separate any material portion of its, the Surviving Corporation's or any of their respective affiliates or Subsidiaries assets or business or the Company's assets or business, (2) accept any material limitation on its, the Surviving Corporation's or any of their respective affiliates or Subsidiaries ability to acquire, operate or hold their respective assets or business or the Company's asset or business, or (3) defend any litigation instituted by the FTC or the DOJ or any other Governmental Entity that seeks to restrain or prohibit the consummation of the Merger or that seeks to impose any of the actions set forth in clauses (1) or (2) above.

     (d) The Company and the Subsidiaries will provide reasonable cooperation with Parent to obtain all releases, including, without limitation, under the Uniform Commercial Code, of any financing statements filed against any of the assets or properties of the Company or any of its Subsidiaries, evidencing discharge, removal and termination of Liens in respect of Debt of the Company to be retired by Parent in connection with the transactions contemplated by this Agreement. In addition, unless otherwise requested by Parent in writing the Company will use commercially reasonable efforts to cause the amounts owed to it set fourth on
Section 3.15 to be paid to it at or prior to the Effective Time.

     SECTION 5.6 Public Announcements. Parent and the Company will consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will, and will cause its Subsidiaries to, (a) consult with Parent regarding communications with customers, stockholders, Franchisees and employees relating to the transactions contemplated by this Agreement, and (b) allow and facilitate Parent reasonable contact with stockholders and Franchisees of the Company in accordance with applicable Law and upon prior written approval from the Company in each instance.

     SECTION 5.7  Agreement to Defend and Indemnify.

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciary or agents of the Company or otherwise entitled to indemnification under the certificate of incorporation, bylaws or indemnification agreements (the "Indemnified Parties"); provided, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made shall continue until the disposition of such Claim. It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under Delaware Law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For three years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. This
Section 5.7 shall survive the consummation of the Merger. Parent shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any Person to enforce the obligations of Parent and the Surviving Corporation under this Section 5.7. Notwithstanding Section
8.7 hereof, this Section 5.7 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether o r not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

     SECTION 5.8 Stockholder Litigation. The parties to this Agreement will cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties will use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent, which will not be unreasonably withheld or delayed.

     SECTION 5.9 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto; (b) confidentiality agreements under which the Company does not provide any confidential information to third parties; or (c) standstill agreements that do not relate to the equity securities of the Company or any of its Subsidiaries. During such period, the Company will enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     SECTION 5.10 Delisting. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from The Nasdaq National Market, provided that such delisting shall not be effective until after the Effective Time of the Merger.

     SECTION 5.11  Employee and Termination Benefits.

     (a) Except as otherwise provided in this Section 5.11 and except with respect to the individuals set forth on Section 5.11(a) of the Disclosure Statement, as of and after the Effective Time, and at Purchaser's election and subject to the requirements of the Code and ERISA, the Employee Plans shall continue to be maintained separately or terminated; provided, however, that the Surviving Corporation or Parent shall, through December 31, 2004, provide employees who continue employment with the Surviving Corporation or Parent after the Effective Time ("Continuing Employees") and their dependents with employee benefits that are substantially comparable, in the aggregate, to those available to such Continuing Employees and their dependents at the Effective Time. In furtherance of the foregoing, in the event of a termination of any or all Employee Plans, Continuing Employees shall receive credit for all service with both the Company and the Surviving Corporation or Parent at any time prior to the effective time of such termination for purposes of eligibility and vesting determination under any successor or substitute Surviving Corporation Employee Plan or Parent Employee Plan. Such prior service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements of any successor or substitute Surviving Corporation or Parent health plan. Continuing Employees who become covered under a successor or substitute Surviving Corporation health plan or Parent health plan shall not be required to satisfy the deductible limitations of such health plan for the plan year in which coverage commences to the extent that prior to the time coverage commences the dollar amount of such deductibles have been satisfied for such Continuing Employees under a Company health plan.

     (b) The Surviving Corporation or Parent, as the case may be, shall honor all obligations under the 2003 Associate Bonus Plan and the Executive Bonus Plan and shall make the payments required thereunder, which payments shall be calculated as set forth on Section 5.11(b) of the Disclosure Schedule. The budgeted amounts for such payments are set forth on Section 5.11(b) of the Disclosure Schedule.

     (c) For the period from the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation or Parent shall provide severance benefits to any Continuing Employee in accordance with the severance pay guidelines set forth on Section 5.11(c) of the Disclosure Schedule.

     (d) In the event of any termination of any Company health or disability plan, (i) terminated Company or Surviving Corporation employees and qualified beneficiaries will have the right to continued coverage under group health plans of the Surviving Corporation or Parent, as the case may be, as required by Code
Section 4980B(f) and ERISA Sections 601 through 609 ("COBRA"), and (ii) any pre-existing condition, limitation or exclusion in a successor or substitute Surviving Corporation or Parent health or disability plan shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition limitation or exclusion waiting period under a Company health or disability plan with respect to such pre-existing condition at the time of such termination of the Company health or disability plan.

     (e) Notwithstanding any other provision of this Agreement to the contrary, effective as of the Closing Date, except as required by COBRA, no Employee Plan shall provide benefits to any individual who is not a current or former employee of the Company or any of its Subsidiaries.

     (f) The Surviving Corporation shall honor its obligations set forth on
Section 5.11 of the Disclosure Schedule.

     SECTION 5.12 Tax Treatment. The parties to this Agreement (and each of their affiliates, employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the Contribution Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment or tax structure; provided, however, that the parties shall not be required to disclose non-tax related proprietary business information.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

     SECTION 6.1  Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

     (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under Delaware Law.

     (b) No Challenge. No Law, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

     (c) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, Purchaser, the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have or result in a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been obtained.

     (d) HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

     SECTION 6.2 Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date). Those representations and warranties of the Company set forth in this Agreement which are not so qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date). Notwithstanding the foregoing, the representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.5(b) and (c) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date).

     (b) Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement, including, without limitation, its obligations under Section 4.1 hereof.

     (c) Dissenting Shares. The holders of not more than ten percent (10%) of the issued and outstanding shares of Company Common Stock shall have taken action prior to or at the time of the stockholders vote on the Merger as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in Section 1.7.

     (d) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

     (e) Cancellation of Options, Non-Plan Options and Warrants. Each Option, Non-Plan Option and Warrant shall have been exercised, forfeited or cancelled.

     (f) Contribution Agreement. Parent, Riverside and the Rollover Stockholders shall have consummated the transactions contemplated by the Contribution Agreement.

     (g) Consents, etc. Any consent, authorization, order or approval of (or filing or registration with) any third party identified on Section 6.2(g) of the Disclosure Schedule.

     (h) Minimum EBITDA. Twelve-month trailing EBITDA is not less than $6,460,000, as calculated and certified by the Company's chief financial officer and measured as of the month end immediately preceding the mailing of the Proxy Statement pursuant to Section 5.1.

     SECTION 6.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) Representations and Warranties. Those representations and warranties of Parent and Purchaser set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations shall be true and correct as of such date). Those representations and warranties of Parent and Purchaser set forth in this Agreement which are not so qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date).

     (b) Agreements and Covenants. Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Purchaser required to be performed or complied with by them under this Agreement.

     (c) Contribution Agreement. Parent and Riverside shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Contribution Agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

     (a) By mutual written consent of Parent and the Company by action of their respective Board of Directors;

     (b) By either Parent or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a final nonappealable order, decree or ruling or taken any other action (which order, decree, ruling or actions the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

     (c) By either Parent or the Company if the Merger has not been consummated by December 31, 2003, or such later date, if any, as Parent and the Company mutually agree upon; provided, however, that no party may terminate this Agreement pursuant to this paragraph (c) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the consummation of the Merger shall not have occurred on or before said date;

     (d) By either Parent or the Company, if the stockholders of the Company fail to adopt this Agreement at the Company Stockholders Meeting (including any postponement or adjournment thereof);

     (e) By the Company, if it shall not be in material breach of its representations, warranties, covenants or agreements hereunder, if (i) there shall be a material breach of any of Parent's or Purchaser's representations or warranties hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by Parent from the Company, or (ii) there shall have been a material breach on the part of Parent or Purchaser of any of their respective covenants or agreements hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by Parent from the Company;

     (f) By Parent, if it shall not be in material breach of its representations, warranties, covenants or agreements hereunder, if (i) there shall be a material breach of any of the Company's representations or warranties hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by the Company from Parent, or (ii) there shall have been a material breach on the part of the Company of any of its covenants or agreements hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by the Company from Parent;

     (g) By Parent, at any time prior to the approval of this Agreement by the stockholders at the Company Stockholders Meeting, if (i) the Board of Directors shall have withdrawn, modified or changed its recommendation or approval in respect of this Agreement or the Merger; (ii) the Board of Directors shall have recommended any proposal other than by Parent or Purchaser in respect of an Acquisition Transaction; or (iii) the Board of Directors shall have resolved to take any of the foregoing actions; or

     (h) By Parent, if the condition set forth in Section 6.2(h) is not satisfied in accordance with its terms.

     SECTION 7.2  Effect of Termination.

     (a) In the event of termination of this Agreement as provided in Section
7.1 hereof, the terminating party shall provide prompt written notice to the other party of such termination and the applicable grounds therefor under this
Section 7.1 (except in the case of a termination pursuant to Section 7.1(a)), and this Agreement shall forthwith become void and there shall be no liability on the part of the Parent, Purchaser or the Company, except (i) as set forth in Sections 5.4 (b), 5.6, 7.2 and 8.3 hereof, and (ii) subject to the limitations set forth in Section 7.2(b), nothing herein shall relieve any party from liability for any breach of this Agreement. All payments to be made in accordance with the provisions of Section 7.2(b) shall be made by wire transfer of immediately available funds.

     (b) (i)(1) If this Agreement is terminated in accordance with Section 7.1(f) as a result of a willful breach by the Company which frustrates the consummation of the Merger (including, without limitation, a breach of Section 4.2), then the Company shall promptly (but not later than two Business Days after any termination notice delivered in accordance with
     Section 7.2(a)) pay Parent's actual and reasonably documented Expenses, which shall not exceed $750,000; (2) if this Agreement is terminated in accordance with Section 7.1(f), and, if at the time of the Company's breach of this Agreement, there shall have been a third-party offer or proposal with respect to an Acquisition Transaction which at the time of such termination shall not have been rejected by the Company and the Board of Directors or withdrawn by the third party then the Company (jointly and severally with its affiliates) shall promptly (but no later than two Business Days after any termination notice delivered in accordance with
     Section 7.2(a)) pay Parent's actual and reasonably documented Expenses, which shall not exceed $750,000, and if within two years of any such termination the Company or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or consummates an Acquisition Transaction with such offeror or an affiliate thereof, then, no later than two Business Days after the consummation of such Acquisition Transaction, if any, the Company (jointly and severally with its affiliates) shall pay Parent or its designee a fee equal to $2,000,000 (the "Termination Fee"); provided, however, that in no event shall the Termination Fee provided for in Section 7.2(b)(ii) be payable if the Termination Fee referred to in this Section 7.2(b)(i)(2) has been paid; and
     (3) if this Agreement is terminated in accordance with Section 7.1(f) for any reason other than as set forth in clauses (1) and (2), then Parent will be entitled to pursue any and all rights and remedies it may have against the Company at Law or in equity, but will be limited to a maximum aggregate recovery against the Company and its affiliates of $100,000. The remedies set forth in this Section 7.2(b)(i), as applicable, will constitute the sole and exclusive remedies of Parent and Purchaser for any claims arising from Section 7.1(f) of this Agreement.

          (ii) If an Acquisition Transaction shall have been made known to the Company or any of its Subsidiaries or has been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Transaction, and (1) this Agreement is terminated by either the Company or Parent in accordance with Section 7.1(d), then the Company shall (x) promptly (but no later than two Business Days after any termination notice delivered in accordance with Section 7.2(a)) pay Parent or its designee Parent's actual and reasonably documented Expenses, which shall not exceed $750,000, and (y) no later than two Business Days after the consummation of such Acquisition Transaction, if any, pay the Termination Fee or (2) this Agreement is terminated by Parent in accordance with Section 7.1(g), then the Company shall (x) promptly (but no later than two Business Days after any termination notice delivered in accordance with
     Section 7.1(a)) pay Parent or its designee Parent's actual and reasonably documented Expenses, which shall not exceed $750,000, and (y) no later than two Business Days after the consummation of such Acquisition Transaction, if any, pay the Termination Fee. The Company acknowledges that the agreements contained in Sections 7.2(b)(i) and (ii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The remedies set forth in this Section 7.2(b)(ii), as applicable, will constitute the sole and exclusive remedies of Parent and Purchaser for any claims arising from Sections 7.1(d) and (g) of this Agreement.

          (iii) If, at any time after the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, this Agreement is terminated in accordance with Section 7.1(e) as a result of a willful breach by Parent or Purchaser which frustrates the consummation of the Merger, then Parent (jointly and severally with its affiliates) shall promptly (but not later than two Business Days after any termination notice delivered in accordance with Section 7.2(a)) pay to the Company the Termination Fee plus the Company's actual and reasonably document Expenses, which shall not exceed $750,000. If this Agreement is terminated pursuant to Section 7.1(e) for any reason other than as set forth in the preceding sentence, then Company shall be entitled to pursue any and all rights and remedies it may have at Law or in equity against Parent or Purchaser but will be limited to a maximum aggregate recovery against Parent, Purchaser and their affiliates of $100,000. The remedies set forth in this Section 7.2(b)(iii) will constitute the sole and exclusive remedies of the Company for any claims arising from Section 7.1(e) of this Agreement.

     (c) The term "Expenses" means all reasonable out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser, or the Company, as the case may be, or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including, but not limited to, in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or such financing, and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent or Purchaser, or the Company, as the case may be.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in
Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Sections 5.4(b), 5.6, 7.2 and 8.3 shall survive termination indefinitely.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or
(c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a) if to Parent or Purchaser:

     c/o The Riverside Company
     Rockefeller Center
     630 Fifth Avenue, Suite 1530
     New York, NY 10011
     Attention: Chief Financial Officer
     Facsimile: 212-265-6478

     With a copy (which shall not constitute notice) to:

     Jones Day
     2882 Sand Hill Road
     Suite 240
     Menlo Park, CA 94025
     Attention: Sean M. McAvoy
     Facsimile: 650.739.3900

     (b) if to the Company:

     The Dwyer Group, Inc.
     1010 N. University Parks Drive
     Waco, TX 76707
     Attention: President
     Facsimile: 254.745.2590

     With a copy (which shall not constitute notice) to:

     Schiff, Hardin & Waite
     6600 Sears Tower
     Chicago, IL 60606
     Attention: Michael D. Lurie
     Facsimile: 312.258.5600

     SECTION 8.3 Expenses. Except as expressly set forth in Section 7.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 8.4 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b) "Change of Control " means if at any time any of the following events shall have occurred:

          (i) Parent is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of Parent Common Stock outstanding immediately prior to such transaction;

          (ii) Parent sells or otherwise transfers all or substantially all of its assets to any other corporation (other than a subsidiary of Parent) or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Parent Common Stock outstanding immediately prior to such sale or transfer;

          (iii) If 2000 Riverside Capital Appreciation Fund, L. P. together with its affiliates cease for any reason, other than a public offering of the Parent's equity securities, to own a majority of the combined voting power of the outstanding securities of Parent;

          (iv) If, at any time after any public offering of any of Parent's equity securities, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act ) (other than Parent, any trustee or other fiduciary holding securities under an employee benefit plan of Parent, or any corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent), directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent's then outstanding securities; or

          (v) The stockholders of Parent approve a plan of complete liquidation or dissolution of Parent.

     (c) "Company Material Adverse Effect" means any change or effect that is materially adverse to the business, assets, properties (including intangible properties), financial condition, results of operations, liabilities or regulatory status of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change or effect that results from (i) conditions affecting the United States economy generally; (ii) conditions affecting the franchising industry generally, so long as such changes or effects do not affect the Company and its Subsidiaries in a disproportionate manner as compared to companies of a similar size; and (iii) any acts of terrorism against the United States or any war involving the armed forces of the United States; provided, further that the Company shall bear the burden of proof in any proceeding or action with regard to establishing that any change or effect is not Company Material Adverse Effect because it is attributable to the causes or effects set forth in clauses (i), (ii) or (iii) of this sentence;

     (d) "control " (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "EBITDA" means the Company's consolidated net income as reflected in the Company's consolidated financial statements for the relevant period, excluding (i) any extraordinary gains or losses, plus (i) the amount reflected in such financial statements as expenses incurred for interest, income Taxes, depreciation and amortization, but only to the extent that such items were deducted in computing the Company's consolidated net income, and (ii) any expenses or charges relating to the consummation of the transactions contemplated by this Agreement, including, without limitation, any and all financial advisory fees and expenses, legal and accounting fees and expenses, printing, mailing and proxy solicitation costs, filing fees and expenses and compensation, in the amounts set forth on Section 3.6 of the Disclosure Schedule, paid to members of the independent special committee of the Board of Directors, calculated consistent with prior practice and in each case (x) in accordance with GAAP as in effect during such period and as consistently applied by the Company; and (y) without giving effect after the date of this Agreement to any (A) change in any accounting, financial reporting or Tax practice or policy of the Company or any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax (B) write-off or write-down of or any determination to write-off or down any of the assets and properties of the Company not consistent with prior practice (C) change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Company not in the ordinary course of business consistent with prior practice;

     (f) "knowledge of the Company" or words of similar import means all information that is actually known after reasonable inquiry by the individuals set forth on Section 8.4 of the Disclosure Schedule;

     (g) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization;

     (h) "tax structure" means any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transaction; and

     (i) "tax treatment" means a purported or claimed Federal income tax treatment of the transaction.

     SECTION 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Voting Agreement, the Contribution Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as expressly provided in Article I, Section 5.7 and Section 5.11 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such persons only following the Effective Time), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     SECTION 8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent or to or for the account of any financing sources solely and specifically for the purposes of securing any debt; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     SECTION 8.10 Amendment. This Agreement may be amended by agreement of the parties hereto in writing by action taken by (a) Parent and Purchaser, and (b) by or on behalf of the Company's Board of Directors at any time before the Effective Time notwithstanding the adoption of this Agreement by the stockholders of the Company; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.11 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and, except as otherwise set forth in Section 7.2, none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

     SECTION 8.12 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or an Delaware state court.

     SECTION 8.13 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.

     SECTION 8.14 Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

               [The rest of this page intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TDG HOLDING COMPANY

                                          By:       /s/ STUART BAXTER
                                            ------------------------------------
                                              NAME: STUART BAXTER
                                              TITLE: PRESIDENT

                                          TDG MERGER CO.

                                          By:       /s/ STUART BAXTER
                                            ------------------------------------
                                              Name: Stuart Baxter
                                              Title:   President

                                          THE DWYER GROUP, INC.

                                          By:     /s/ DINA DWYER-OWENS
                                            ------------------------------------
                                              Name: Dina Dwyer-Owens
                                              Title:   President & CEO

                                   EXHIBIT B

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

                         SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   EXHIBIT C

              FAIRNESS OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

                                                                    May 10, 2003

Independent Special Committee
  of the Board of Directors
The Dwyer Group, Inc.
1010 N. University Parks Dr.
Waco, TX 76707

Board of Directors
The Dwyer Group, Inc.
1010 N. University Parks Dr.
Waco, TX 76707

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, of the $6.75 per share cash consideration (the "Merger Consideration") to be received in connection with the proposed merger (the "Merger") of The Dwyer Group, Inc. (the "Company") and TDG Merger Co. (the "Merger Sub"), pursuant to the Agreement and Plan of Merger substantially in the form of a draft dated May 6, 2003 (the "Merger Agreement"), by and among TDG Holding Company ("Parent"), Merger Sub, a wholly-owned subsidiary of Parent, by holders of common stock, $0.10 par value per share, of the Company other than the Rollover Stockholders and Parent (the "Minority Stockholders"). Unless otherwise defined, all capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

     In connection with our review of the Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of the Company for the five years ended December 31, 2002; (c) the unaudited financial statements of the Company for the three months ended March 31, 2003; (d) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company, as the case may be. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

     William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets,
(iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the business and consumer services market, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

     Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors and the Independent Special Committee of the Board of Directors of the Company in connection with their consideration of the transactions contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Minority Stockholders of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger, and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in proxy materials of the Company with respect to the Merger, and any amendments thereto.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Minority Stockholders.

                                          Very truly yours,

                                          /s/ WILLIAM BLAIR & COMPANY, L.L.C.
                                          --------------------------------------
                                             William Blair & Company, L.L.C.

                                   EXHIBIT D

INFORMATION RELATING TO DWYER AND TDG HOLDING COMPANY PARTIES

     The following sets forth certain information relating to Dwyer, Dwyer Investments Ltd., members of Dwyer management, TDG Merger Co., TDG Holding Company and certain affiliates of TDG Holding Company that Dwyer is required to provide under SEC rules.

THE DWYER GROUP, INC.

     The Dwyer Group, Inc. is a Delaware corporation. The principal business address of Dwyer is 1010 North University Parks Drive, Waco, Texas 76707.

     Neither Dwyer, nor to the best of its knowledge, any of its respective directors, executive officers or controlling persons, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) were a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Each of Dwyer's executive officers and directors is a U.S. citizen.

  EXECUTIVE OFFICERS AND DIRECTORS OF DWYER

NAME                                                  PRINCIPAL OCCUPATION
----                                                  --------------------
Theresa Dwyer............................   Chairperson of the Board of Directors and
                                            Director
Dina Dwyer-Owens.........................   President, Chief Executive Officer and
                                            Director
Robert Tunmire...........................   Executive Vice President and Director
Thomas J. Buckley........................   Vice President, Treasurer and Chief
                                            Financial Officer
Deborah Wright-Hood......................   Vice President of Administration,
                                            Secretary and Assistant Treasurer
Michael Bidwell..........................   Chief Operating Officer
Donald J. Dwyer, Jr......................   Director of International Operations and
                                            Director
Burton D. Cohen..........................   Director
John P. Hayes............................   Director
Donald E. Latin..........................   Director

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     Theresa Dwyer. Mrs. Dwyer has been Chairperson of the Board of Directors since July 1995, and Director since December 1994. She is the majority stockholder of the following privately held companies: Worldwide Refinishing Systems, Inc., Worldwide Supply, Inc., and Dwyer Real Estate. Mrs. Dwyer also serves as Managing Partner of Dwyer Investments, Ltd.

     Dina Dwyer-Owens. Ms. Dwyer-Owens has served as President and Chief Executive Officer since January 1, 1999 and has been a Director since 1989. Prior to that time, she served as Vice President of Operations since September 1995 after serving as Co-Chairperson of the Board of Directors from December 1994 to July 1995. Ms. Dwyer-Owens also served as Secretary of Dwyer from 1989 through December 1998. She also serves as Director of Rainbow, Mr. Rooter and National Accounts. Ms. Dwyer-Owens has approximately 22 years experience in the franchising industry.

     Robert Tunmire. Mr. Tunmire has been Executive Vice President since January 1, 1999. Prior to that time, he served as President and Chief Executive Officer of Dwyer since December 1994 after serving as Executive Vice President since June 1993. Mr. Tunmire also currently serves as President of Synergistic International, Inc. (d/b/a Glass Doctor). Mr. Tunmire served as President of Dwyer, then operating as Mr. Rooter Corporation, from January 1992 through May 1993. From 1989 to 1992, he served as Vice President of Mr. Rooter. From December 1980 until May 1989, Mr. Tunmire was employed by Rainbow, most recently as Executive Vice President of Franchise Counseling. He also serves as Director of Mr. Rooter and National Accounts. Mr. Tunmire has approximately 27 years experience in the franchising industry.

     Thomas J. Buckley. Mr. Buckley has served as Treasurer and Chief Financial Officer since August 1997 and as Vice President since June 1998. He also served as President of Mr. Electric from May 1999 to May 2002. Prior to employment by Dwyer, he served as Chief Financial Officer of Watermarc Food Management Co. since 1994. From 1990 to 1994, Mr. Buckley served as Vice President of Finance and Franchising for Western Sizzlin' Restaurants. Mr. Buckley has also owned and operated his own franchising business as a regional franchisor of SpeeDee Oil Change & Tune-Up, and has 21 years overall experience in the franchising industry.

     Deborah Wright-Hood. Ms. Wright-Hood has served as Secretary of Dwyer since December 1998 and as Vice President of Administration since June 1998. Prior to that time, she was employed by Dwyer in various capacities since 1985, including Director of Administration since 1994. Ms. Wright-Hood was also President of Worldwide Supply, Inc. from 1985 until December 2000. She also serves as Director of Aire Serv, Mr. Appliance, Mr. Electric, Rainbow and Glass Doctor. Ms. Wright-Hood has over 23 years experience in the franchising industry.

     Michael Bidwell. Mr. Bidwell has been Chief Operating Officer since July 2000, has been President of Mr. Rooter and Mr. Appliance since August 1998 and has been President of Aire Serv Heating & Air Conditioning, Inc. since May 2003. He also served as President of Rainbow from July 1995 to February 2002. Mr. Bidwell was a Rainbow franchisee in Tucson, Arizona from April 1984 to June 1995, and a Mr. Rooter franchisee from August 1992 to June 1995. From 1986 to June 1995, Mr. Bidwell served as President of Ramsoo, Inc., an Arizona corporation, which operated the Rainbow and Mr. Rooter franchises in Tucson, Arizona. From November 1987 until July 1995, Mr. Bidwell was also a franchisee and regional director for Worldwide Refinishing Systems, Inc., a related party to Dwyer. Mr. Bidwell also serves as a Director of National Accounts. Mr. Bidwell has over 18 years experience in the franchising industry.

     Donald J. Dwyer, Jr. Mr. Dwyer has served as a Director since May 1989. Mr. Dwyer is currently, and has been since 1994, employed by Dwyer as Director of International Operations. He previously served as Director of International Operations for Rainbow from 1987 to 1994. He also serves as Director of Rainbow and Mr. Rooter. Mr. Dwyer has approximately 19 years experience in the franchising industry.

     Burton D. Cohen. Mr. Cohen has served as a director since May 2002. Since July 1999, Mr. Cohen has served as a business consultant. In July 1999, he retired as Senior Vice President and Chief Franchising Officer of McDonald's Corporation, a position he held since 1980. In that role, he was responsible for overseeing McDonald's franchising activities worldwide. During that time, he also served as Advisory Member of McDonald's Corporation Board of Directors. Mr. Cohen was with McDonald's for a total of 35 years. Prior to 1980, he served as Assistant General Counsel and Director of McDonald's corporate legal department.

     John P. Hayes. Mr. Hayes has served as a Director since July 1994. He founded and served, from 1987 to 1995, as President of The Hayes Group, Inc., an international marketing and promotion company specializing in franchised businesses. Since 1996, Mr. Hayes has served as a consultant to franchisers. Mr. Hayes has approximately 24 years experience in the franchising industry.

     Donald E. Latin. Mr. Latin has served as a Director since July 1995. He founded and, since 1986, has served as President of D. Latin and Company, Inc., an investment banking company which provides such corporate finance services as: the raising of capital, mergers and acquisitions, valuation of businesses, fairness opinions, and other financial advisory services.

DWYER INVESTMENTS, LTD.

     Dwyer Investments, Ltd. is a Texas limited partnership, whose principal business consists of holding Dwyer common stock for investment. The principal business and office address of Dwyer Investments is 1010 North University Parks Drive, Waco, Texas 76707. Theresa Dwyer is the managing general partner of Dwyer Investments.

     Neither Dwyer Investments, nor to the best of its knowledge, any of its respective partners, executive officers or controlling persons, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) were a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Each of Dwyer Investments' general partners is a U.S. citizen.

  GENERAL PARTNERS OF DWYER INVESTMENTS

NAME                                                         PRINCIPAL OCCUPATION
----                                                         --------------------
Theresa Dwyer...................................  Chairperson of the Board of Directors of
                                                  Dwyer
Donald J. Dwyer, Jr.............................  Director of International Operations of
                                                  Dwyer
Donna Dwyer-Van Zandt...........................  Real estate agent with Coldwell Banker
Deborah Wright-Hood.............................  Vice President of Administration, Secretary
                                                  and Assistant Treasurer of Dwyer
Dina Dwyer-Owens................................  President and Chief Executive Officer of
                                                  Dwyer
Darren Dwyer....................................  Insurance agent with Farm & Ranch
                                                  Healthcare
Douglas Dwyer...................................  President of Worldwide Refinishing Systems,
                                                  Inc.

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     Since its formation, Theresa Dwyer has been the managing general partner of Dwyer Investments. Additional information about the material occupations, offices or employment of Mrs. Dwyer is provided above under The Dwyer Group, Inc.

     Since its formation, Donald J. Dwyer, Jr., Donna Dwyer-Van Zandt, Deborah Wright-Hood, Dina Dwyer-Owens, Darren Dwyer and Douglas Dwyer have served as general partners of Dwyer Investments. Additional information about the material occupations, offices or employment of Theresa Dwyer, Donald J. Dwyer, Jr., Deborah Wright-Hood and Dina Dwyer-Owens is provided above under The Dwyer Group, Inc.

     Donna Dwyer-Van Zandt. Ms. Dwyer-Van Zandt has been a real estate broker with Coldwell Banker, J. Stewart Realtors in Waco, Texas since January 2003 and has served as the Vice President Real Estate and a broker for Dwyer Real Estate & Development, Inc. since 1981. During 2002, Ms. Dwyer-Van Zandt did real estate consulting work in Waco, Texas, and from 1998 until 2000, Ms. Dwyer-Van Zandt was affiliated with WHY USA Real Estate as a Texas franchise developer.

     Darren Dwyer. Mr. Dwyer has been a sales agent with Farm & Ranch Health Care since January 2003. From June 2000 until June 2001, Mr. Dwyer was a driver for Overnite Transportation, and from November 1999 until May 2000, Mr. Dwyer was a driver from USA Truck. From March 1999 until May 1999, Mr. Dwyer was an investor service representative with Janus Mutual Funds.

     Douglas Dwyer. Mr. Dwyer has been the President and Chief Operating Officer for Worldwide Refinishing Systems, Inc. (d/b/a DreamMaker Bath & Kitchen by Worldwide) since December 1997.

THE ROLLOVER STOCKHOLDERS

     The principal business and office address of each of the Rollover Stockholders is 1010 North University Parks Drive, Waco, Texas 76707. Each of the Rollover Stockholders is a citizen of the United States.

     None of the Rollover Stockholders (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     Additional information about the material occupations, offices or employment of Theresa Dwyer, Dina Dwyer-Owens, Robert Tunmire, Thomas J. Buckley, Deborah Wright-Hood, Michael Bidwell and Donald J. Dwyer, Jr. is provided above under The Dwyer Group, Inc., and additional information about the material occupations, offices or employment of the general partners of Dwyer Investments is provided above under Dwyer Investments, Ltd.

     David Bethea. Mr. Bethea has been the Vice President -- Franchise Support of Dwyer since May 2001 and the President of Rainbow since April 2002. From December 2000 until May 2001, Mr. Bethea was the Chief Operating Officer of Fiducial, Inc. From August 1999 until November 2000, Mr. Bethea was the President and Chief Executive Officer of Century Small Business Solutions and from July 1998 until August 1999 was the Chief Operating Officer of Centruy Small Business Solutions.

     Michael Hawkins. Mr. Hawkins has been the Vice President of Franchise Sales for the Dwyer since May 1995.

     James Johnston, Jr. Mr. Johnston has been the General Counsel for Dwyer since November 1998 and was appointed as Vice President of Legal & Governmental Affairs for Dwyer in July 2002.

TDG HOLDING COMPANY

     TDG Holding Company is a Delaware corporation that is wholly owned by RCAF 2000. TDG Holding Company was formed for the purpose of holding all of the capital stock of TDG Merger Co. The principal business and office address of TDG Holding Company is c/o The Riverside Company, Rockefeller Center, 630 Fifth Avenue, Suite 1530, New York, New York 10011.

     Neither TDG Holding Company, nor to the best of its knowledge, any of its respective directors, executive officers or controlling persons, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) were a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Each of TDG Holding Company's executive officers and directors is a U.S. citizen.

  EXECUTIVE OFFICERS AND DIRECTORS OF TDG HOLDING COMPANY

NAME                                                  PRINCIPAL OCCUPATION
----                                                  --------------------
Stuart C. Baxter.........................   Director and President
Loren J. Schlachet.......................   Director, Vice President and Secretary
Bela R. Schwartz.........................   Vice President and Treasurer

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     Stuart C. Baxter. Mr. Baxter has been Director and President of TDG Holding Company since its formation in May 2003. Mr. Baxter joined Riverside in 1997. From 1997 to 2000, Mr. Baxter was directly responsible for managing the investment activities of Riverside Central Europe Fund L.L.C. (a private investment fund managed by Messrs. Kohl and Szigethy, the managing partners of RCAF 2000) in the Czech Republic, Hungary and Poland, supervising all negotiations, legal due diligence and post-acquisition advisory and restructuring work. From 1995 to 1997, Mr. Baxter was Director of Crimson Capital's Czech Restructuring and Privatization Group. Prior to that, Mr. Baxter was President of AI International Corporation, the U.S.-based holding company for a high-net-worth Kuwaiti family. He spent 12 years at AI International, managing various operating businesses, venture capital and real estate portfolios and completing over 30 acquisitions.

     Loren J. Schlachet. Mr. Schlachet has been Director, Vice President and Secretary of TDG Holding Company since its formation in May 2003. Before joining Riverside in 2000, Mr. Schlachet was an associate for Claremont Capital Corporation and TCW Capital and an analyst for Deutsche Morgan Grenfell.

     Bela R. Schwartz. Mr. Schwartz has been Vice President and Treasurer of TDG Holding Company since its formation in May 2003. Mr. Schwartz joined Riverside in 1998 after serving as Vice President Finance at Bassini, Playfair & Associates LLC, an emerging market private equity firm specializing in Latin America. Prior to that, Mr. Schwartz was Chief Financial Officer and Treasurer of The Clipper Group, L.P., Windward Capital Partners, L.P. and Securities Capital, LLC -- each independent merchant banking affiliates of CS First
Boston -- where he previously was an Assistant Vice President. Before CS First Boston, Mr. Schwartz spent four years as Budget Director for Institutional Investor magazine.

TDG MERGER CO.

     TDG Merger Co. is a Delaware corporation that is wholly owned by TDG Holding Company. TDG Merger Co. was formed solely for the purpose of acquiring all of the outstanding shares of Dwyer common stock. The principal business and office address of TDG Merger Co. is c/o The Riverside Company, Rockefeller Center, 630 Fifth Avenue, Suite 1530, New York, New York 10011.

     Neither TDG Merger Co., nor to the best of its knowledge, any of its respective directors, executive officers or controlling persons, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) were a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Each of TDG Merger Co.'s executive officers and directors is a U.S. citizen.

  EXECUTIVE OFFICERS AND DIRECTORS OF TDG MERGER CO.

NAME                                                  PRINCIPAL OCCUPATION
----                                                  --------------------
Stuart C. Baxter.........................   Director and President
Loren J. Schlachet.......................   Director, Vice President and Secretary
Bela R. Schwartz.........................   Vice President and Treasurer

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     The material occupations, positions, officers or employment of the directors and executive officers of TDG Merger Co. are provided above under TDG Holding Company.

2000 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

     RCAF 2000 is a Delaware limited partnership, whose principal business is searching for, negotiating, structuring, acquiring, holding, selling and refinancing equity interests in operating businesses on behalf of itself and its affiliates and performing all things incidental to or growing out of such activities. TDG Holding Company is wholly owned by RCAF 2000. The principal business and office address of RCAF 2000 is c/o The Riverside Company, Rockefeller Center, 630 Fifth Avenue, Suite 1530, New York, New York 10011, and the telephone number of RCAF 2000 is (212) 265-6575.

     Neither RCAF 2000, nor to the best of its knowledge, any of its respective partners, executive officers or controlling persons, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) were a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Each of RCAF 2000's managing general partners is a U.S. citizen.

  EXECUTIVE OFFICERS AND MANAGING PARTNERS OF THE GENERAL PARTNER

NAME                                                  PRINCIPAL OCCUPATION
----                                                  --------------------
Stuart A. Kohl...........................   Managing General Partner
Bela Szigethy............................   Managing General Partner

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     Stuart A. Kohl. Since its formation in 2000, Mr. Kohl has been a Managing General Partner of RCAF 2000. Mr. Kohl has 15 years of leveraged buyout investing experience, including eight years with Riverside. Prior to joining Riverside in 1993, he was a Vice President of Citicorp Venture Capital, where he worked for five years. Before that, he was Chief Operating Officer of the National Cooperative Business Association in Washington, D.C.

     Bela Szigethy. Since its formation in 2000, Mr. Szigethy has been a Managing General Partner of RCAF 2000. Mr. Szigethy has 20 years of corporate finance experience, including 14 years as a leveraged buyout investor with Riverside. Prior to founding Riverside in 1988, he was a Vice President in the leveraged acquisition department of Citibank, N.A., where he worked for seven years.

     There are no executive officers of RCAF 2000 because it is controlled by its general partner, Riverside Capital Associates 2000, LLC.

RIVERSIDE CAPITAL ASSOCIATES 2000, LLC

     The general partner of RCAF 2000 is Riverside Capital Associates 2000, LLC (the "General Partner"), a Delaware limited liability company, whose principal business is searching for, negotiating, structuring, acquiring, holding, selling and refinancing equity interests in operating businesses on behalf of itself and its affiliates and performing all things incidental to or growing out of such activities. The principal business and office address of the General Partner is c/o The Riverside Company, Rockefeller Center, 630 Fifth Avenue, Suite 1530, New York, New York 10011, and the telephone number of the General Partner is (212) 265-6575.

     Neither the General Partner, nor to the best of its knowledge, any of its respective members, executive officers or controlling persons, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) were a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Each of the General Partner's members and executive officers is a U.S. citizen.

  EXECUTIVE OFFICERS AND MEMBERS OF THE GENERAL PARTNER

NAME                                                      PRINCIPAL OCCUPATION
----                                                      --------------------
Stuart A. Kohl............................   Managing Member and Co-Chief Executive Officer
Bela Szigethy.............................   Managing Member and Co-Chief Executive Officer
Bela R. Schwartz..........................   Vice President and Secretary

  MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING PREVIOUS FIVE YEARS

     Stuart A. Kohl. Since its formation in 2000, Mr. Kohl has been a Managing Member and Co-Chief Executive Officer of General Partner. Additional information about the material occupations, offices or employment of Mr. Kohl are provided above under RCAF 2000.

     Bela Szigethy. Since its formation in 2000, Mr. Szigethy has been a Managing Member and Co-Chief Executive Officer of General Partner. Additional information about the material occupations, offices or employment of Mr. Szigethy are provided above under RCAF 2000.

     Bela R. Schwartz. Since its formation, Mr. Schwartz has been the Vice President and Secretary of General Partner. Additional information about the material occupations, offices or employment of Mr. Schwartz are provided above under TDG Holding Company.